UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THE HABIT RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A Common Stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies:

As of the close of business on January 29, 2020, there were (A) 20,779,567 shares of Class A common stock; (B) 851,500 shares of Class A common stock underlying stock options of the Company (each, a “Company Stock Option”) with an exercise price below the merger consideration of $14.00 per share; (C) 411,221 shares of Class A common stock subject to (or deliverable pursuant to) restricted stock units of the Company (each, a “Company RSU”); and (D) 5,336,807 shares of Class A common stock (the “Exchange Shares”) to be issued pursuant to the Exchange (as defined herein).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 20,779,567 shares of Class A common stock, multiplied by $14.00; (B) 851,500 shares of Class A common stock issuable upon the exercise of Company Stock Options with an exercise price less than $14.00, multiplied by $4.27 (which is the difference between $14.00 and the weighted average exercise price of $9.73 for such options); (C) 411,221 shares of Class A common stock subject to (or deliverable pursuant to) Company RSUs, multiplied by $14.00; and (D) 5,336,807 Exchange Shares, multiplied by $14.00.

	(4)	Proposed maximum aggregate value of transaction: $375,022,235
(5)

Total fee paid:

$48,678

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filed fee was determined by multiplying $375,022,235 (the proposed maximum aggregate value of the transaction) by .0001298.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2020

The Habit Restaurants, Inc.

17320 Red Hill Avenue

Suite 140

Irvine, California 92614

[●], 2020

Dear Habit Restaurants Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of The Habit Restaurants, Inc. (“Habit” or the “Company”) to be held on [●] [●], 2020, at [●], at 9:00 a.m. Pacific time.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to approve the adoption of the Agreement and Plan of Merger, dated January 5, 2020 (the “Merger Agreement”), by and among Habit, YUM! Brands, Inc. (“Parent”), and YEB Newco Inc., (“Merger Sub”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the adoption of the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Habit, with Habit continuing as the surviving corporation and a wholly-owned direct subsidiary of Parent (the “Merger”). Concurrently with the time at which the Merger will become effective (the “Effective Time”), in accordance with the Fifth Amended and Restated Limited Liability Company Agreement of The Habit Restaurants, LLC and the certificate of incorporation of the Company, each unit of The Habit Restaurants, LLC not held by Habit or one of its subsidiaries, whether vested or unvested, together with one share of Class B common stock, par value $0.01 per share, of the Company (“Class B common stock”), will be exchanged (the “Exchange”) for one share of Class A common stock, par value $0.01 per share, of the Company (“Class A common stock” and collectively with Class B common stock, “common stock”), as is more particularly described in the Merger Agreement, and each share of Class B common stock will automatically be cancelled immediately upon consummation of the Exchange.

If the Merger is completed, you will be entitled to receive $14.00 in cash, without interest thereon and net of any applicable withholding of taxes, for each share of Class A common stock that is issued and outstanding and that you own, in each case immediately prior to the Effective Time, together with each share of Class A common stock resulting from the Exchange, as described herein (unless you have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing, and have properly exercised your statutory rights of appraisal in respect of such shares of common stock under Delaware law), which represents a premium of approximately: (1) 33.2% to the closing price of Class A common stock on January 3, 2020, the last trading day prior to the Company’s announcement of the Merger Agreement, (2) 31.8% to the 30-day volume weighted average price ending on January 3, 2020, and (3) 39.2% to the 90-day volume weighted average price ending on January 3, 2020.

A special committee (the “Committee”) of our Board of Directors, consisting solely of independent directors, reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Committee unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) recommended that the Board of Directors approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated thereby; (iii) recommended that the Board of Directors direct that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (iv) recommended that the Board of Directors resolve to recommend that the Company’s stockholders adopt the Merger Agreement.

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Committee, has unanimously (except for the abstention of directors affiliated with KarpReilly GP, LLC with respect to approval of the TRA Amendment (as defined below)): (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby; (iii) directed that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the approval of the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Each outstanding share of Class A common stock and Class B common stock entitles the holder of record at the close of business on [●], 2020 (the “Record Date”) to receive notice of and to vote at the Special Meeting. Each share of common stock entitles the record holder thereof as of the close of business on Record Date to one vote.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Committee and Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the adoption of the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person at the Special Meeting, you must obtain a “legal proxy.”

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to approve the adoption of the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Habit common stock.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 515-4507

Email: HABT@dfking.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Russell W. Bendel

Chief Executive Officer & President

The accompanying proxy statement is dated [●], 2020 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2020.

The Habit Restaurants, Inc.

17320 Red Hill Avenue

Suite 140

Irvine, California 92614

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2020

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of The Habit Restaurants, Inc., a Delaware corporation (“Habit” or the “Company”), will be held on [●] [●], 2020, at [●], at 9:00 a.m. Pacific time, for the following purposes:

1. To consider and vote on the proposal to approve the adoption of the Agreement and Plan of Merger, dated January 5, 2020, (the “Merger Agreement”), by and among Habit, YUM! Brands, Inc. (“Parent”), and YEB Newco Inc., (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Habit, with Habit continuing as the surviving corporation and a wholly-owned direct subsidiary of Parent (the “Merger”);

2. To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the adoption of the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on [●], 2020, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment or postponement thereof.

Based upon the recommendation of a special committee of our Board of Directors, consisting solely of independent directors, the Board of Directors unanimously recommends that you vote: (1) “FOR” the approval of the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Each outstanding share of the Company’s Class A common stock and Class B common stock entitles the holder of record at the close of business on [●], 2020 to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the adoption of the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person at the Special Meeting, you must obtain a “legal proxy.”

By Order of the Board of Directors,

Russell W. Bendel
Chief Executive Officer & President

Dated: [●], 2020

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) THROUGH THE INTERNET; (2) BY TELEPHONE; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the adoption of the Merger Agreement, without your instructions. If you hold your shares through a bank, broker or other nominee and want to vote in person at the Special Meeting, you must obtain a “legal proxy.”

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 515-4507

Email: HABT@dfking.com

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of YEB Newco Inc. with and into The Habit Restaurants, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Habit,” “the Company,” “we,” “our,” “us” and similar words refer to The Habit Restaurants, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to YUM! Brands, Inc. as “Parent” and YEB Newco Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated January 5, 2020, by and among the Company, Parent and Merger Sub, as the “Merger Agreement”; the Class A common stock, par value $0.01 per share, as “Class A common stock”; the Class B common stock, par value $0.01 per share, as “Class B common stock,” and collectively with Class A common stock, “common stock”; the units of The Habit Restaurants, LLC as the “LLC Units”; and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger (Page 25)

The Habit Restaurants, Inc.

Habit is a burger-centric, fast-casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was recently named Best Regional Food in USA Today’s 2019 Best Readers’ Choice Awards. The first Habit Burger Grill opened in Santa Barbara, California in 1969. Habit has since grown to over 270 restaurants, including locations in 13 states. The Class A common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “HABT.”

YUM! Brands, Inc.

Yum! Brands, Inc., based in Louisville, Kentucky, has over 49,000 restaurants in more than 145 countries and territories primarily operating the company’s restaurant brands—KFC, Pizza Hut and Taco Bell—global leaders of the chicken, pizza and Mexican-style food categories. Worldwide, the Yum! Brands system opens over eight new restaurants per day on average, making it a leader in global retail development. In 2018, Yum! Brands was named to the Dow Jones Sustainability North America Index and ranked among the top 100 Best Corporate Citizens by Corporate Responsibility Magazine. In 2019, Yum! Brands was named to the Bloomberg Gender-Equality Index for the second consecutive year.

YEB Newco Inc.

Merger Sub is a wholly-owned direct subsidiary of Parent and was formed on January 3, 2020, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The Merger (Page 25)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Habit, with Habit continuing as the surviving corporation and as a wholly-owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Class A common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, Class A common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Habit will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration (Page 26)

Habit Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any of the following securities: (i) each share of Class A common stock issued and outstanding immediately prior to the Effective Time and (ii) each share of Class A common stock resulting from the Exchange (as defined below) (in each case, other than any shares of common stock owned by Parent, Merger Sub, the Company or any of their direct or indirect wholly-owned subsidiaries issued and outstanding (or held in treasury by the Company) immediately prior to the Effective Time, and any shares of common stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted to approve the adoption of the Merger Agreement or consented to the adoption of the Merger Agreement in writing and properly demands appraisal rights of such shares of common stock pursuant to, and who has complied in all respects with, the provisions of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be converted into the right to receive $14.00 per share of Class A common stock, in cash, without interest, subject to any withholding taxes required by applicable law (the “Merger Consideration”).

Concurrently with the Effective Time, in accordance with Section 3.9 of the Fifth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of The Habit Restaurants, LLC (“Habit LLC”) and the certificate of incorporation of the Company, each LLC Unit not held by the Company or one of its subsidiaries, whether vested or unvested, together with one share of Class B common stock will, pursuant to the terms of the LLC Agreement, be exchanged for one share of Class A common stock (the “Exchange”), as is more particularly described in the Merger Agreement, and each share of Class B common stock will automatically be cancelled immediately upon consummation of the Exchange.

Prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company cash in amount sufficient to pay the aggregate Merger Consideration for payment of each share of Class A common stock, including each share of Class A common stock resulting from the Exchange. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Surrender of Shares.”

If you held shares of Class A common stock immediately prior to the Effective Time, after the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights pursuant to Section 262 of the DGCL may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Stock Options and Company RSUs

The Merger Agreement provides that all equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

•

each option to acquire shares of Class A common stock of the Company (each, a “Company Stock Option”) and each restricted stock unit of the Company (each, a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time will, automatically and without any action on the part of the holder thereof, to the extent then unvested, vest in full;

•

each Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled and the former holder of such cancelled Company Stock Option will be entitled to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Class A common stock subject to the outstanding portion of such option as of the Effective Time, multiplied by (ii) the amount, if any, by which $14.00 exceeds the exercise price per share of the Class A common stock underlying the Company Stock Option, less any applicable withholding or other taxes, or other amounts required to be withheld; provided that if the exercise price per share is equal to or greater than $14.00, the option will be cancelled for no consideration; and

•

each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and the former holder of such cancelled Company RSU will be entitled to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Class A common stock then subject to (or deliverable pursuant to) such Company RSU, multiplied by (ii) $14.00, less any applicable withholding or other taxes, or other amounts required to be withheld.

For more information, please see the section of this proxy statement captioned “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Treatment of Company Stock Options; Treatment of Company RSUs.”

Material U.S. Federal Income Tax Consequences of the Merger (Page 78)

The receipt of cash by Habit stockholders in exchange for shares of Class A common stock in the Merger will be a taxable transaction to Habit stockholders for U.S. federal income tax purposes. Such receipt of cash by each of our stockholders that is a U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash per share that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Class A common stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A Habit stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Class A common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

The discussion of tax consequences of the Merger in this proxy to Habit stockholders only applies to holders of shares of Class A common stock in respect of such shares. Such holders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Habit stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under

U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Appraisal Rights (Page 72)

If the Merger is consummated and certain conditions are met, Habit stockholders who continuously hold shares of Class A common stock through the Effective Time, who do not vote in favor of, or consent in writing to, the adoption of the Merger Agreement, who properly demand appraisal of their shares, who do not fail to perfect, effectively withdraw or otherwise lose their right to appraisal and who otherwise comply in all respects with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Habit stockholders may be entitled to have their shares of Class A common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Class A common stock as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, Habit stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Habit stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Class A common stock.

To exercise appraisal rights, Habit stockholders must: (1) not submit a proxy, or otherwise vote or consent, in favor of the adoption of the Merger Agreement, (2) deliver to Habit (at the address set forth below in the section of this proxy statement captioned “The Merger—Appraisal Rights”) a written demand for appraisal before the vote is taken on the proposal to approve the adoption of the Merger Agreement; (3) continue to hold shares of common stock of record from the date of making the demand through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the Habit stockholders seeking appraisal. The requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of Class A common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger (Page 81)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

On January 13, 2020, Habit and Parent made the filings required to be made under the HSR Act. The applicable waiting period under the HSR Act expired at 3:34 pm ET on January 27, 2020.

Conditions to the Merger (Page 99)

The obligations of Habit, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver of customary conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the holders of at least a majority of the issued and outstanding shares of common stock;

•	any applicable waiting period (or any extension thereof) under the HSR Act in respect of the transactions contemplated by the Merger Agreement has expired or been terminated;

•

no law, decree, judgment, order or injunction promulgated, enacted, entered, enforced or issued by any governmental entity is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger;

•

in the case of Parent and Merger Sub, (i) the representations and warranties of the Company with respect to capitalization, authority and brokers and certain fees being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except for de minimis inaccuracies, (ii) the representations and warranties of the Company with respect to absence of certain changes or events being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date, (iii) the representations and warranties of the Company regarding the Merger Agreement and the Merger not conflicting with its governing documents being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), (iv) the other representations and warranties of the Company set forth in the Merger Agreement being true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (v) since the date of the Merger Agreement, there having been no circumstance, fact, change, effect, event, development, inaccuracy, occurrence or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

•

in the case of the Company, (i) certain representations and warranties of Parent and Merger Sub regarding authority and brokers being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except for de minimis inaccuracies, (ii) the representations and warranties of Parent and Merger Sub regarding the Merger Agreement and the Merger not conflicting with their governing documents being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date) and (iii) the other representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

the performance in all material respects by Habit, Parent and Merger Sub of their respective obligations, agreements or covenants required to be performed by them under the Merger Agreement on or before the closing; and

•

each of Habit and Parent having delivered to the other a certificate dated as of the Closing Date signed on behalf of Habit or Parent, as applicable, by a senior executive officer of Habit or Parent, as applicable, to the effect that the applicable conditions set forth in the bullets in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Merger” have been satisfied.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Merger.”

Financing of the Merger (Page 70)

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Tax Receivable Agreement Amendment (Page 70)

In connection with the initial public offering of shares of Class A common stock, the Company entered into a tax receivable agreement (the “TRA”) with certain owners of equity interests of Habit LLC as of immediately prior to such initial public offering. The TRA provided for certain payments to such equityholders and their assignees by the Company with respect to certain tax attributes of the Company, including in connection with a change of control of the Company. On January 5, 2020, in connection with the execution of the Merger Agreement, the Company entered into an agreement (the “TRA Amendment”) with Habit LLC and certain other persons entitled to payments pursuant to the TRA (such persons, the “TRA Holders”) to amend the TRA. The TRA Amendment (i) establishes that, as a result of the Merger, the amount to be paid to TRA Holders is $50.0 million, and establishes the amount due under the TRA for the 2019 tax year is approximately $3.1 million, all of which will be fixed and paid in full if the Merger is consummated in satisfaction of the Company’s payment obligation under the TRA and (ii) confirms the termination of the TRA upon the making of such payments.

Voting Agreement (Page 71)

In connection with the execution of the Merger Agreement, each of the Bendel Family Trust, Ira Fils, KarpReilly Investments, LLC and KarpReilly GP, LLC (the “Voting Agreement Counterparties”), who include certain of the Company’s executive officers and affiliates of certain of the Company’s directors and who owned, in the aggregate, as of January 30, 2020, approximately 1.4% of the issued and outstanding shares of Class A common stock, 66.3% of the issued and outstanding shares of Class B common stock, 66.3% of the issued and outstanding LLC Units and 14.6% of the voting power of the common stock, entered into a voting agreement (the “Voting Agreement”) with Parent, pursuant to which the Voting Agreement Counterparties have, among other things and subject to the terms and conditions of the Voting Agreement, agreed to vote the shares of common stock owned by them, or that may become owned by them during the term of the Voting Agreement, in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement. Under the Voting Agreement, the Voting Agreement Counterparties have agreed to transfer restrictions on the common stock and LLC Units held by them, subject to certain exceptions. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

Required Stockholder Approval (Page 20)

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock is required to approve the adoption of the Merger Agreement. As of the close of business on [●], 2020 (the “Record Date”), [●] shares constitute a majority of the outstanding shares of common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Habit’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) requires the affirmative vote of a majority of the votes cast on the matter affirmatively or negatively. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger. Approval of the proposal to adjourn the Special Meeting (as defined below), whether or not a quorum is present (the “Adjournment Proposal”), requires the affirmative vote of a majority of the votes cast on the matter affirmatively or negatively. For more information, please see the section of this proxy statement captioned “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding as of the Record Date (and approximately [●]% of the shares of common stock outstanding when taking into account Company Stock Options and Company RSUs held, in the aggregate, by our directors and executive officers). Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.

Pursuant to the Voting Agreement, each of the Voting Agreement Counterparties, who include certain of the Company’s executive officers and affiliates of certain of the Company’s directors and who beneficially owned, in the aggregate, as of January 30, 2020, approximately 14.6% of the outstanding shares of common stock, has also agreed, subject to the terms and conditions of the Voting Agreement, to vote such Voting Agreement Counterparty’s shares of common stock in favor of the proposal to approve the adoption of the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

The Special Meeting (Page 20)

Date, Time and Place

A special meeting of Habit stockholders will be held on [●] [●], 2020, at [●], at 9:00 a.m. Pacific time (the “Special Meeting”).

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock as of the close of business on Record Date. Each holder of shares of common stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting, with each share of common stock entitling the record holder thereof as of the close of business on Record Date to one vote.

The holders of shares of common stock entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of common stock entitled to vote generally in the election of directors, present in person or by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Board of Directors (Page 43)

After careful consideration of the various factors described in this proxy statement under the caption “The Merger—Recommendation of the Committee and Reasons for the Merger; Recommendation of the Board of Directors—Reasons for the Merger,” the board of directors of the Company (the “Board of Directors”), upon the unanimous recommendation of the special committee of the Board of Directors (the “Committee”), unanimously (except for the abstention of directors affiliated with KarpReilly GP, LLC (“KarpReilly”) with respect to approval of the TRA Amendment):

(i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby; (iii) directed that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Prior to the approval of the adoption of the Merger Agreement by stockholders, under certain circumstances, the Board of Directors, acting on the recommendation of the Committee, or the Committee may change, withdraw, modify, withhold or qualify the foregoing recommendation if it determines in good faith (after consultation with the Company’s financial advisor and its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to stockholders under applicable law. However, the Board of Directors, acting on the recommendation of the Committee, or the Committee, cannot change, withdraw, modify, withhold or qualify the foregoing recommendation unless the Company complies with certain procedures in the Merger Agreement, including, but not limited to, using commercially reasonable efforts to negotiate with Parent in good faith in an effort to consider amendments or modifications to the Merger Agreement. The termination of the Merger Agreement by Parent following a Change of Board Recommendation will result in the payment by the Company of a termination fee to Parent in the amount of $13.125 million. The termination of the Merger Agreement by the Company following the Board of Directors’ authorization for the Company to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by the Company of a termination fee to Parent of $13.125 million. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Acquisition Proposals.”

Opinion of Financial Advisor (Page 51)

Pursuant to an engagement letter dated September 4, 2019, the Company retained Piper Sandler & Co. (formerly known as Piper Jaffray & Co.) (“Piper Sandler”) to evaluate strategic alternatives and, if requested, deliver its opinion as to the fairness, from a financial point of view, to the holders of shares of Class A common stock of the consideration to be received pursuant to a potential transaction. Subsequently, the Committee engaged Piper Sandler as the Committee’s financial advisor in connection with a potential strategic transaction, including a possible merger. The Company and the Committee selected Piper Sandler to act as its financial advisor in connection with a potential strategic transaction on the basis of, among other things, Piper Sandler’s industry expertise, historical knowledge of the Company, and experience advising public companies. At meetings of each of the Board of Directors and the Committee on January 5, 2020, Piper Sandler issued its oral opinion to the

Board of Directors and to the Committee, later confirmed in a written opinion of the same date, that, based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as Piper Sandler considered relevant, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Class A common stock (other than affiliated stockholders) as of the date of the opinion.

The full text of the written opinion of Piper Sandler, dated January 5, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement. You should read the opinion carefully in its entirety.

The Piper Sandler opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Merger to the holders of shares of Class A common stock (other than affiliated stockholders). Piper Sandler’s opinion was directed solely to the Committee and the Board of Directors in connection with consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any holder of shares of Class A common stock as to how such holder should act with respect to the Merger or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee and Piper Sandler has consented to the disclosure of its opinion in this proxy statement.

For a description of the opinion that our Board of Directors received from Piper Sandler, see the section of this proxy statement captioned “The Merger—Opinion of Financial Advisor”

Interests of the Directors and Executive Officers of Habit in the Merger (Page 60)

When considering the foregoing recommendation of the Board of Directors that Habit stockholders vote to approve the proposal to approve the adoption of the Merger Agreement, you should be aware that the some of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, in (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the transactions contemplated by the Merger Agreement and (3) recommending that the Merger Agreement be adopted by stockholders. Examples of such interests include, among others:

•

the accelerated vesting and cash out, at the Effective Time, of equity awards held by our directors and executive officers immediately prior to the Effective Time, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Treatment of Company Stock Options; Treatment of Company RSUs”;

•

continued indemnification of our directors and executive officers to be provided by the Surviving Corporation, as more fully described below in the section of this proxy statement captioned “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Indemnification of Executive Officers and Directors”;

•

the eligibility of our executive officers to receive, in the event of a qualifying termination of employment if occurring within 24 months after the Merger, severance payments and benefits under either an employment agreement or a change in control severance agreement with Habit, as more fully described below in the sections of the proxy statement captioned “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Payments to Executives Upon Termination Following Change in Control”; and

•

payments to certain of our directors and executive officers, or entities affiliated with them, pursuant to the TRA Amendment, which will be paid in full if the Merger is consummated in satisfaction of the Company’s payment obligation under the TRA.

If the proposal to approve the adoption of the Merger Agreement is approved, the shares of common stock (including each share of Class A common stock resulting from the Exchange) held by the Company’s directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders, and LLC Units held by the Company’s directors and executive officers will be treated in the same manner as LLC Units held by all other members of Habit LLC. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conversion of Securities; Exchange of LLC Units.”

No Solicitation of Other Acquisition Proposals (Page 91)

Under the Merger Agreement, Habit is subject to certain “no-shop” obligations (“no-shop obligations”) that prohibit Habit, its subsidiaries and its and its subsidiaries’ respective directors, officers and employees from, among other things, directly or indirectly: (1) initiating, soliciting, or knowingly encouraging or knowingly facilitating any inquiries regarding, or the making or submission of any offer or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (2) engaging or otherwise participating in negotiations or discussions with respect to any Acquisition Proposal; or (3) providing any non-public information to any person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal.

Notwithstanding the foregoing restrictions, prior to the adoption of the Merger Agreement by Habit stockholders, if (i) Habit has received a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of certain of Habit’s non-solicitation obligations and (ii) the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after consultation with Habit’s or the Committee’s independent financial advisor and outside legal counsel, as applicable, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then Habit may furnish information with respect to Habit and its subsidiaries to, and participate in discussions or negotiations with, the persons making such Acquisition Proposal. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Acquisition Proposals.”

Prior to the adoption of the Merger Agreement by Habit stockholders, Habit is entitled to terminate the Merger Agreement for the purpose of entering into a definitive acquisition agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, using commercially reasonable efforts to negotiate in good faith with Parent in an effort to consider amendments or modifications to the Merger Agreement.

If Habit terminates the Merger Agreement for the purpose of entering into a definitive acquisition agreement in respect of a Superior Proposal prior to the adoption of the Merger Agreement by its stockholders, Habit must substantially concurrently with such termination pay a termination fee of $13.125 million to Parent. If Parent terminates the Merger Agreement following a Change of Board Recommendation or the Company’s or its representatives’ Intentional Breach of the certain of Habit’s non-solicitation obligations, Habit must pay a termination fee of $13.125 million to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination.”

Termination of the Merger Agreement (Page 100)

In addition to the circumstances described above, Parent, Merger Sub and Habit, as applicable, have certain rights to terminate the Merger Agreement under customary circumstances, including (i) by mutual written consent, (ii) the issuance by any court of competent jurisdiction or other governmental entity of a final order, decree or ruling, or taking any other final action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger, that has become final and non-appealable, (iii) the Effective Time having not occurred on or prior to June 5, 2020, subject to certain exceptions, (iv) an uncured material breach of the Merger Agreement (subject to the procedures set forth in the Merger Agreement) and (v) if Habit stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain circumstances, Habit is required to pay Parent a termination fee equal to $13.125 million. If the Merger Agreement is terminated by either Parent or Habit for select reasons, and prior thereto an Acquisition Proposal has been publicly disclosed and not publicly withdrawn, and within twelve months following the date of the termination, Habit enters into an Alternative Acquisition Agreement or any Acquisition Proposal is consummated (where references to fifteen percent in the definition of “Acquisition Proposal” are replaced by references to fifty percent), then Habit must pay a termination fee of $13.125 million to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination.”

Effect on Habit if the Merger is Not Completed (Page 26)

If the Merger Agreement is not adopted by Habit stockholders, or if the Merger is not completed for any other reason:

i.	the stockholders will not be entitled to, nor will they receive, any payment for their shares of Class A common stock pursuant to the Merger Agreement;

ii.

(A) Habit will remain an independent public company, (B) Class A common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, (C) the Exchange will not occur and shares of Class B common stock and LLC Units will remain outstanding and (D) Habit will continue to file periodic reports with the SEC;

iii.

we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to the Habit’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Habit operates and economic conditions;

iv.

the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

v.

the Board of Directors will continue to evaluate other strategic alternatives but does not currently believe that such alternatives are as beneficial to Habit and its stockholders as the proposed transaction with Parent;

vi.

under certain specified circumstances, Habit will be required to pay Parent a termination fee of $13.125 million upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination;” and

vii.

the payments contemplated by the TRA Amendment will not be paid to holders otherwise entitled to payment pursuant to the terms of the TRA Amendment, the TRA Amendment will terminate and the TRA will continue in accordance with its original terms.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●] [●], 2020, at [●], at 9:00 a.m. Pacific time.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to approve the adoption of the Merger Agreement pursuant to which Merger Sub will merge with and into Habit, and Habit will become a wholly-owned direct subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•	to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Holders of common stock as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders of record as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the adoption of the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes, for each share of common stock that is issued and outstanding and that you own immediately prior to the Effective Time, including each share of Class A common stock resulting from the Exchange, unless you have not voted in favor of the adoption of the Merger Agreement or consented to the adoption of the Merger Agreement in writing, properly demanded appraisal of such shares of common stock, and do not fail to effect or effectively withdraw your demand for appraisal rights, and comply in all respects with the provisions of Section 262 of the DGCL. For example, if you own 100 shares of common stock immediately prior to the Effective Time, you will receive $1,400 in cash in exchange for your shares of common stock, without any interest, and net of any applicable withholding of taxes.

Q:	What vote is required to approve the adoption of the Merger Agreement?

A:	The affirmative vote of the holders of at least a majority of the outstanding shares of common stock is required to approve the adoption of the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the adoption of the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Class A common stock. Instead, Habit will remain an independent public company, the Class A common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, the Exchange will not occur and shares of Class B common stock and LLC Units will remain outstanding and we will continue to file periodic reports with the SEC.

Under specified circumstances, Habit will be required to pay Parent a termination fee of $13.125 million upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination.”

Additionally, the payments contemplated by the TRA Amendment will not be paid to holders otherwise entitled to payment pursuant to the terms of the TRA Amendment, the TRA Amendment will terminate and the TRA will continue in accordance with its original terms

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Habit to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:	The affirmative vote of a majority of the votes cast on the matter affirmatively or negatively is required for approval of the Compensation Proposal.

Q:	What vote is required to approve the Adjournment Proposal?

The affirmative vote of a majority of the votes cast on the matter affirmatively or negatively is required for approval of the Adjournment Proposal.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Habit. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to the Company’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my shares now?

A:

No. After the Merger is completed, the payment agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Class A common stock represented by such holder’s book-entry shares for merger consideration.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Habit in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Habit or its representatives.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:

If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary of Habit; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Russell Bendel, our chief executive officer, and Ira Fils, our chief financial officer, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Habit may announce preliminary voting results at the conclusion of the Special Meeting. Habit intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Habit files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the end of the second quarter of 2020. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, including the approval of the adoption of the Merger Agreement by our stockholders,

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 515-4507

Email: HABT@dfking.com

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and in any documents to which Habit refers to in this proxy statement, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of the Company by Parent. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described in this proxy statement, and the following factors:

•	the expected timing and likelihood of the proposed Merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that require us to pay Parent a termination fee of $13.125 million;

•	the possibility that Habit’s stockholders may not approve the proposal to approve the adoption of the Merger Agreement;

•

the risk that the parties may not be able to satisfy the conditions to the closing of the Merger, including required regulatory approvals (or the risk that such regulatory approvals are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the Merger), in a timely manner or at all;

•	the failure of the Merger to close for any other reason;

•	the outcome of any legal or appraisal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•

the fact that receipt of the all-cash Merger Consideration would be taxable to stockholders that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) for U.S. federal income tax purposes;

•

the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company;

•	the fact that under the terms of the Merger Agreement, the Company is unable to solicit other Acquisition Proposals;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations; and

•	risks that our stock price may decline significantly if the Merger is not completed;

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained herein, including: (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●] [●], 2020, at [●], at 9:00 a.m. Pacific time.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) approve the adoption of the Merger Agreement; (2) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (3)  approve the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only holders of common stock of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 17320 Red Hill Avenue, Suite 140, Irvine, California 92614, during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of shares of common stock entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of common stock entitled to vote generally in the election of directors, present in person or by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock is required to approve the adoption of the Merger Agreement. As of the Record Date, [●] shares of common stock constitute a majority of the outstanding shares of common stock. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

The affirmative vote of a majority of the votes cast on the matter affirmatively or negatively is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

The affirmative vote of a majority of the votes cast on the matter affirmatively or negatively is required to approve the Adjournment Proposal.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve the adoption of the Merger Agreement, but will have no effect on the Compensation Proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have no effect on the Adjournment Proposal. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to approve the adoption of the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal. A

“broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Habit Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding as of the Record Date (and approximately [●]% of the shares of common stock outstanding when taking into account Company Stock Options and Company RSUs held, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (1) “FOR” adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Further, concurrently with the execution of the Merger Agreement, the Voting Agreement Counterparties entered into the Voting Agreement with Parent, pursuant to which the Voting Agreement Counterparties have, among other things and subject to the terms and conditions of the Voting Agreement, agreed to vote the shares of common stock beneficially owned by them, or that may become beneficially owned by them during the term of the Voting Agreement, in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement. Under the Voting Agreement, the Voting Agreement Counterparties have agreed to transfer restrictions on the common stock and LLC Units held by them, subject to certain exceptions. For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreement.”

Voting of Proxies

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the adoption of the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Board of Directors’ Recommendation

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Committee, has unanimously (except for the abstention of directors affiliated with KarpReilly with respect to approval of the TRA Amendment): (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby; (iii) directed that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Habit. We have retained D.F. King & Co., Inc. (“D.F. King”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $[●], plus expenses. We will also indemnify D.F. King against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to approve the adoption of the Merger Agreement, we anticipate that the Merger will be consummated by the end of the second quarter of 2020.

Appraisal Rights

If the Merger is consummated and certain conditions are met, Habit stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of, or consent in writing to, the adoption of the Merger Agreement, who properly demand appraisal of their shares, who do not fail to perfect, effectively withdraw or otherwise lose their right to appraisal and who otherwise comply in all respects with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL will be entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be fair value (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of common stock.

To exercise your appraisal rights, you must: (1) not submit a proxy, or otherwise vote or consent, in favor of the adoption of the Merger Agreement, (2) deliver to Habit (at the address set forth below in the section of this proxy statement captioned “The Merger—Appraisal Rights”) a written demand for appraisal before the vote is taken on the proposal to approve the adoption of the Merger Agreement; (3) continue to hold shares of common stock of record from the date of making the demand through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee.

Delisting and Deregistration of Habit Common Stock

If the Merger is completed, the shares of Class A common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Class A common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. The DGCL and our bylaws prohibit the transaction of any business at the Special Meeting that is not stated in the notice of the Special Meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact us by writing to Habit Investor Relations at 17320 Red Hill Avenue, Suite 140, Irvine, California 92614. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 515-4507

Email: HABT@dfking.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

The Habit Restaurants, Inc.

17320 Red Hill Avenue

Suite 140

Irvine, California 92614

(949) 851-8881

Habit is a burger-centric, fast-casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was recently named Best Regional Food in USA Today’s 2019 Best Readers’ Choice Awards. The first Habit Burger Grill opened in Santa Barbara, California in 1969. Habit has since grown to over 270 restaurants, including locations in 13 states. The Class A common stock is listed on Nasdaq under the symbol “HABT.”

YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

(502) 874-8300

Yum! Brands, Inc., based in Louisville, Kentucky, has over 49,000 restaurants in more than 145 countries and territories primarily operating the company’s restaurant brands – KFC, Pizza Hut and Taco Bell—global leaders of the chicken, pizza and Mexican-style food categories. Worldwide, the Yum! Brands system opens over eight new restaurants per day on average, making it a leader in global retail development. In 2018, Yum! Brands was named to the Dow Jones Sustainability North America Index and ranked among the top 100 Best Corporate Citizens by Corporate Responsibility Magazine. In 2019, Yum! Brands was named to the Bloomberg Gender-Equality Index for the second consecutive year.

YEB Newco Inc.

c/o YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

(502) 874-8300

Merger Sub is a wholly-owned direct subsidiary of Parent and was formed on January 3, 2020, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Habit, with Habit continuing as the Surviving Corporation and as a wholly-owned direct subsidiary of Parent. As a result of the Merger, Habit will become a wholly-owned direct subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Class A common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Habit if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

i.	the stockholders will not be entitled to, nor will they receive, any payment for their shares of Class A common stock pursuant to the Merger Agreement;

ii.

(A) Habit will remain an independent public company, (B) Class A common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, (C) the Exchange will not occur and shares of Class B common stock and LLC Units will remain outstanding and (D) Habit will continue to file periodic reports with the SEC;

iii.

we anticipate that stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to the Company’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Habit operates and economic conditions;

iv.

the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

v.

the Board of Directors will continue to evaluate other strategic alternatives but does not currently believe that such alternatives are as beneficial to Habit and its stockholders as the proposed transaction with Parent;

vi.

under certain specified circumstances, Habit will be required to pay Parent a termination fee of $13.125 million upon termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Effect of Termination;” and

vii.

the payments contemplated by the TRA Amendment will not be paid to holders otherwise entitled to payment pursuant to the terms of the TRA Amendment, the TRA Amendment will terminate and the TRA will continue in accordance with its original terms.

Merger Consideration

At the Effective Time, each share of Class A common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) issued and outstanding immediately prior to the Effective Time, including each share of Class A common stock resulting from the Exchange, will be converted into the right to receive the Merger Consideration, without interest thereon and net of any applicable withholding of taxes.

If you held shares of Class A common stock immediately prior to or at the Effective Time, after the Merger is completed, you will have the right to receive the Merger Consideration, in respect of each share of Class A common stock that is converted into the right to receive the Merger Consideration (without interest and net of any applicable withholding of taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights pursuant to Section 262 of the DGCL will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Background of the Merger Agreement

Background of the Merger

The Board of Directors, together with the Company’s senior management and with the assistance of the Company’s advisors, periodically reviews and considers various strategic and other opportunities available to the

Company, including potential operational changes and other ways to enhance stockholder value. As part of this process, the Board of Directors and senior management regularly consider opportunities that could complement, enhance, or expand the Company’s current business or products or that might otherwise offer growth opportunities for the Company.

On June 20, 2019, the Board of Directors held a special meeting with representatives of Ropes & Gray LLP (“Ropes & Gray”) in attendance. During the meeting, Russell W. Bendel, the Company’s chief executive officer, briefed the Board of Directors on recent feedback that he had received from various unaffiliated, long-term stockholders with whom the Company had a generally positive relationship. Mr. Bendel noted that, in light of challenges in the market and the Company’s performance, among other considerations, these stockholders had expressed a desire for the Company to consider potential strategic alternative transactions. The Board of Directors discussed, among other topics, the importance of maximizing stockholder value and the in-depth experience of several members of the Board of Directors with different types of strategic transactions. Representatives of Ropes & Gray then made a presentation to the Board of Directors regarding the directors’ fiduciary duties with respect to a potential strategic transaction, and the Board of Directors and Ropes & Gray discussed related considerations. After discussion regarding those issues, the Board of Directors agreed to consider potential strategic alternative transactions and proceeded to discuss next steps, including the potential engagement of a financial advisor. In light of confidentiality concerns, the Board of Directors also expressed interest in initially approaching only one advisor. After discussion, members of the Board of Directors agreed that Piper Sandler would be a strong candidate to advise the Company on potential strategic alternative transactions, given its industry expertise, historical knowledge of the Company, and experience advising public companies. The Board of Directors directed Messrs. Bendel and Reilly to contact Piper Sandler to request a proposal and presentation regarding potential strategic alternative transactions to be given to the Board of Directors during its regularly scheduled July 2019 meeting.

On July 23, 2019, the Board of Directors held a regularly scheduled meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. During the meeting, the Board of Directors discussed a potential strategic transaction, among other items, including the prospect of continuing to operate independently. As requested by the Board of Directors, Piper Sandler presented to the Board of Directors regarding potential strategic alternative transactions, among other analyses, as well as Piper Sandler’s credentials to assist the Board of Directors in connection with a potential strategic transaction. After excusing Piper Sandler from the meeting, the Board of Directors discussed whether to engage Piper Sandler as a financial advisor for purposes of a potential strategic transaction, as well as how and whether to proceed with a potential strategic alternative transaction more generally. The Board of Directors also discussed the potential need for an independent committee of the Board of Directors in connection with such a process. The Board of Directors authorized Mr. Reilly, together with Ropes & Gray, to negotiate terms for the potential engagement of Piper Sandler.

Over the next several weeks, Mr. Reilly, in conjunction with Ropes & Gray, negotiated a form of engagement agreement with Piper Sandler and its counsel.

On September 3, 2019, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. During the meeting, the Board of Directors continued to discuss a potential strategic transaction, among other items. Piper Sandler presented to the Board of Directors regarding several topics in connection with a potential strategic transaction, including, among other things, (i) an initial draft of the confidential information memorandum (“CIM”) that Piper Sandler had prepared in consultation with the Company; (ii) a proposed timeline for purposes of a potential strategic transaction; and (iii) a list of potential buyers that may be interested in pursuing a potential strategic transaction. The Board of Directors discussed, among other topics, whether to explore a potential strategic transaction, the timeline for the process associated with such a potential strategic transaction, as well as whether to formally engage Piper Sandler as a financial advisor for purposes of a potential strategic transaction. Following that discussion, the Board of Directors determined to pursue a potential strategic transaction. In addition, the Board of Directors discussed the status of ongoing discussions with Piper Sandler regarding the terms of its potential engagement, and agreed to engage Piper Sandler as a financial advisor for purposes of a potential strategic transaction, subject to reaching agreement on an appropriate engagement agreement.

On September 4, 2019, members of the Board of Directors independently reviewed the final form of the fully negotiated engagement agreement. After review, the Board of Directors, acting by unanimous written consent, approved the final form of the fully negotiated engagement agreement. Later that day, the Company and Piper Sandler executed such agreement which formally engaged Piper Sandler as financial advisor to the Company in connection with a potential strategic transaction.

Following execution of the engagement agreement, Piper Sandler approached eighty-five potential buyers, comprised of a mix of strategic and financial buyers. After that initial outreach, the Company executed confidentiality agreements, which included a standstill provision, with forty-eight potential buyers.

On September 12, 2019, the Company executed a confidentiality agreement with Bidder X (as defined below), and Piper Sandler had an initial meeting with Bidder X on September 16, 2019.

On September 18, 2019, the Company executed a confidentiality agreement with Parent.

After execution of a confidentiality agreement, Piper Sandler sent each of the forty-eight potential buyers that executed a confidentiality agreement and remained engaged in the process, including Bidder X and Parent, a copy of the CIM for their review. Shortly afterwards, two of the potential buyers that executed confidentiality agreements informed Piper Sandler that they were not interested in continuing to explore a potential strategic transaction.

On September 30, 2019, Piper Sandler sent initial bid instructions to the forty-six potential buyers that had executed confidentiality agreements and remained engaged in the process, including Bidder X and Parent. The initial bid instructions directed potential buyers to, among other things, submit initial bids by October 18, 2019.

On October 11, 2019, Piper Sandler sent each of the potential buyers that had executed confidentiality agreements as of that date information concerning the TRA between the Company and certain stockholders party thereto.

Following delivery of the CIM, initial bid instructions, and information concerning the TRA, certain of the remaining forty-six potential buyers informed Piper Sandler that they were not interested in continuing to explore a potential strategic transaction, or otherwise failed to further engage in the process.

On October 18, 2019, Piper Sandler received ten bids from potential buyers, including from Bidder X, comprised of both financial sponsors and potential strategic buyers. The bids contemplated consideration either in the form of a per share purchase price or specified enterprise value of the Company, and certain of the bids included certain assumptions concerning payment of outstanding obligations due under the TRA. In order to present the bids to the Committee on a comparable basis, Piper Sandler calculated (i) the implied enterprise value for those bids that had been submitted at a specified share price and (ii) the implied share price for those bids that had been submitted at a specified enterprise value. In making such calculations, Piper Sandler applied consistent methodology throughout the process. For bids submitted at a specified share price, Piper Sandler calculated the implied enterprise value as: the specified share price multiplied by the fully diluted share count to derive the equity value implied by the bid, less the Company’s actual cash balance as of the last fiscal period, plus the accelerated value of the change of control proceeds due under the TRA at the specified share price. For bids submitted at a specified enterprise value, including the bid by Parent, Piper Sandler calculated the implied share price as: the specified enterprise value, less the accelerated value of the change of control proceeds due under the TRA, plus the Company’s actual cash balance as of the last fiscal period to derive the equity value implied by the bid, divided by the fully diluted share count. The actual or implied price per share of the ten bids ranged from $8.36 per share to $11.50–$13.00 per share.

On October 22, 2019, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. During the meeting, Piper Sandler presented to the Board of Directors regarding potential strategic transactions, and provided the Board of Directors with an overview of Piper Sandler’s process for solicitation of potential bids, as well as a summary of engagement by Piper Sandler with potential buyers. Piper Sandler indicated that, throughout September and early October 2019, it (i) contacted eighty-five potential buyers, comprised of a mix of strategic and financial buyers; (ii) distributed the CIM to forty-eight potential buyers that had executed confidentiality agreements; and (iii) conducted twenty in-person meetings and six incremental follow-up calls with certain of the potential buyers that received the CIM, including Bidder X, in late September 2019. In addition, Piper Sandler explained to the Board of Directors that the Company received ten non-binding bids from potential buyers, and discussed each of those non-binding bids with the Board of Directors. Piper Sandler also advised the Board of Directors that it expected to receive bids from two additional potential buyers, including Parent. Piper Sandler then discussed several topics in connection with the bids, including: (i) a comparison and summary of the valuations presented by each bid; (ii) the fact that, consistent with the initial bid instructions, certain of the bids received as of that date made certain assumptions concerning payment of outstanding obligations due under the TRA; (iii) a comparison and summary of the profiles of the potential buyers that submitted bids; (iv) a comparison and summary of the valuations reflected in strategic transactions entered into by certain comparable companies; (v) a proposed strategy to respond to each bid, including follow-up discussions with the potential buyers that submitted a bid; and (vi) a proposed timeline for management presentations and a diligence process.

Representatives of Ropes & Gray then made a presentation to the Board of Directors regarding the directors’ fiduciary duties with respect to a potential transaction, and the Board of Directors and Ropes & Gray discussed related considerations.

At the October 22, 2019 meeting, with the participation of Piper Sandler and Ropes & Gray, the Board of Directors proceeded to discuss several topics related to Piper Sandler’s presentation, including (i) a comparison of each bid; (ii) the profiles of each potential buyer; (iii) how to proceed with a potential strategic transaction; and (iv) whether to proceed with management presentations with some or all of the potential buyers that submitted a bid. After discussion regarding these issues, the Board of Directors directed Piper Sandler to advise the two potential buyers that submitted initial bids in the range of $10.00–11.00 per share to submit revised bids that reflected a higher valuation or otherwise be excluded from the sale process. In addition, the Board of Directors determined that the three potential buyers that submitted initial bids at the price of $10.00 per share or less should be excluded from the sale process. Finally, the Board of Directors determined that the five potential buyers that submitted initial bids at the price of $11.00 per share or more, including Bidder X, should advance to the next phase of the sale process.

The Board of Directors then discussed how the payment of obligations due under the TRA was likely to impact negotiations with potential buyers and the sale process generally, including how potential buyers may want to negotiate directly with the parties that would otherwise receive payments under the TRA. The Board of Directors believed it was in the best interests of the Company and its stockholders that any such negotiations be directed by the Company, to maintain control of the process and maximize value to the Company’s stockholders. Accordingly, given the interests that certain directors had in the TRA, the Board of Directors concluded that it would be in the best interests of the Company and its stockholders to establish an independent committee of the Board of Directors to control the sale process, including any negotiations on the Company’s behalf with respect to the TRA. The Board of Directors unanimously approved the creation of the Committee, consisting of three independent and disinterested directors, Messrs. Kadow and Allen and Ms. Timpone. The Board of Directors delegated to the Committee the power and authority of the Board of Directors to review and evaluate a potential strategic transaction, retain advisors and to negotiate on behalf of the Company the terms and conditions of any potential strategic transaction including any negotiations with respect to the TRA. In addition, the Board of Directors resolved not to authorize or recommend any proposed transaction without a prior favorable recommendation of such proposed transaction by the Committee.

The Committee held its initial meeting on that same day with representatives of each of Ropes & Gray and Piper Sandler in attendance. At that meeting, the Committee unanimously determined to (i) appoint Mr. Kadow as Chairman of the Committee; and (ii) retain Ropes & Gray and Piper Sandler, each of which confirmed that it could represent without conflicts the Company and also the Committee in connection with a potential strategic transaction, as an independent legal advisor and independent financial advisor to the Committee. Representatives of Ropes & Gray then made a presentation to the Committee regarding the directors’ fiduciary duties with respect to a potential strategic transaction, and the Committee and Ropes & Gray discussed related considerations. With the participation of Ropes & Gray, the Committee then discussed its obligations and responsibilities in connection with the ongoing process concerning a potential strategic transaction, as well as its obligations and responsibilities in connection with a possible transaction. The Committee also discussed whether any member of the Committee had any material relationships with potential buyers that had submitted initial bids. Mr. Allen disclosed to the Committee that he has a material relationship with one of the potential buyers that submitted a bid on October 18, 2019, and confirmed that he would recuse himself from any negotiations with that potential buyer. That potential buyer ultimately informed Piper Sandler that it was not interested in continuing to explore a potential strategic transaction, and it did not receive final bid instructions. Mr. Allen therefore did not have to recuse himself from any negotiations. Mr. Kadow and Ms. Timpone confirmed that they did not have material relationships with any of the potential buyers, and that they were comfortable with Mr. Allen’s continued service on the Committee.

At that meeting, the Committee then discussed next steps in connection with the potential strategic transaction, including the Committee’s engagement of Piper Sandler and its review of the bids received to date. The Committee also discussed the treatment of the TRA in the bids received in connection with the potential strategic transaction, as well as the Company’s contractual obligations pursuant to the TRA. In addition, the Committee determined, that, as discussed at the Board of Directors meeting earlier that day, Piper Sandler should advise the two potential buyers that submitted initial bids in the range of $10.00–11.00 per share to submit revised bids that reflected a higher valuation or otherwise be excluded from the sale process, and to inform the three potential buyers that submitted initial bids at the price of $10.00 per share or less that they would be excluded from the sale process. Finally, the Committee determined that the five potential buyers that submitted initial bids at the price of $11.00 per share or more, including Bidder X, should advance to the next phase of the sale process.

On October 23, 2019, the Company received a bid from another potential buyer in the range of $11.00–12.00 per share.

On October 25, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the status of its follow-up discussions with potential buyers that had submitted bids, as well as with Parent and Bidder Y (as defined below), from which Piper Sandler expected to receive additional bids. Piper Sandler advised the Committee that one of the two potential buyers that had been instructed to submit a higher bid or be excluded from the sale process had submitted a revised bid in the range of $11.00–12.00 per share. The Committee then discussed and agreed that those potential buyers that had submitted bids at an enterprise value that implied at least a price of $12.00 per share or higher, or that had $12.00 in the indicated range of prices, would be allowed to participate in the next phase of the sale process, which would include management presentations and access to more detailed diligence information about the Company. In addition, Piper Sandler indicated that Parent had told Piper Sandler that Parent expected to submit a bid during the week of October 28, 2019. Based on prior discussions with the Committee, Piper Sandler advised Parent that it would not advance to the next phase of the sale process unless it submitted a bid that reflected an appropriate valuation and described for Parent the anticipated timeline for the sale process. Finally, Piper Sandler described certain discussions that it had with a financial sponsor, a potential buyer that approached by Piper Sandler early in the sale process (“Bidder Y”). Although Bidder Y had not submitted an initial bid, Piper Sandler advised the Committee that Bidder Y recently expressed interest in the Company and in executing a confidentiality agreement. The Committee determined that Piper Sandler should continue its discussions with Bidder Y regarding a potential strategic transaction subject to Bidder Y executing a confidentiality agreement, and also discussed several topics related to the Committee’s consideration of a potential strategic transaction, including (i) the structure of a potential draft merger agreement; (ii) the status of the Company’s preparation for the upcoming management presentations; (iii) the potential impact of the TRA on discussions concerning a potential strategic transaction; and (iv) various scenarios for the pro rata payouts of proceeds due under the TRA in connection with the potential strategic transaction.

On November 1, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler informed the Committee that one of the potential buyers that submitted an initial bid had submitted a revised bid at an enterprise value that implied a range of $11.00–12.00 per share, after full payment of all obligations under the TRA. Piper Sandler advised the Committee that, based on the criteria the Committee established at its last meeting, the revised bid would allow that potential buyer to advance to the next phase of the sale process. Piper Sandler then discussed with the Committee the schedule of upcoming management presentations. Piper Sandler informed the Committee that it had already scheduled management presentations with six of the seven potential buyers that had advanced to the next phase of the process, based upon their submission of bids at an enterprise value that implied at least a price of $12.00 per share or higher or that had $12.00 in the indicated range of prices. Piper Sandler indicated that those presentations would begin during the week of November 4, 2019 and continue through the week of November 18, 2019. In addition, Piper Sandler explained to the Committee that, following the deadline for initial bids, Piper Sandler received a request for information from another potential buyer. The Committee determined that Piper Sandler should advise this potential buyer of the anticipated timeline for the sale process and permit it to join the process upon execution of a confidentiality agreement. Finally, Piper Sandler informed the Committee that Piper Sandler expected Parent to submit an initial bid by November 1, 2019.

The Committee then discussed the TRA, and representatives of Ropes & Gray informed the Committee that Deloitte & Touche LLP (“Deloitte”), the Company’s tax advisor in respect of the TRA, had started to prepare a preliminary analysis of different payment scenarios under the TRA in connection with the potential strategic transaction. Representatives of Ropes & Gray advised the Committee that a working draft of Deloitte’s preliminary analysis would be provided to the Committee upon completion.

On November 1, 2019, Piper Sandler received a bid from Parent at an enterprise value that implied a range of $10.16–11.05 per share.

On November 4, 2019, the Company and Piper Sandler held a management presentation with a potential financial buyer that had submitted a revised bid at an enterprise value that implied a range of $11.00–12.00 per share.

On the same day, Piper Sandler received a revised bid from Parent at an enterprise value that implied a range of $10.87–$12.28 per share, after full payment of all obligations under the TRA.

On November 5, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler advised the Committee of Parent’s written bid, and that Parent had requested that Piper Sandler schedule a management presentation later that week. Based on Parent’s bid, the Committee determined that Parent should advance to the next phase of the sale process. Piper Sandler advised the Committee that Piper Sandler expected Bidder Y to submit an initial bid in the coming days. Finally, Piper Sandler advised the Committee that one of the potential buyers, which had submitted a bid in a range of $11.00–12.00 per share and which had been offered a management presentation, had elected not to proceed further with the sale process.

On November 7, 2019, the Company and Piper Sandler held a management presentation with Parent.

On November 8, 2019, the Company and Piper Sandler held a management presentation with a potential financial buyer that submitted a bid in the range of $11.22–$12.64 per share (“Bidder X”).

On November 8, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the status of the management presentations with potential buyers. Piper Sandler advised the Committee of the three management presentations that had occurred during the week of November 4, 2019, and indicated that additional management presentations would occur during the weeks of November 11 and November 18, 2019. Piper Sandler then advised the Committee that Parent indicated to Piper Sandler that Parent could potentially benefit from the tax attributes associated with the TRA, and had indicated an intention to analyze the potential realizable value of the TRA to Parent. In order to facilitate that analysis, Piper Sandler informed the Committee that Piper Sandler intended to arrange discussions between Parent and each of Deloitte and Ropes & Gray. In addition, Piper Sandler and the Committee discussed potential next steps in the sale process. The Committee determined that a decision on next steps should be deferred until after Piper Sandler received initial feedback from potential buyers that were receiving management presentations.

On November 12, 2019, the Company and Piper Sandler held a management presentation with a potential financial buyer that submitted an initial bid of $11.93 per share.

On the same day, Piper Sandler received a bid from Bidder Y at an enterprise value that assumed $12.00 per share.

On November 13, 2019, the Company and Piper Sandler held a management presentation with a potential financial buyer that submitted a bid in the range of $11.22–11.93 per share.

On November 14, 2019, the Company and Piper Sandler held a management presentation with a potential financial buyer that submitted a bid in the range of $11.00–12.50 per share.

On November 15, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the status of the management presentations with potential buyers. Piper Sandler advised the Committee that six management presentations had occurred during the weeks of November 4 and 11, 2019, that one additional management presentation would occur during the week of November 18, 2019, and that a management presentation would be scheduled with Bidder Y at a later date. Piper Sandler then discussed potential next steps in the sale process. A lengthy discussion ensued among Piper Sandler, Ropes & Gray, and the Committee regarding the potential advantages and disadvantages of proceeding directly to the final bids stage. The Committee determined that proceeding directly to the final bids stage would be in the best interests of the Company’s stockholders and directed Piper Sandler to advise the potential buyers to be prepared to submit their best and final bids during the week of December 16, 2019. In addition, the Committee directed Ropes & Gray to prepare a draft merger agreement for the Committee’s review. The Committee expressed an expectation that the draft merger agreement would be distributed to potential buyers on or about November 25, 2019, with instructions that potential buyers return any comments to that draft merger agreement along with their final bids.

Finally, Ropes & Gray briefed the Committee on the preliminary analysis that Deloitte prepared concerning different payment scenarios under the TRA in connection with the potential strategic transaction.

On November 18, 2019, the Company and Piper Sandler held a management presentation with a potential financial buyer that submitted a bid in the range of $11.50–13.00 per share.

On November 22, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the current status of the sale process. Piper Sandler advised the Committee that Bidder X and Parent continued to conduct transactional due diligence, and that Piper Sandler expected Bidder X and Parent to submit a best and final bid according to the agreed timeline. Piper Sandler informed the Committee, however, that certain potential buyers that received management presentations had each indicated that their views of the Company’s valuation were indicating potential offers of $11.00 per share or less, and that those potential buyers had elected not to engage in further diligence given the share price premium implied in these valuations. Although none of those potential buyers had formally withdrawn from the sale process, Piper Sandler advised the Committee that it was unlikely that they would remain competitive as compared to Bidder X and Parent. Finally, Piper Sandler advised the Committee that Bidder Y continued to consider a potential strategic transaction, but had not scheduled a management presentation with the Company.

Piper Sandler then discussed potential next steps in the sale process. After discussion, the Committee determined that the sale process should proceed according to the schedule discussed and agreed to by the Committee. Under that schedule, Piper Sandler would advise potential buyers to submit their best and final bids by December 18, 2019, and a draft merger agreement would be distributed to potential buyers during the week of November 25, 2019. Representatives of Ropes & Gray advised the Committee that they planned to provide the Committee with a draft merger agreement for their review later that same day.

The Committee and Ropes & Gray then engaged in a detailed discussion regarding the TRA. The Committee discussed the preliminary analysis that Deloitte had prepared concerning different payment scenarios under the TRA in connection with the potential strategic transaction. Such analysis implied a price per share between, among other prices, $13.00 and $15.00. Under the analysis, at a $13.00 price per share, the aggregate pro rata payouts of proceeds due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) would be $62 million, and at a $15.00 price per share, such aggregate pro rata payouts would be $64 million. A lengthy discussion ensued between the Committee and Ropes & Gray concerning Deloitte’s preliminary analysis, including (i) the general impact of the TRA on negotiations concerning the potential strategic transaction; (ii) the mechanics involved in paying out the benefits due under the TRA; and (iii) the potential value of the favorable tax treatment created by the TRA for potential buyers, including how potential buyers may factor that value into their final bids.

On November 25, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance to discuss the draft merger agreement. Ropes & Gray provided a detailed summary of the provisions of the draft merger agreement and answered numerous questions from the Committee concerning the draft merger agreement. A lengthy discussion ensued between the Committee and Ropes & Gray concerning the draft merger agreement, including (i) the structure of the tender offer contemplated by the draft merger agreement; (ii) the substance of the no-shop provisions, including the amount of the termination fee and the circumstances under which the Company would have to pay the termination fee; (iii) the closing conditions set forth in the draft merger agreement; and (iv) the Company’s options for seeking to enforce the draft merger agreement in the event that the purchaser did not agree to close the transaction after executing the merger agreement. After lengthy discussion, the Committee approved the draft merger agreement, and instructed Ropes & Gray to distribute the draft merger agreement to potential buyers during the week of November 25, 2019.

On November 30, 2019, as directed by the Committee, Ropes & Gray posted the draft merger agreement to the data room for potential buyers to review.

On December 3, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the current status of the sale process and explained the current level of interest expressed by the two most active potential buyers, Bidder X and Parent. Piper Sandler also advised the Committee that Bidder Y continued to consider the potential strategic transaction, but had not engaged in significant diligence efforts relative to the diligence being performed by Bidder X and Parent.

The Committee, Ropes & Gray, and Piper Sandler then engaged in a lengthy discussion regarding potential changes to the proposed transactional timeline, including which approach to the proposed timeline would be most likely to maximize the final bid prices. The Committee and Ropes & Gray then discussed potential next steps in the sale process, including how best to position the Company for purposes of a potential strategic transaction. The Committee determined to defer any decisions on those issues until after the Committee received another update from Piper Sandler regarding the status of the process.

On December 4, 2019, at the request of Parent’s legal counsel, Ropes & Gray had a discussion with Parent’s legal counsel with respect to the draft merger agreement and the proposed transaction structure.

On December 6, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the current status of the sale process, including the interest expressed by the two most active potential buyers, Bidder X and Parent. Piper Sandler also advised the Committee that Bidder Y continued to consider the potential strategic transaction, but still had not moved forward with significant diligence efforts and had not indicated whether it would submit a final bid during the week of December 16, 2019. Piper Sandler then presented the Committee with potential next steps in the process. Piper Sandler recommended that the Committee direct the remaining potential buyers to submit final bids by December 18, 2019, in order to maintain pressure on the potential buyers to submit final bids in a timely manner. After discussion of that recommendation with Piper Sandler and Ropes & Gray, the Committee directed Piper Sandler to (i) send the final bid instruction letter, which had been previously distributed to the Committee and agreed to by the Committee, to Bidder X, Bidder Y, and Parent on the afternoon of December 6, 2019; and (ii) direct those potential buyers to submit final bids by December 18, 2019.

On December 6, 2019, Piper Sandler delivered the final bid instruction letter to Bidder X, Bidder Y, and Parent.

On December 10, 2019, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Board of Directors regarding the current status of the Committee’s review and evaluation of a potential strategic transaction. Piper Sandler briefed the Board of Directors on the bids received from thirteen potential buyers. Piper Sandler indicated that the following potential buyers remained in the process and had received final bid instructions: (i) Bidder X; (ii) Bidder Y; and (iii) Parent. With respect to the remaining potential buyers, Piper Sandler advised the Board of Directors that: (i) Parent expressed significant interest in the potential strategic transaction, completed extensive transactional due diligence, indicated initial interest at an enterprise value that implied a range of $10.87 to $12.28 per share, and confirmed to Piper Sandler that it would submit a final bid during the week of December 16, 2019; (ii) Bidder X completed certain transactional due diligence, and indicated initial interest at an enterprise value that implied a range of $11.22 to $12.64 per share, and confirmed to Piper Sandler that Bidder X would submit a final bid during the week of December 16, 2019; and (iii) Bidder Y indicated initial interest at the price of $12.00 per share, but had not engaged in any transactional due diligence, had not scheduled a management presentation, and had not indicated whether it would submit a final bid during the week of December 16, 2019.

Piper Sandler then discussed several topics in connection with the sale process, including: (i) a comparison and summary of the valuations reflected in strategic and financial transactions involving comparable companies; (ii) an analysis of the valuation of the Company at various share prices; and (iii) an analysis of the Company’s trending share price as compared to various stock market indexes. The Board of Directors and Piper Sandler proceeded to discuss Piper Sandler’s presentation, including details concerning the three remaining potential buyers, the valuations of the Company reflected in the remaining potential buyers, and the anticipated timeline and mechanics for final bids. The Board of Directors determined that maximizing stockholder value should continue to be the focus when considering a potential strategic transaction, and reaffirmed that the Board of Directors would not authorize or recommend any proposed transaction without a prior favorable recommendation of such proposed transaction by the Committee.

On December 13, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the current status of the sale process and detailed the level of interest expressed by the two most active potential buyers, Bidder X and Parent. Piper Sandler advised the Committee that Bidder X and Parent continued to express interest in the potential strategic transaction, continued to conduct transactional due diligence, and both confirmed their intentions to submit final bids on December 18, 2019. Piper Sandler advised the Committee that Bidder Y continued to consider the potential strategic transaction, but had not offered any indication of whether it intended to submit a final bid on December 18, 2019.

The Committee and Ropes & Gray then discussed the draft disclosure letter, which had been distributed to the Committee for their review prior to the meeting. After discussion, the Committee directed Ropes & Gray to provide the draft disclosure letter to the potential buyers in advance of the deadline to submit final bids.

Later that day, as directed by the Committee, Ropes & Gray posted a draft of the disclosure letter to the data room for potential buyers to review.

On December 16, 2019, Bidder Y informed Piper Sandler that it would not proceed with the sale process.

On the night of December 18, 2019, Bidder X and Parent submitted final bids. The final bid by Parent indicated that Parent would be willing to pay $422 million for 100% of the Company and the aggregate amount of accelerated payments to TRA holders. Parent’s bid assumed that there would be no less than $37 million in cash on the Company’s balance sheet at closing of the transaction, as was indicated by the Company’s Form 10-Q for the fiscal quarter ended September 24, 2019, and further assumed that the Company would be debt-free. After reducing this amount by the amount of the estimated payout of obligations under the TRA, Parent’s bid implied a share price of 13.41. In addition, the bid contemplated, among other things, exclusivity until January 6, 2020, and the execution of voting agreements with KarpReilly, the Company’s largest stockholder, and certain members of senior management. Parent’s bid included a full mark-up of the proposed draft merger agreement and draft disclosure letter. The final bid by Bidder X valued the Company at an enterprise value of approximately $355 million, which after estimated pro rata payouts of obligations under the TRA, implied a share price of $12.47. Bidder X further noted that the aggregate pro rata payouts of all outstanding obligations due under the TRA should be no greater than $62 million. In addition, the bid from Bidder X contemplated, among other things, a fifteen-day exclusivity period. Bidder X also provided a memorandum reflecting high-level comments to the proposed draft merger agreement.

On the morning of December 19, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler provided the Committee with an overview of next steps in the sale process and indicated that Bidder Y had withdrawn from the process and would not submit a final bid.

Piper Sandler then explained and discussed with the Committee the final bids received from Bidder X and Parent on December 18, 2019. Piper Sandler also discussed the general provisions of the final bids in terms of financing, timing, and approvals, and updated the Committee on the status of the due diligence conducted by Bidder X and Parent. In addition, Piper Sandler discussed several topics in connection with the Committee’s consideration of the bids, including the: (i) potential ability of each potential buyer to consummate the merger; (ii) financing contingencies for each potential buyer; and (iii) consideration of other potential strategic alternatives. Piper Sandler indicated its belief, based on publicly available information, that Parent had adequate cash reserves and capacity in existing credit facilities to consummate a potential merger without the need for an external financing partner. Piper Sandler explained that Bidder X would need an external financing partner to consummate a potential merger, making the prospect of a potential strategic transaction with Bidder X comparatively less certain. The Committee and Piper Sandler proceeded to discuss the two final bids, the valuation reflected in the final bids, and next steps in connection with a potential strategic transaction. After discussion regarding these issues, the Committee directed Piper Sandler to engage with Bidder X and Parent in order to encourage Bidder X and Parent to submit a higher offer.

Representatives of Ropes & Gray and the Committee then discussed a mark-up of the draft merger agreement prepared by Parent and a draft merger agreement comment memorandum prepared by Bidder X. As part of that discussion, the Committee and Ropes & Gray discussed the structure of the transaction as contemplated by Parent’s markup (a one-step statutory reverse triangular merger) as compared to the draft merger agreement (a tender offer), as well as the TRA and the impact of the TRA on the negotiations concerning a potential strategic transaction. Given the status of the sale process and the valuation contemplated by the bids that were received, the Committee directed Piper Sandler to contact KarpReilly, which had been designated as a representative of the unitholders entitled to pro rata proceeds under the TRA (the “TRA Representative”), in order to negotiate and discuss potential adjustments to the pro rata payouts of proceeds due to all unitholders under the TRA (i.e. the TRA Holders) in the event of a transaction.

The Committee believed that it was in the best interest of the Company and its stockholders to facilitate discussions regarding such adjustments in order to allow for greater proceeds to stockholders in connection with any transaction. The Committee scheduled a call for December 20, 2019, in order to continue discussing the two bids and Piper Sandler’s ongoing engagement with Parent, Bidder X, and the TRA Representative.

On the morning of December 20, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the status of its ongoing discussions with Bidder X, Parent, and the TRA Representative. Piper Sandler advised the Committee that Parent characterized the offer it submitted on December 18, 2019 as “best and final,” and indicated that Parent would be in a position to execute a merger agreement on or about January 6, 2020. In addition, Piper Sandler advised the Committee that it directed Bidder X to submit a higher offer, but did not expect Bidder X to submit a higher offer than it had submitted on December 18, 2019.

Piper Sandler then updated the Committee on the status of its discussions with the TRA Representative concerning the TRA. Piper Sandler explained that the TRA Representative raised questions about voluntarily forgoing proceeds due to the TRA Holders under the TRA, and recommended that the Committee indicate to the TRA Representative any requests to adjust the pro rata payouts of proceeds due to the TRA Holders under the TRA. The Committee, Ropes & Gray, and Piper Sandler proceeded to discuss the negotiations with the TRA Representative in connection with the TRA. The Committee believed that an implied share price of $14.00 or higher represented an important target for the potential strategic transaction, given the valuation reflected in that share price, the fact that it represented an approximately 30% premium over the Company’s current share price, and the fact that such a premium would be a key step in maximizing stockholder value. The Committee further determined that adjustments to the pro rata payouts of proceeds due to the TRA Holders under the TRA would be important to achieving the targeted price. The Committee therefore directed Piper Sandler to propose to the TRA Representative that the TRA Holders agree to adjust the aggregate pro rata proceeds due to the TRA Holders under the TRA in order to achieve this price target. However, the Committee directed Piper Sandler to defer any additional negotiations with the TRA Representative until after the Board of Directors meeting scheduled for December 20, 2019. The Committee then discussed the prospect of seeking a higher offer from Parent, but agreed to defer any decision until Piper Sandler completed its ongoing discussions with the TRA Representative. The Committee also instructed Ropes & Gray to prepare a markup of Parent’s markup of the draft merger agreement for the Committee’s review.

Finally, Ropes & Gray discussed the draft amendment to the TRA, which had been distributed to the Committee for their review prior to the meeting. The draft amendment to the TRA contemplated, consistent with the ongoing negotiations with the TRA Representative, that the TRA Holders would agree to accept adjusted aggregate pro rata payouts due under the TRA as a result of the sale transaction, among other things. After discussion, the Committee directed Ropes & Gray to provide the draft amendment to Bidder X and Parent for their review.

On the afternoon of December 20, 2019, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler presented to the Board of Directors regarding the sale process, including the management presentations conducted with potential buyers and the feedback received from potential buyers in connection with those management presentations. Piper Sandler also indicated to the Board of Directors that Bidder Y had withdrawn from the process and would not submit a final bid.

Piper Sandler then explained and discussed with the Board of Directors the final bids received from Bidder X and Parent, including the general provisions of those final bids in terms of financing, timing, and approvals. Piper Sandler updated the Board of Directors on the status of the due diligence conducted by Bidder X and Parent, and discussed additional topics in connection with the received bids, including: (i) each potential buyer’s potential ability to consummate the transaction; (ii) financing contingencies for each potential buyer; (iii) the consideration of other strategic alternatives; and (iv) the value of the TRA when considering strategic alternatives. Piper Sandler also advised the Board of Directors that its ongoing discussions with Parent suggested that Parent would expect the Company to negotiate the value of the aggregate pro rata TRA payouts before Parent would provide a potentially higher bid.

Representatives of Ropes & Gray then separately described and compared Parent’s markup and Bidder X’s comment memorandum against the draft merger agreement which had been approved by the Committee and circulated to potential buyers on November 30, 2019. A lengthy discussion ensued between the Board of Directors and Ropes & Gray concerning the draft merger agreement, Parent’s markup, and Bidder X’s comment memorandum.

The Board of Directors proceeded to discuss the presentations of Piper Sandler and Ropes & Gray, agreed that maximizing stockholder value remained the focus when considering potential strategic alternatives, and reaffirmed that the Board of Directors would not authorize or recommend any proposed transaction without a prior favorable recommendation of such proposed transaction by the Committee.

On December 22, 2019, as directed by the Committee, Ropes & Gray posted a draft of the amendment to the TRA to the data room for Bidder X and Parent to review.

On the morning of December 23, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the status of Piper Sandler’s ongoing discussions with Bidder X regarding a higher “best and final” bid, and with the TRA Representative regarding the TRA Holders potentially voluntarily forgoing certain proceeds due to the TRA Holders under the TRA. Piper Sandler advised the Committee that Bidder X indicated that it (i) made a final bid at the upper half of its bid range, and (ii) would not consider any increase in its final bid without exclusivity. Piper Sandler then advised the Committee that Piper Sandler, as directed by the Committee, had proposed to the TRA Representative that the TRA Holders agree to adjust aggregate pro rata proceeds due under the TRA to achieve a $14.00 per share price target. The TRA Representative responded that the TRA Holders would potentially be willing to agree to adjust the pro rata proceeds due under the TRA, such that the aggregate pro rata payouts due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) could be reduced to $50 million, but the TRA Representative requested that the Committee consider approaching Parent to obtain a higher offer. Piper Sandler explained to the Committee that the maximum concession proposed by the TRA Representative, on behalf of the TRA Holders, would equate to approximately $0.50 per share in additional proceeds for the Company’s stockholders, and would reduce the total pro rata proceeds due to the TRA Holders under the TRA by approximately 21%. After discussion, the Committee instructed Piper Sandler to approach the TRA Representative to confirm that the TRA Holders would agree to adjust the aggregate pro rata payouts due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) so as to be fixed at $50 million. Assuming the TRA Representative confirmed acceptance of that amount on behalf of the TRA Holders, the Committee directed Piper Sandler to approach Parent, which had previously submitted a “best and final” bid at an enterprise value of approximately $382 million (excluding any payment under the TRA) and an implied share price of $13.41, with a counterproposal of $14.25 per share and an agreement that the Committee would grant Parent exclusivity through January 6, 2020.

On the afternoon of December 23, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler advised the Committee that it approached Parent with a counterproposal of an incremental $0.50 or $14.40 per share, which included a $0.50 concession per share from the proceeds due to the TRA Holders under the TRA in respect of the sale transaction. In addition, Piper Sandler had also indicated to Parent that, if it accepted the $14.40 counterproposal, the Committee would grant Parent exclusivity through January 6, 2020. Piper Sandler informed the Committee that Piper Sandler had presented the $14.40 per share counterproposal to Parent in response to discussions Piper Sandler had with the TRA

Representative, at the direction of the Committee, concerning the TRA Representative agreeing, on behalf of the TRA Holders, to adjust the pro rata proceeds due to the TRA Holders under the TRA in respect of the sale transaction. In connection with those discussions, the TRA Representative confirmed the agreement by the TRA Holders to reduce the proceeds to cause the aggregate pro rata payouts due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) to be fixed at $50 million, but requested that Piper Sandler seek a corresponding concession from Parent in the form of an increased offer price of $14.40 per share. The Committee directed Piper Sandler to update the Committee promptly on any response from Parent to the counterproposal, and scheduled an additional Committee meeting for December 24, 2019 in anticipation of such response.

The Committee then discussed potential steps in response to the counterproposal, as well as the sale process more generally. After discussion regarding these issues, the Committee noted that it had not formally authorized Piper Sandler to approach Parent with a counterproposal of $14.40 per share. However, the Committee determined that the counterproposal of $14.40 was consistent with the Committee’s objective of maximizing stockholder value, and expressed continued support for Piper Sandler’s ongoing negotiations with Parent at the Committee’s direction. The Committee further determined that maximizing stockholder value should remain the focus when considering any response by Parent to the counterproposal.

On December 24, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on the response from Parent to the counterproposal of $14.40 per share. Piper Sandler advised the Committee that Parent (i) responded with a counter offer of $14.13 per share, contingent on there being no less than $37 million in cash on the Company’s balance sheet at the closing of the transaction, as was indicated by the Company’s Form 10-Q for the fiscal quarter ended September 24, 2019; (ii) described the counter offer as Parent’s “final” offer; and (iii) requested exclusivity through January 6, 2020 (the “Counter Offer”). The Committee proceeded to discuss (i) the other potential strategic alternatives for the Company, including the prospect of continuing to operate independently and (ii) whether the Counter Offer maximized stockholder value. After discussion regarding these issues, the Committee unanimously determined that the Counter Offer represented an acceptable and appropriate value for the Company’s stockholders. Before responding to Parent, the Committee directed Piper Sandler to confirm with the TRA Representative that the TRA Holders, would, in response to the $14.13 per share Counter Offer, continue to agree to accept adjusted proceeds due under the TRA in order to fix the aggregate pro rata payouts due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) at $50 million. As discussed during the Committee’s meeting on the morning of December 23, 2019, the TRA agreement would effectively reduce the total pro rata proceeds due under the TRA by approximately 21%. Assuming the TRA Representative reaffirmed that agreement on behalf of the TRA Holders in response to the Counter Offer, the Committee directed Piper Sandler to offer verbal exclusivity to Parent through December 27, 2019, contingent on confirmation (i) of Parent’s final offer of $14.13 per share; (ii) that Parent had not identified any material issues with the revised draft merger agreement that had been approved by the Committee and circulated to Parent on December 22, 2019; and (iii) that Parent had substantially completed all transactional due diligence, with the exception of certain legal diligence. The Committee instructed Piper Sandler to update the Committee promptly after its discussions with the TRA Representative and Parent.

On December 26, 2019, Piper Sandler confirmed such agreement from the TRA Representative on behalf of the TRA Holders, and Piper Sandler conveyed the Committee’s response to the Counter Offer to Parent. Piper Sandler subsequently reported to the Committee that Parent indicated that it expected to be completed with all legal diligence by the end of that week.

On December 27, 2019, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler advised the Board of Directors of the negotiations with Parent since the last board meeting. Piper Sandler further explained that Parent had substantially completed all transactional due diligence, with the exception of certain legal diligence. Piper Sandler also advised the Board of Directors that, after extensive negotiations with the TRA Representative, the TRA Representative had agreed, on behalf of the TRA Holders, to fix the aggregate pro rata payouts due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) at $50 million. Piper Sandler explained to the Board of Directors that the agreement by the TRA Holders would effectively reduce the total pro rata proceeds due under the TRA by approximately 21%, and resulted in an additional $0.50 per share for the Company’s stockholders. Piper Sandler advised the Board of Directors that Parent’s Counter Offer of $14.13 per share assumed that the TRA Representative would agree to this adjustment on behalf of the TRA Holders. The Committee advised the Board of Directors that it believed the Counter Offer represented an acceptable and appropriate value for the Company’s stockholders.

The Board of Directors proceeded to discuss Piper Sandler’s presentation. The Board of Directors determined that maximizing stockholder value should continue to be the focus when considering the Counter Offer submitted by Parent, and that the Board of Directors would not authorize or recommend any proposed transaction without a prior favorable recommendation of such proposed transaction by the Committee.

On December 28, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Ropes & Gray explained to the Committee that, on December 26, 2019, Ropes & Gray received a markup of the revised draft merger agreement that had been circulated to Parent on December 22, 2019. Ropes & Gray reported that it had not identified any material issues with the markup, but noted certain provisions for the Committee’s consideration. The Committee proceeded to discuss Parent’s proposed changes to the draft merger agreement. After discussion, the Committee instructed Ropes & Gray to continue negotiations with Parent regarding the markup, focusing on terms that would maximize stockholder value. In addition, the Committee discussed the need for the Company to adopt a unified strategy to communicate the potential strategic transaction to various stakeholders, and resolved to assist the Company’s senior management in devising an appropriate strategy.

On December 29, 2019, Parent confirmed that it had substantially completed all transactional due diligence (including its outstanding legal due diligence) and the Company, as approved and directed by the Committee, agreed to sign an exclusivity agreement with Parent.

On December 30, 2019, members of senior management of the Company, including Ira Fils, the Company’s chief financial officer, Piper Sandler, Parent, and Parent’s financial advisor had a discussion regarding the Company’s cash balance estimates for fiscal year 2020, and its anticipated cash balance assuming the transaction closed during the second quarter of 2020. Because prior estimated cash balances had been prepared in September 2019 (the “Original Closing Cash Balance Estimates”), the discussion was intended to update Parent and its advisors as to where projected cash balances would be on the projected closing date in 2020 (the “Revised Closing Cash Balance Estimates” and, together with the Original Closing Cash Balance Estimates, the “Closing Cash Balance Estimates”). Given that the Company’s most current financial information had meaningful capital expenditures in the first half of 2020 and the fact that the Company has seasonally lower sales and profitability at the beginning of the fiscal year, the Company had, as reflected in the Revised Closing Cash Balance Estimates, updated its view of estimated cash balances at or around the projected closing date to be approximately $32 million or less.

Following that call, Parent informed Piper Sandler that, as a result of the Revised Closing Cash Balance Estimates, it would be adjusting its Counter Offer of $14.13 per share as a result of the fact that it was now estimated that the Company would not have at least $37 million in cash at the projected closing date, which assumption Parent had previously stated was a basis for its prior bids.

On the morning of December 31, 2019, the Company executed an exclusivity agreement with Parent, providing Parent exclusivity through January 6, 2020.

Later on the morning of December 31, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler updated the Committee on its discussion with

Parent, and advised the Committee that Parent had raised concerns regarding the Company’s Revised Closing Cash Balance Estimates. Piper Sandler further advised the Committee that, in light of the Revised Closing Cash Balance Estimates, Parent had communicated a revised bid of $14.00 per share (the “Revised Bid”), which was a $0.13 reduction from Parent’s prior offer price of $14.13 per share. Additionally, Piper Sandler noted that Parent had indicated that it viewed the Revised Bid as a compromise, given that Parent’s revised value calculations had indicated a per share price in the mid $13.00 range. Following Piper Sandler’s presentation, the Committee discussed, among other topics, the need to understand more fully the basis for the Revised Closing Cash Balance Estimates. After discussion, the Committee decided, as a next step, to discuss the Revised Closing Cash Balance Estimates directly with Mr. Fils and Mr. Bendel, in order to gain a better understanding of the basis for the Revised Closing Cash Balance Estimates.

On December 31, 2019, Mr. Bendel had a telephone conversation with David Gibbs, Parent’s incoming chief executive officer. On that call, Mr. Gibbs continued to express significant interest in the transaction with the Company, and stated that Parent was prepared to move forward with the Revised Bid.

On the afternoon of December 31, 2019, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance in addition to Messrs. Fils and Bendel. Mr. Bendel updated the Committee on his call with Mr. Gibbs. Messrs. Fils and Bendel each described for the Committee the Company’s Closing Cash Balance Estimates for fiscal year 2020. Mr. Fils explained to the Committee that, in the fall of 2019, the Original Closing Cash Balance Estimates had been prepared by the Company for purposes of a potential strategic transaction and shared with potential buyers during diligence. The Company, however, recently updated its view of estimated cash balances in 2020, as reflected in the Revised Closing Cash Balance Estimates, based upon the Company’s most current financial information, and extended them to account for a second quarter anticipated closing date, as opposed to the first quarter anticipated closing date the Company had used for purposes of the Original Closing Cash Balance Estimates. Mr. Fils attributed the difference between the Original Closing Cash Balance Estimates and the Revised Closing Cash Balance Estimates to a number of factors, including (i) higher than expected capital expenditure costs in the first half of 2020 associated with the Company’s increased development and construction of additional restaurants; (ii) seasonality in the Company’s sales volumes, which resulted in seasonally lower revenues and cash flow in the first half of 2020; and (iii) working capital related cash flow, which resulted in higher than expected cash outlays in the first half of 2020. The Committee, Mr. Bendel, and Mr. Fils then discussed (i) the accuracy of the Closing Cash Balance Estimates; (ii) the potential, if any, for the Closing Cash Balance Estimates to change in the future; and (iii) the reasonableness of the Revised Bid in light of the Revised Closing Cash Balance Estimates.

After discussion regarding these issues, the Committee determined that the Revised Bid represented an acceptable and appropriate value for the Company’s stockholders. Before responding to Parent’s Revised Bid, the Committee directed Piper Sandler to confirm with the TRA Representative that the TRA Holders would not change the agreement concerning the TRA payment in response to the Revised Bid. The Committee instructed Piper Sandler to update the Committee promptly after its discussions with the TRA Representative.

On January 1, 2020, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. The Committee discussed the Revised Closing Cash Balance Estimates for fiscal year 2020, which had been presented to the Committee on December 31, 2019 by Messrs. Fils and Bendel. After a lengthy discussion, the Committee unanimously agreed that the Revised Closing Cash Balance Estimates represented a reliable projection of the Company’s cash balance for the quarter ending March 31, 2020, and Parent’s Revised Bid represented an approximately 30% premium over the Company’s current share price. In addition, the Committee noted that the TRA Representative had confirmed that the TRA Holders would, in response to the Revised Bid, continue to agree to the adjusted TRA payment.

Ropes & Gray then discussed the markup of the draft merger agreement received from Parent on December 31, 2019. Ropes & Gray reported that it had not identified any material issues with the markup, but noted for the

Committee’s consideration that the markup included: (i) a termination fee payable to Parent under certain specified circumstances in the amount of 4% of the Company’s equity value; (ii) a termination right by Parent (including payment of the termination fee), in the event that the Company materially violates the no-shop provision and regardless of whether the Company enters into an agreement with an alternative buyer; and (iii) various representations by the Company about the absence of any material adverse events for purposes of closing conditions. After discussion regarding these issues, the Committee instructed Ropes & Gray to continue negotiations with Parent regarding the markup, focusing on terms that would maximize stockholder value. In addition, the Committee determined that the Revised Bid represented an acceptable and appropriate value for the Company’s stockholders, particularly because the Revised Bid represented an approximately 30% premium over the Company’s current share price. The Committee therefore unanimously agreed that the Revised Bid was acceptable.

On January 3, 2020, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler advised the Board of Directors that Parent had submitted the Revised Bid. Piper Sandler explained to the Board of Directors that the Revised Bid resulted from the Revised Closing Cash Balance Estimates for fiscal year 2020, which the Company shared with Parent on December 30, 2019. Piper Sandler explained that the Original Closing Cash Balance Estimates had been prepared by the Company in the fall of 2019 for purposes of a potential strategic transaction and shared with potential buyers during diligence. The Company, however, recently revised the Closing Cash Balance Estimates based upon the Company’s most current financial information and extended them to account for the anticipated closing date, which would occur later than the Company had assumed for purposes of the Original Closing Cash Balance Estimates.

Piper Sandler also advised the Board of Directors that the TRA Representative had confirmed that the TRA Holders would, in response to the Revised Bid of $14.00 per share, continue to agree to adjusted proceeds due under the TRA in order to fix the aggregate pro rata payouts due under the TRA as a result of the sale transaction (excluding other amounts that may be paid for 2019 and prior tax years) at $50 million.

Ropes & Gray then updated the Board of Directors on the status of the remaining negotiations with Parent regarding the potential strategic transaction and reported that it was actively negotiating with Parent regarding the specific circumstances under which Parent would receive a termination fee if the transaction was terminated, but had otherwise finalized the material terms of the draft merger agreement with Parent. In addition, Ropes & Gray reported that the other documents and agreements necessary to consummate the potential strategic transaction were in near final form and would be ready for the anticipated signing on January 5, 2020.

On January 4, 2020, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Ropes & Gray updated the Committee on the status of the remaining negotiations with Parent regarding the potential strategic transaction. Ropes & Gray reported that negotiations over the draft merger agreement remained ongoing. In addition, Ropes & Gray reported that the amendment to the TRA was in nearly agreed form and would be ready for the anticipated signing on January 5, 2020. After discussion regarding these issues, the Committee instructed Ropes & Gray to continue negotiations with Parent regarding the draft merger agreement, focusing on terms that would maximize stockholder value.

On January 5, 2020, the Committee held a meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Representatives of Ropes & Gray reminded the Board of Directors of the directors’ fiduciary duties with respect to a potential strategic transaction, and the Board of Directors and Ropes & Gray discussed related considerations. Piper Sandler then provided the Committee with an overview of the provisions of the draft merger agreement, including the transactional structure, closing conditions, no-shop provision, and termination fee. In addition, Piper Sandler provided the Committee with an overview of the Company’s historical financial information, as well as a benchmarking analysis of that historical financial information against the performance of comparable companies. Piper Sandler then presented its analysis in support of its opinion that the Merger between the Company and Parent was fair, from a financial point of view, to the holders of the Class A common stock (other than affiliated stockholders) (the “Fairness Opinion”).

Piper Sandler first advised the Committee that, in connection with the Fairness Opinion, Piper Sandler and the Committee had considered possible alternative business strategies to the Merger, including the prospect of the Company continuing to operate independently.

Piper Sandler then explained to the Committee that Piper Sandler analyzed the valuation of the Merger under four independent methodologies: (i) a comparison of the enterprise multiple reflected in the Merger against the enterprise multiples of comparable publicly traded companies in the restaurant industry; (ii) a comparison of the enterprise multiple reflected in the Merger against the enterprise multiples of transactions involving similar companies in the restaurant industry; (iii) a discounted cash flow analysis; and (iv) a comparison of the offer price premium to be paid under the Merger against the premiums paid in comparable public transactions. Piper Sandler then continued to review its presentation and described for the Committee the results of its valuation analysis under each methodology. Based on the results of these analyses, Piper Sandler advised the Committee of its opinion that the Merger was fair, from a financial point of view, to the holders of the Class A common stock (other than affiliated stockholders).

Piper Sandler then exited the meeting and a discussion ensued among the members of the Committee concerning Piper Sandler’s Fairness Opinion and the supporting analysis. The Committee discussed and considered multiple factors concerning the Merger, including (i) the prospects and likelihood of realizing superior benefits through remaining an independent company, as well as other possible alternative business strategies; (ii) the prospects and likelihood that another potential buyers would offer a higher price than the price per share offered in the Merger; and (iii) whether the Merger represented an acceptable and appropriate value for the Company’s stockholders.

After discussion regarding these issues, the Committee unanimously agreed that the Merger would maximize stockholder value, because, among other reasons, (i) the Merger represented an approximately 30% premium over the Company’s current share price; (ii) continuing the sale process was unlikely to result in a transaction at a more attractive price than offered in the Merger; and (iii) the Company would be permitted, under certain circumstances, to terminate the Merger in order to enter into an agreement with respect to a superior proposal by another potential buyer. The Committee therefore unanimously agreed that the Merger should be recommended to the Board of Directors. Upon motion duly made and seconded, the Committee unanimously approved resolutions (i) determining that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interests of, the Company and the Company’s stockholders and (ii) recommending that the Board of Directors (a) approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated thereby (including the amendment to the TRA); (b) direct that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (c) recommend that the Company’s stockholders adopt the Merger Agreement.

On January 5, 2020, the Board of Directors held a special meeting with representatives of each of Ropes & Gray and Piper Sandler in attendance. Piper Sandler provided the Board of Directors with an overview of the provisions of the draft merger agreement, including the transactional structure, closing conditions, no-shop provision, and termination fee. In addition, Piper Sandler provided the Board of Directors with an overview of the Company’s historical financial information, as well as a benchmarking analysis of that historical financial information against the performance of comparable companies. Piper Sandler then presented its analysis in support of its Fairness Opinion, as it had before the Committee earlier that day.

Ropes & Gray then provided the Board of Directors with an overview of the provisions of the Merger Agreement, and explained for the Board of Directors’ consideration that the Merger Agreement: (i) structures the transaction as an all-cash statutory reverse triangular merger, and assumes execution of an amendment to the TRA, as well as a Voting Agreement; (ii) imposes various conditions to closing, including stockholder approval, the absence of any material adverse effects, and material compliance by the Company with certain pre-closing covenants; (iii) requires Parent to take all actions necessary to obtain antitrust approval, except that Parent does not have to divest assets or products in order to obtain antitrust approval; (iv) includes a no-shop provision that permits the Company to terminate the Merger, under certain circumstances, in order to enter into an agreement with respect to a superior proposal by another potential buyer, but requires the Company to provide Parent with a four-day period to match any superior proposal; (v) provides termination rights to the Company and to Parent under certain circumstances; and (vi) requires payment of a termination fee in the amount of 3.5% of the Company’s equity value, or $13,125,000, if, among other things, the Company terminates the Merger in order to enter into an agreement with respect to a superior proposal by another potential buyer or materially breaches the no-shop provision of the Merger Agreement.

The Committee then presented to the Board of Directors (i) its determination that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; and (ii) its recommendation that the Board of Directors (a) approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (b) direct that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting, and (c) recommend that the Company’s stockholders adopt the Merger Agreement.

The Board of Directors proceeded to discuss Piper Sandler’s Fairness Opinion, Ropes & Gray’s presentation, and the Committee’s recommendation. After discussion, the Board of Directors unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby (other than the amendment to the TRA, which was to be voted on separately), (iii) directed that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement. Upon motion duly made and seconded, the Board of Directors unanimously approved and adopted resolutions consistent with those determinations.

In addition, upon motion duly made and seconded, Messrs. Bendel, Fils, Zecher, Kadow, and Allen, and Ms. Timpone, constituting a majority of the Board of Directors and a quorum, unanimously approved and adopted the resolutions approving the amendment to the TRA and the transactions contemplated thereby. Although not legally required to do so, Messrs. Reilly and Karp abstained from voting on the resolutions with respect to the amendment to the TRA because of KarpReilly’s position as a party to the TRA and as the TRA Representative.

On the evening of January 5, 2020, the Company and Parent executed the Merger Agreement.

Before markets opened on the morning of January 6, 2020, the Company and Parent issued a joint press release announcing that they had entered into a definitive agreement pursuant to which Parent would acquire the Company for $14.00 per share in cash.

Recommendation of the Committee and Reasons for the Merger; Recommendation of the Board of Directors

Recommendation of the Committee

After careful consideration, the Committee unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to, and in the best interests of, the Company and the Company’s stockholders and (ii) recommended that the Board of Directors (a) approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated thereby; (b) direct that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (c) recommend that the Company’s stockholders adopt the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Committee consulted with the Company’s management and legal and financial advisors. In the course of making the determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders and recommending that the Board of Directors (a) approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (b) direct that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting, and (c) recommend that the Company’s stockholders adopt the Merger Agreement, the Committee considered numerous factors, including the following material factors and benefits of the Merger and the other transactions contemplated by the Merger Agreement (which factors are not presented in any particular order of importance or assigned any particular weight):

•

Historical information regarding (i) the Company’s business, financial performance, and results of operations, (ii) market prices, volatility, and trading activity with respect to the Class A common stock, and (iii) market prices with respect to other industry participants and general market indices.

•

Current information regarding (i) the Company’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions, (iii) geopolitical conditions (including, without limitation, tariffs) which are affecting the Company’s business, and (iv) opportunities and competitive factors within the Company’s industry.

•

The prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies.

•

The potential for other third parties to enter into strategic relationships with or to seek to acquire the Company, including a review of the Company’s dealings with other possible buyers in the past and in connection with this strategic process, and an assessment of the likelihood that a third party would offer a higher price than the price per share offered by Parent.

•

The timing of the Merger and the risk that, if the Company does not accept Parent’s offer now (as provided for in the Merger Agreement), it may not have another opportunity to do so or to accept a comparable opportunity.

•	The value of the Merger Consideration offered under the Merger Agreement represents a substantial premium above the Company’s stock price as of the close of market on January 3, 2020.

•	The Merger Consideration will provide liquidity and certainty of value upon consummation of the Merger.

•

The amount of cash to be received for each outstanding share of common stock is fixed and will not be reduced if the share price of the Class A common stock declines prior to the effective time of the Merger.

•

The fact that the Committee and Piper Sandler conducted a review of the Company’s strategic alternatives and in connection therewith, contacted numerous potential counterparties regarding their interest in a potential acquisition of the Company.

•

The belief of the Committee that it is preferable to enter into the Merger Agreement with Parent instead of any of the other bidders in the strategic alternatives process in light of the prices offered by those other bidders and the fact that those other bidders made significantly less progress on due diligence, and because of (i) the risk that continuing with the strategic process was unlikely to result in a transaction at a more attractive price than offered by Parent in the Merger and that a “failed” attempt to sell the Company could be detrimental to the Company; (ii) the fact that the Company would be permitted, under circumstances described in the Merger Agreement, to terminate the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal (as defined under the caption, “Proposal 1: Adoption of the Merger Agreement—Acquisition Proposals”) after giving Parent the opportunity to match the Superior Proposal and upon payment of a termination fee equal to $13,125,000; and (iii) the advice of Piper Sandler that the approach pursued was the most likely to result in the highest price reasonably available for the Company.

•

The fact that, under the terms of the Merger Agreement, Parent has agreed to use reasonable best efforts to obtain necessary antitrust clearances, with certain qualifications on Parent’s obligations to take certain actions.

•

The belief of the Committee that an acquisition by Parent has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities.

•

The fact that, under the terms of the Merger Agreement, the Company and Parent must use their reasonable best efforts to take all actions necessary, proper, or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement by or before the Outside Date (as defined under the caption, “Proposal 1: Adoption of the Merger Agreement—Termination”).

•	The fact that the consummation of the Merger is not subject to the approval of Parent’s stockholders.

•	The absence of a financing condition to the closing of the Merger, and Parent’s representations and warranties relating to the availability of funds.

•

The financial analyses presented by Piper Sandler to the Committee, and the opinion of Piper Sandler that, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of Class A common stock (other than affiliated stockholders).

•

The fact that the Company will no longer exist as an independent public company and the Company’s stockholders will forego any future increase in its value as an independent public company that might result from its possible growth.

•

The possible negative effect of the Merger and public announcement of the Merger on the Company’s financial performance, operating results and stock price, and the Company’s relationships with customers, suppliers, other business partners, management, and employees.

•

The fact that the Merger Agreement (i) precludes the Company from actively soliciting competing acquisition proposals and (ii) obligates the Company (or its successor) to pay Parent a termination fee equal to $13,125,000 under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal.

•

The fact that the Merger Agreement imposes restrictions on the conduct of the Company’s business in the pre-closing period, which may adversely affect the Company’s business in the event that the Merger is not completed (including by delaying or preventing the Company from pursuing business opportunities that may arise, or precluding actions that would be advisable if the Company were to remain an independent company).

•

The risks involved with the Merger and the likelihood that the Company and Parent will be able to complete the Merger, the possibility that the Merger might not be consummated, and the Company’s prospects going forward without the combination with Parent.

•

The substantial transaction expenses to be incurred in connection with the Merger and the negative impact of such expenses on the Company’s cash reserves and operating results should the Merger not be completed.

•

The fact that known interests of directors and executive officers of the Company in the Merger that may be different from, or in addition to, their interests as stockholders of the Company or the interests of the Company’s other stockholders generally, including that certain officers of the Company are entitled to severance and other benefits pursuant to the TRA Amendment and other agreements.

•	The fact that the Voting Agreement automatically terminates upon a termination of the Merger Agreement in accordance with its terms, and that should a Superior Proposal emerge, the Board of

Directors and the Committee has the flexibility under the Merger Agreement, subject to the terms of the Merger Agreement, to terminate the Merger Agreement and accept a Superior Proposal, and

•	Together with all other factors the Committee deemed relevant.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors, upon the unanimous recommendation of the Committee, has unanimously (except for the abstention of directors affiliated with KarpReilly GP, LLC with respect to approval of the TRA Amendment): (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby; (iii) directed that the adoption of the Merger Agreement be submitted to a vote at the Special Meeting; and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement (the “Company Board Recommendation”).

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR”, on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board of Directors consulted with the Company’s management and legal and financial advisors. In the course of making the determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders and to recommend that stockholders adopt the Merger Agreement, the Board of Directors considered numerous factors, including the following material factors and benefits of the Merger and the other transactions contemplated by the Merger Agreement (which factors are not presented in any particular order of importance or assigned any particular weight):

•	The factors considered by the Committee that are listed above in the section entitled “Recommendation of the Committee—Reasons for the Merger”;

•

The recommendation by the Committee that the Board of Directors approve the proposed transaction, as the Board of Directors would not have approved any transaction in connection with this strategic process without such a recommendation from the Committee; and

•	All other factors the Board of Directors deemed relevant.

The foregoing discussion of reasons for the Committee’s and Board of Director’s determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interest of the Company and its stockholders and to recommend that stockholders adopt the Merger Agreement is not meant to be exhaustive but addresses the principal information and factors considered by the Board of Directors and the Committee. In view of the wide variety of factors considered by the Board of Directors and the Committee in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors and the Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors and the Committee each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Committee collectively reached the unanimous conclusion to recommend the Merger to the Board of Directors, and the Board of Directors collectively reached the unanimous conclusion to approve the Merger, based on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

In considering the recommendation of the Board of Directors that stockholders vote in favor of adoption of the Merger Agreement, stockholders of the Company should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, other stockholders. The Board of Directors and the Committee were aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement and the Merger. For more information on these interests see the section of the proxy statement captioned “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger.”

Prospective Financial Information

Although the Company has in the past provided investors with limited quarterly or full-year financial guidance covering limited areas of its expected financial performance, the Company does not, as a matter of general practice, publicly disclose financial projections because of, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the Company’s review of potential strategic alternatives, including a potential sale, Company management provided the Board of Directors, the Committee, and Piper Sandler with certain non-public, unaudited prospective financial information prepared by Company management for the fiscal years ending 2019 through 2023. This information was also provided to prospective buyers that participated in the sale process in connection with their due diligence review of a possible transaction, and which executed non-disclosure agreements. In addition, in December 2019, the Company provided the Board of Directors, the Committee, and Piper Sandler with updated non-public, unaudited prospective financial information prepared by Company management for the fiscal year ending 2019. This updated prospective financial information for the fiscal year ending 2019 incorporated actual results through November 2019 and Company management’s latest expectations for December 2019. This updated prospective financial information was also provided to prospective buyers who participated in the potential sale process, including Parent, in connection with their due diligence review of a possible transaction. The updated prospective financial information for the fiscal year ending 2019 provided in December 2019 (the “Updated Projections”), as well as the prospective financial information for the fiscal years ending 2020 through 2023 provided in September 2019 (the “Original Projections” and, together with the Updated Projections, the “Company Projections”), was relied upon and used as the basis for the financial analyses conducted by Piper Sandler and are summarized below in “—Opinion of Financial Advisor.”

In addition, in September 2019, the Company prepared Closing Cash Balance Estimates for fiscal year 2020 (as defined above and summarized below), in order to estimate for potential buyers where the Company’s projected cash balance would be on the projected closing date of a potential strategic transaction. The Original Closing Cash Balance Estimates prepared in September 2019 (as defined above and summarized below) were provided to the Board of Directors, the Committee, Piper Sandler, and prospective buyers that executed non-disclosure agreements and were invited to advance to the second phase of the sale process, including Parent, in connection with their due diligence review of a possible transaction. In December 2019, the Company updated its view of estimated cash balances for fiscal year 2020, based upon the Company’s most current financial information, and extended them to account for a second quarter anticipated closing date, as opposed to the first quarter anticipated closing date the Company had used for purposes of the Original Closing Cash Balance Estimates. The Revised Closing Cash Balance Estimates (as defined above and summarized below) were provided to the Board of Directors, the Committee, Piper Sandler, and Parent. The Closing Cash Balance Estimates were not relied upon or used as the basis for the financial analyses conducted by Piper Sandler.

A summary of this financial information is provided below only to provide stockholders of the Company with access to certain prospective financial information concerning the Company that was made available to the Board of Directors, the Committee, prospective buyers, and Piper Sandler, as described herein. The Company Projections and the Closing Cash Balance Estimates were not prepared for purposes of public disclosure. The Company Projections and the Closing Cash Balance Estimates were not included in this proxy statement in order to influence any stockholder of the Company to make any decision regarding the proposals relating to the transactions contemplated by the Merger Agreement or for any other purpose, and readers of this proxy statement are cautioned not to place any reliance on the Company Projections or the Closing Cash Balance Estimates included herein.

The Company Projections and the Closing Cash Balance Estimates included in this proxy statement are the responsibility of the Company’s management. The Company Projections and the Closing Cash Balance Estimates represent Company management’s reasonable estimates and good faith judgments as to the future growth and financial performance of the Company, including forecasts of revenues and adjusted EBITDA, that Company management believed were reasonable at the time the Company Projections and the Closing Cash Balance Estimates were prepared, taking into account relevant information available at the time. However, this information should not be relied upon as being necessarily indicative of actual future results. Although a summary of the Company Projections and the Closing Cash Balance Estimates are presented with numerical specificity, it reflects numerous assumptions and estimates made by the Company’s management, including assumptions and estimates with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The Company Projections and the Closing Cash Balance Estimates also reflect the subjective judgment of the Company’s management in many respects and, thus, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Company Projections and the Closing Cash Balance Estimates constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements”, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the reports filed by the Company with the SEC.

The Company Projections and the Closing Cash Balance Estimates include certain non-GAAP measures (including adjusted EBITDA) because the Company believed such measures would be useful to the Board of Directors and the Committee in evaluating the financial prospects of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculations of these non-GAAP measures may differ from calculations of such measures by others in the Company’s industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.

The Company Projections and the Closing Cash Balance Estimates were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections and the Closing Cash Balance Estimates are unaudited. Neither Moss Adams LLP, the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, reviewed, or otherwise applied any procedures to, the Company Projections and the Closing Cash Balance Estimates, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Accordingly, they assume no responsibility for, and disclaim any association with, the Company Projections and the Closing Cash Balance Estimates.

The inclusion of the Company Projections and the Closing Cash Balance Estimates should not be regarded as an admission, representation or indication that any of the Board of Directors, the Committee, the Company, the Company’s management, Piper Sandler, any of their respective advisors or any other person considered, or now considers, the forecasts to be material or a reliable prediction of future results, and the Company Projections and the Closing Cash Balance Estimates should not be relied upon as such. In fact, the Board of Directors, the Committee, the Company’s management, and Piper Sandler view the Company Projections and the Closing Cash Balance Estimates as non-material because of the inherent risks and uncertainties associated with such long range forecasts.

No representation or warranty was made in the Merger Agreement concerning prospective financial information, including the Company Projections and the Closing Cash Balance Estimates. The Company Projections and the Closing Cash Balance Estimates should only be evaluated in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

The Company Projections and the Closing Cash Balance Estimates in this proxy statement do not take into account any conditions, circumstances, or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. The Company does not intend to update or otherwise revise the Company Projections or the Closing Cash Balance Estimates to reflect any condition, circumstance, or event existing after the date they were prepared or to reflect the occurrence of any future event (including any failure of the transactions contemplated by the Merger Agreement to occur), even in the event that any or all of the assumptions underlying the Company Projections and the Closing Cash Balance Estimates are in error or are no longer appropriate. In light of the foregoing factors and uncertainties inherent in the Company Projections and the Closing Cash Balance Estimates, readers of this proxy statement are cautioned not to place any reliance on the portions of the Company Projections and the Closing Cash Balance Estimates set forth below.

Original FY 2019E to FY 2023E Company Projections

Subject to the foregoing qualifications, the portions of the Original Projections that were provided to the Board of Directors, the Committee, Piper Sandler, and prospective buyers, including Parent, are summarized below.

($ in millions)	Fiscal Year Ending December
	2019E (1)	2020E	2021E	2022E	2023E
Adjusted Total Revenue (2)	458.3	502.9	560.2	630.4	708.4

Adjusted Restaurant Operating Costs (3)	380.1	414.8	460.8	518.0	581.6
Adjusted General and Administrative Expenses (4)	42.6	45.9	48.6	53.2	57.4
Pre-Opening Costs	2.2	1.8	2.3	2.7	2.9

Adjusted EBITDA (5)	33.4	40.5	48.5	56.5	66.5

(1)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective buyers for the Company also excluded the 53rd fiscal week.

(2)	Total revenue excludes franchise revenue for terminated agreements.
(3)

Restaurant operating costs consist of food and paper costs, labor and related expenses, occupancy and other operating expenses, and excludes depreciation and amortization. Restaurant operating costs exclude non-recurring call center delivery costs.

(4)	General and administrative expenses exclude one-time recruiting fees.
(5)	Adjusted EBITDA represents a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Updated FY 2019E and Original FY 2020E to FY 2023E Company Projections

Subject to the foregoing qualifications, the portions of the Updated Projections that were provided to the Board of Directors, the Committee, Piper Sandler, and prospective buyers, including Parent, are summarized below.

($ in millions)	Fiscal Year Ending December
	LTM Nov. 2019 (1)	2019E (2)	2020E	2021E	2022E	2023E
Adjusted Total Revenue (3)	452.2	457.2	502.9	560.2	630.4	708.4

Adjusted Restaurant Operating Costs (4)	375.3	380.0	414.8	460.8	518.0	581.6
Adjusted General and Administrative Expenses (5)	42.0	41.9	45.9	48.6	53.2	57.4
Pre-Opening Costs	2.2	2.2	1.8	2.3	2.7	2.9

Adjusted EBITDA (6)	32.6	33.2	40.5	48.5	56.5	66.5

(1)	Represents last twelve months (“LTM”) ended November 19, 2019.
(2)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective buyers for the Company also excluded the 53rd fiscal week.

(3)	Total revenue excludes franchise revenue for terminated agreements.
(4)

Restaurant operating costs consist of food and paper costs, labor and related expenses, occupancy (including rental payments for build-to-suit “BTS” leases in LTM November 2019) and other operating expenses, and excludes depreciation and amortization. Restaurant operating costs exclude non-recurring call center delivery costs.

(5)	General and administrative expenses exclude one-time recruiting fees.
(6)	Adjusted EBITDA represents a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Reconciliation of Non-GAAP Financial Measures

Certain of the measures included in the Company Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. These non-GAAP measures are included in this proxy statement because such information was made available to the Board of Directors, the Committee, Piper Sandler, and prospective buyers, and was used in the process leading to the execution of the Merger Agreement, as described elsewhere in this proxy statement. Reconciliations of certain of these measures are provided below. The figures included in the reconciliation are part of the Company Projections, and are subject to and should be read together with the disclosures above.

Adjusted EBITDA. Adjusted EBITDA is defined as net income plus provision for income taxes, plus interest expense (income), plus depreciation and amortization, plus loss on disposal of assets, plus asset impairment and restaurant closure charges, plus Tax Receivable Agreement (“TRA”) liability adjustment, less franchise revenue for terminated agreements, less 53rd fiscal week contribution, plus non-recurring call center delivery costs, and plus one-time recruiting fees. A reconciliation of adjusted EBITDA is provided below:

Original FY 2019E to FY 2023E Company Projections

($ in millions)	Fiscal Year Ending December
	2019E (1)	2020E	2021E	2022E	2023E
Net Income	4.0	7.4	10.6	13.0	18.2

Plus: Provision for Income Taxes	1.3	2.3	3.3	4.1	5.7
Plus: Interest Expense (Income)	(0.2)	(0.3)	(0.3)	(0.3)	(0.3)
Plus: Depreciation and Amortization	28.4	30.9	34.7	39.5	42.8
Plus: Loss on Disposal of Assets	0.2	0.2	0.2	0.2	0.2
Plus: Asset Impairment and Restaurant Closure Charges	0.9	—	—	—	—
Plus: TRA Liability Adjustment	—	—	—	—	—
Less: Franchise Revenue for Terminated Agreements	(0.1)	—	—	—	—
Less: 53rd Fiscal Week EBITDA	(1.5)	—	—	—	—
Plus: Non-Recurring Call Center Delivery Costs	0.3	—	—	—	—
Plus: One-Time Recruiting Fees	0.0	—	—	—	—

Adjusted EBITDA	33.4	40.5	48.5	56.5	66.5

(1)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective buyers for the Company also excluded the 53rd fiscal week.

Updated FY 2019E and Original FY 2020E to FY 2023E Company Projections

($ in millions)	Fiscal Year Ending December
	LTM Nov. 2019 (1)	2019E (2)	2020E	2021E	2022E	2023E
Net Income	2.9	3.1	7.4	10.6	13.0	18.2

Plus: Provision for Income Taxes	1.1	1.8	2.3	3.3	4.1	5.7
Plus: Interest Expense (Income)	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Plus: Depreciation and Amortization	27.5	28.3	30.9	34.7	39.5	42.8
Plus: Loss on Disposal of Assets	0.2	0.2	0.2	0.2	0.2	0.2
Plus: Asset Impairment and Restaurant Closure Charges	1.0	1.0	—	—	—	—
Plus: TRA Liability Adjustment	0.5	0.4	—	—	—	—
Less: Franchise Revenue for Terminated Agreements	(0.7)	(0.1)	—	—	—	—
Less: 53rd Fiscal Week EBITDA	—	(1.6)	—	—	—	—
Less: Rental Payments for BTS Leases	(0.1)	—	—	—	—	—
Plus: Non-Recurring Call Center Delivery Costs	0.4	0.3	—	—	—	—
Plus: One-Time Recruiting Fees	0.0	0.0	—	—	—	—

Adjusted EBITDA	32.6	33.2	40.5	48.5	56.5	66.5

(1)	Represents LTM ended November 19, 2019.
(2)

FY 2019E is a 53-week fiscal year; FY 2019E figures shown above exclude the 53rd fiscal week. The prospective financial information furnished to prospective buyers for the Company also excluded the 53rd fiscal week.

Closing Cash Balance Estimates

Subject to the foregoing qualifications, the Original Closing Cash Balance Estimates that were provided to the Board of Directors, the Committee, Piper Sandler, and prospective buyers that executed non-disclosure agreements and were invited to advance to the second phase of the sale process, including Parent, estimated that the Company would have a cash balance of approximately $40 million as of the quarter ending March 31, 2020, and a cash balance of approximately $41 million as of the quarter ending June 30, 2020.

In addition, subject to the foregoing qualifications, the Revised Closing Cash Balance Estimates that were provided to the Board of Directors, the Committee, Piper Sandler, and Parent, estimated that the Company would have a cash balance of approximately $32 million or less as of the quarter ending June 30, 2020.

Opinion of Financial Advisor

Pursuant to an engagement letter dated September 4, 2019, the Company retained Piper Sandler to evaluate strategic alternatives and, if requested, deliver its opinion as to the fairness, from a financial point of view, to the holders of shares of Class A common stock (other than affiliated stockholders) of the consideration to be received pursuant to a potential transaction. On October 22, 2019, the Committee engaged Piper Sandler as the Committee’s financial advisor in connection with a potential strategic transaction, including a possible merger. The Company and the Committee selected Piper Sandler to act as its financial advisor in connection with a potential strategic transaction on the basis of, among other things, Piper Sandler’s industry expertise, historical knowledge of the Company, and experience advising public companies. At meetings of each of the Board of Directors and the Committee on January 5, 2020, Piper Sandler issued its oral opinion to the Board of Directors and to the Committee, later confirmed in a written opinion of the same date, that, based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as Piper Sandler considered relevant, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Class A common stock (other than affiliated stockholders) as of the date of the opinion.

The full text of the written opinion of Piper Sandler, dated January 5, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement. The Piper Sandler opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the holders of shares of Class A common stock (other than affiliated stockholders). Piper Sandler’s opinion was directed solely to the Committee and the Board of Directors in connection with consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any holder of shares of Class A common stock as to how such holder should act with respect to the Merger or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee and Piper Sandler has consented to the disclosure of its opinion in this proxy statement.

In connection with rendering the opinion described above and performing its financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the Merger Agreement dated January 5, 2020, and the specific terms of the Merger;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•	reviewed and analyzed certain information furnished to Piper Sandler by Company management relating to the business, operations, and prospects of the Company, including the Company Projections;

•

conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as the Company’s business, operations, and prospects before and after giving effect to the Merger;

•	reviewed the current and historical reported prices and trading activity of the shares of Class A common stock and similar information for certain other companies that Piper Sandler deemed relevant;

•	reviewed valuation multiples and other financial data for the Company and compared them to certain publicly traded companies that Piper Sandler deemed relevant;

•	compared the financial performance of the Company with that of certain other publicly traded companies that Piper Sandler deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain precedent transactions that Piper Sandler deemed relevant in evaluating the Merger;

•	conducted a discounted cash flow analysis on the Company based on the Company Projections; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic, and market criteria as Piper Sandler deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Board of Directors and the Committee at meetings held on January 5, 2020. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Sandler or of its presentation to the Board of Directors on January 5, 2020. You are urged to, and should, read the Piper Sandler opinion in its entirety and this summary is qualified in its entirety by the written opinion of Piper Sandler attached as Annex B to this proxy statement, which is incorporated herein.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses performed by

Piper Sandler. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Sandler, the Board of Directors, or the Committee. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 3, 2020, and is not necessarily indicative of current market conditions.

For purposes of its analyses, Piper Sandler calculated (i) the Company’s equity value implied by the Merger Consideration to be approximately $375.0 million, based on approximately 26.8 million shares of Class A common stock and common stock equivalents estimated to be outstanding as of December 27, 2019, consisting of in-the-money options (calculated using the treasury stock method) and restricted stock units; and (ii) the Company’s enterprise value (for the purposes of this analysis, implied enterprise value equates to implied equity value less cash and cash equivalents of $40.3 million as of November 19, 2019 (the end of the Company’s eleventh fiscal period of fiscal year 2019), and plus TRA payout of $50.0 million), referred to as “EV,” to be approximately $384.7 million. The EV implies an 11.8x multiple relative to the LTM November 2019 adjusted EBITDA referenced above in the “Reconciliation of Non-GAAP Financial Measures” table.

Financial Analyses

Selected Public Companies Analysis. Piper Sandler reviewed certain publicly available financial, operating, and stock market information of the Company and the following selected U.S. publicly traded companies in the restaurant industry that Piper Sandler, based on its industry experience, deemed relevant. Piper Sandler selected companies based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources, and by applying the following criteria:

•	companies that operate in the limited service restaurant industry;

•	companies that have a market capitalization greater than or equal to $100.0 million; and

•	companies that operate a significant number of company-owned restaurants, defined as greater than or equal to 40.0% of the system.

Based on this criteria, Piper Sandler identified and analyzed the following selected publicly traded companies:

•	Chipotle Mexican Grill, Inc.;

•	Del Taco Restaurants, Inc.;

•	El Pollo Loco Holdings, Inc.;

•	Fiesta Restaurant Group, Inc.;

•	Noodles & Company;

•	Potbelly Corporation; and

•	Shake Shack Inc.

For the selected public companies analysis, Piper Sandler calculated the following valuation multiples for the Company, including as implied by the Merger Consideration, and the selected companies:

•

Enterprise value (which is defined as fully diluted equity value, based on closing prices per share on January 3, 2020, plus total debt, preferred equity and non-controlling interests (as applicable) less total cash and cash equivalents) as a multiple of earnings before interest, taxes, depreciation and amortization and publicly disclosed non-recurring adjustments, referred to as “adjusted EBITDA,” (which, in the case of the Company, is described under “Reconciliation of Non-GAAP Financial Measures” above) for the last twelve months (“LTM”);

•	Enterprise value as a multiple of EBITDA (which, in the case of the Company, is described under “Reconciliation of Non-GAAP Financial Measures” above) for estimated calendar year 2019; and

•	Enterprise value as a multiple of EBITDA (which, in the case of the Company, is described under “Reconciliation of Non-GAAP Financial Measures” above) for estimated calendar year 2020.

Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings, and other publicly available information. Financial data of the Company was based on publicly available information and the Company Projections furnished to Piper Sandler by Company management.

The results of this analysis are summarized as follows:

Merger Consideration Implied Multiple:			Implied Multiple Reference Ranges:
EV / LTM EBITDA	EV / CY 2019E EBITDA	EV / CY 2020E EBITDA	EV / LTM EBITDA	EV / CY 2019E EBITDA	EV / CY 2020E EBITDA
11.8x	11.6x	9.5x	3.8x – 38.1x	3.9x – 35.6x	4.0x – 27.4x

Merger Consideration	Implied Equity Value per Share Reference Ranges:
	EV / LTM EBITDA	EV / CY 2019E EBITDA	EV / CY 2020E EBITDA
$14.00	$4.29 – $44.65	$4.50 – $42.34	$5.66 – $39.80

No company utilized in the selected public companies analysis is identical to the Company. In evaluating the selected companies, Piper Sandler made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters.

Selected Precedent Transactions Analysis. Piper Sandler reviewed precedent transactions involving target companies in the U.S. restaurant industry that Piper Sandler, based on its industry expertise, deemed relevant. Piper Sandler selected these transactions based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources, and by applying the following criteria:

•	transactions in which the acquiring company purchased a controlling interest of the target;

•	transactions that were announced between January 1, 2010 and the date of Piper Sandler’s opinion and subsequently closed or were in process of closing;

•	targets with transaction enterprise values between $100.0 million and $2.0 billion; and

•	targets that operate in the limited service restaurant industry.

Based on these criteria, Piper Sandler identified and analyzed the following selected precedent transactions:

Announcement Date	Target	Acquiror
April 2019	Papa Murphy’s Holdings	MTY Food Group
November 2018	Global Franchise Group	Lion Capital, Serruya Private Equity
November 2018	Bojangles’	Durational Capital, The Jordan Company
August 2018	Zoe’s Kitchen	CAVA Group
August 2018	Jamba	FOCUS Brands
December 2017	Qdoba Restaurant Corporation	Apollo Global Management
September 2017	Cafe Rio Mexican Grill	Freeman Spogli & Co.
March 2017	Checkers & Rally’s Restaurants	Oak Hill Capital Partners
February 2017	Popeyes Louisiana Kitchen	Restaurant Brands International
May 2016	Kahala Brands	MTY Food Group
May 2016	Krispy Kreme Doughnuts	JAB Holding Company
March 2015	Del Taco Holdings	Levy Acquisition Corp.
September 2014	Einstein Noah Restaurant Group	JAB Holding Company
August 2014	Portillo Restaurant Group	Berkshire Partners
December 2012	Caribou Coffee Company	JAB Holding Company
March 2012	The Krystal Company	Argonne Capital Group
June 2011	Arby’s Restaurant Group	Roark Capital Group
December 2010	Noodles & Company	Catterton Partners
April 2010	CKE Restaurants	Apollo Global Management

Piper Sandler reviewed transaction enterprise values of the selected transactions, calculated, to the extent publicly available, as the purchase price paid for the target company involved in such transactions plus total debt, preferred equity and noncontrolling interests (as applicable) less total cash and cash equivalents, as a multiple of adjusted EBITDA (which, in the case of the Company, is described under “Reconciliation of Non-GAAP Financial Measures” above) for the LTM as of the applicable announcement dates of such transactions.

Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings, and other publicly available information and, to the extent publicly available and applicable, was calculated on a pro forma basis for certain transactions with significant owned real estate by adjusting transaction enterprise values for sale-leaseback proceeds and adjusting target companies’ EBITDA for incremental rent expense. Financial data of the Company was based on publicly available information and the Company Projections furnished to Piper Sandler by Company management.

The results of this analysis are summarized as follows:

Merger Consideration Implied Multiple: EV/LTM EBITDA	Implied Multiple Reference Range: EV/LTM EBITDA
11.8x	5.3x – 20.9x

Merger Consideration	Implied Equity Value per Share Reference Range: EV/LTM EBITDA
$14.00	$6.16 – $24.70

No transaction utilized in the selected precedent transactions analysis is identical to the Company or the transactions contemplated by the Merger Agreement, including the Merger. In evaluating the selected transactions, Piper Sandler made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters.

Discounted Cash Flow Analysis. Using a discounted cash flows analysis, Piper Sandler calculated an estimated range of theoretical values for the Company based on the net present value of (i) projected unlevered free cash flows from fiscal year 2020 to fiscal year 2023, discounted back to December 31, 2019 (the end of the Company’s fiscal year 2019), based on the Company Projections furnished to Piper Sandler by the Company for fiscal years 2020 to fiscal year 2023 (which information did not change between the Original Projections and Updated Projections), plus (ii) a terminal value at fiscal year 2023 based upon EBITDA exit multiples, discounted back to December 31, 2019, plus (iii) the Company’s non-TRA related net operating loss (“NOL”) balance, discounted back to December 31, 2019, plus (iv) the Company’s portion of the tax benefits from the Umbrella Partnership C-Corporation (“Up-C”) structure at fiscal year end 2023, discounted back to December 31, 2019, and less (v) the Company’s tax benefit payments to TRA Holders at fiscal year end 2023, discounted back to December 31, 2019. The unlevered free cash flows for each year were calculated from the Company Projections as: adjusted EBITDA less depreciation and amortization, less loss on disposal of assets, less income taxes (assuming taxable income is shielded from the basis step-up generated from the TRA), plus depreciation and amortization, plus loss on disposal of assets, plus non-cash rent expense, less TRA payments, less net capital expenditures and less the change in net working capital. The terminal values of the Company were calculated by applying the Company’s fiscal year 2023 adjusted EBITDA to a selected range of EBITDA exit multiples of 7.6x to 9.6x, with a mid-point of 8.6x. The non-TRA related NOL balance, the Company’s portion of the tax benefits from the Up-C structure and the Company’s tax benefit payments to TRA Holders were furnished to Piper Sandler by the Company.

Piper Sandler performed discounted cash flow analyses by calculating the range of net present values for each period from fiscal year 2020 to fiscal year 2023 based on a discount rate ranging from 10.9% to 15.9%, with a mid-point of 13.4%, reflecting estimates of the Company’s weighted average cost of capital, calculated inclusive of certain Company-specific inputs, including a market capitalization size risk premium and cost of equity.

This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Merger Consideration	Implied Equity Value per Share Reference Ranges:
$14.00	$11.00 – $16.27

Premiums Paid Analysis. Piper Sandler reviewed publicly available information for selected completed or pending precedent transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction (which represent undisturbed trading prices to the extent publicly available and applicable). Piper Sandler selected these transactions from the SEC database and applied, among others, the following criteria:

•	companies operating in the broader U.S. consumer industry, including apparel, consumer products, consumer services, food & beverage, restaurants and retail; and

•	transactions that were announced between January 1, 2017 and the date of Piper Sandler’s opinion and subsequently closed or were in process of closing.

Piper Sandler performed premiums paid analyses on 36 transactions that satisfied these criteria. Piper Sandler calculated, for this period, the premia represented by the prices per share paid in these transactions relative to the target companies’ (x) one-day spot, (y) 30-day VWAP and (z) 90-day VWAP prior to announcement (which represented undisturbed trading prices to the extent publicly available and applicable). The overall low to high acquisition premia observed for these transactions were -10.3% to 126.3% (with a median of 30.3%) for the one-day spot, -4.8% to 110.2% (with a median of 14.8%) for the 30-day VWAP and -1.5% to 135.2% (with a median of 22.5%) for the 90-day VWAP. This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Merger Consideration	Implied Equity Value per Share Reference Ranges:
	One-Day Spot	30-Day VWAP	90-Day VWAP
$14.00	$9.43 – $23.79	$10.11 – $22.32	$9.91 – $23.66

No transaction utilized in the premiums paid analysis is identical to the Company or the transactions contemplated by the Merger Agreement, including the Merger. In evaluating the selected transactions, Piper Sandler made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters.

Other Factors

Piper Sandler also noted certain additional factors that were not considered part of Piper Sandler’s material financial analyses above with respect to its opinion but were referenced for informational purposes, including, among other things, the following historical company trading analysis.

Piper Sandler analyzed the Merger Consideration to be paid to the holders of shares of Class A common stock pursuant to the Merger Agreement in relation to (1) the spot price per share of Class A common stock on January 3, 2020, the last full trading day prior to the announcement, (2) the spot price per share of Class A common stock for the first day of the preceding 7-day, 30-day, 60-day, 90-day, and one-year periods ended January 3, 2020, and (3) the volume weighted average price, referred to as “VWAP,” per share of Class A common stock for the preceding 7-day, 30-day, 60-day, 90-day, and one-year periods ended January 3, 2020. For purposes of the analysis, the VWAP is calculated based off of each trading day’s closing share price. The analysis indicated that the Merger Consideration to be paid to the holders of shares of Class A common stock pursuant to the Merger Agreement represented:

•	a premium of 33.2% based on the spot price per share of $10.51 on January 3, 2020, the last full trading day prior to the announcement;

•	a premium of 32.8% based on the spot price per share of $10.54 on December 27, 2019, the first day of the preceding 7-day period ended January 3, 2020;

•	a premium of 30.5% based on the spot price per share of $10.73 on December 5, 2019, the first day of the preceding 30-day period ended January 3, 2020;

•	a premium of 26.2% based on the spot price per share of $11.09 on November 5, 2019, the first day of the preceding 60-day period ended January 3, 2020;

•	a premium of 66.9% based on the spot price per share of $8.39 on October 4, 2019, the first day of the preceding 90-day period ended January 3, 2020;

•	a premium of 29.5% based on the spot price per share of $10.81 on January 4, 2019, the first day of the preceding one-year period ended January 3, 2020;

•	a premium of 34.1% based on the VWAP for the 7-day period ended January 3, 2020 of $10.44;

•	a premium of 31.8% based on the VWAP for the 30-day period ended January 3, 2020 of $10.62;

•	a premium of 29.5% based on the VWAP for the 60-day period ended January 3, 2020 of $10.81

•	a premium of 39.2% based on the VWAP for the 90-day period ended January 3, 2020 of $10.06; and

•	a premium of 35.3% based on the VWAP for the one-year period ended January 3, 2020 of $10.35.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler, but instead summarizes the material analyses performed by Piper Sandler in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Sandler opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of the shares of Class A common stock.

None of the selected companies or transactions used in the analyses above is directly comparable to the Company or the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Sandler performed its analyses solely for purposes of providing its opinion to the Board of Directors. In performing its analyses, Piper Sandler made numerous assumptions with respect to the capital markets, industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Sandler are based upon the Company Projections furnished to Piper Sandler by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. The Company Projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Sandler does not assume responsibility if future results are materially different from the Company Projections.

Piper Sandler’s opinion was one of many factors taken into consideration by the Board of Directors in making the determination to approve the Merger Agreement and recommend that the stockholders vote in favor of the Merger and by the Committee in recommending that the Board of Directors make such determination and recommendation. The above summary does not purport to be a complete description of the analyses performed by Piper Sandler in connection with the opinion or of its presentation to the Board of Directors on January 5, 2020, and is qualified in its entirety by reference to the written opinion of Piper Sandler attached as Annex B to this proxy statement.

In arriving at its opinion, Piper Sadler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available, furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of the management of the Company that the financial information provided to Piper Sandler was prepared on a reasonable basis in accordance with industry practice, and that the management of the Company was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Piper Sandler’s opinion, Piper Sandler assumed that, with respect to the Company Projections and other forward-looking information reviewed by Piper Sandler, such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. Piper Sandler expressed no opinion as to any such Company Projections or forward-looking information or the assumptions on which they were based. Piper Sandler relied, with the Company’s consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the transactions contemplated by the Merger Agreement.

In addition, Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other documents and instruments that are referred to therein are true and correct; (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party; (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto; (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder; and (v) all of the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect the Company or the contemplated benefits of the Merger.

Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities of the Company (fixed, contingent, or other), including the Company’s obligations under the TRA, and was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses, and Piper Sandler expressed no opinion regarding the liquidation value of the Company or any other entity. Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates was a party or may be subject, and, at the direction of the Company and with its consent, made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler expressed no opinion as to the price at which the shares of Class A common stock may trade following announcement of the Merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to holders of the shares of Class A common stock (other than affiliated stockholders) of the Merger Consideration, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Merger Consideration, any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by the holders of shares Class A common stock or with respect to the fairness of any such compensation.

Information About Piper Sandler

As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Company and the Committee selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the transactions contemplated by the Merger Agreement on the basis of such experience and its familiarity with the Company. Piper Sandler is currently engaged as financial advisor for the Company and the Committee in connection with the Company’s review of potential strategic alternatives.

Piper Sandler acted as a financial advisor to the Company and the Committee in connection with the Merger and will receive a fee, currently estimated to be approximately $5.5 million from the Company. A significant portion of Piper Sandler’s fee is contingent upon consummation of the Merger, and $1.0 million of such fee has been earned by Piper Sandler for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Piper Sandler’s opinion. The Company has also agreed to indemnify Piper Sandler against certain liabilities and to reimburse Piper Sandler for certain expenses in connection with its services. Within the past three years, Piper Sandler has received investment banking fees from portfolio companies of investment funds affiliated with KarpReilly LLC, which fees amount to approximately $3.4 million. Within the past three years, Piper Sandler has not received investment banking fees from Parent. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Sandler also publishes research on the shares of Class A common stock. Piper Sandler may also, in the future, provide investment banking and financial advisory services to the Company or Parent or entities that are affiliated with the Company or Parent, for which Piper Sandler would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s research department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the opinions of Piper Sandler’s investment banking personnel.

Interests of the Directors and Executive Officers of Habit in the Merger

When considering the recommendation of the Board of Directors that Habit stockholders vote to approve the proposal to approve the adoption of the Merger Agreement, you should be aware that some of our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of stockholders generally. The Board of Directors and the Committee were aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Habit. These interests may include the following:

•

Accelerated vesting of any unvested Company Stock Options and Company RSUs, and the cancellation of such equity awards in exchange for a cash payment based on the per share Merger Consideration as further described in this proxy statement;

•	Continued indemnification, advancement of expenses and exculpation of liabilities for directors and executive officers to be provided by the Surviving Corporation;

•

The possible employment of certain of Habit’s executive officers by Parent or the Surviving Corporation after the Merger, although as of the date of this proxy statement no agreements related to such matters have been proposed or entered into;

•

The entitlement of Habit’s named executive officers and other executive officers to receive certain payments and benefits in the event of a qualifying termination of their employment occurring within a specified time period following the Merger under their respective employment agreements and change in control severance arrangements with Habit, as follows:

•

Triggering Events. Each of our executive officers is entitled to receive severance benefits, as described below, if a change in control of Habit occurs and if, within 24 months thereafter, (i) for all of our executive officers, the executive officer’s employment is terminated by us without cause or (ii) for Messrs. Bendel, Fils, Serritella and Whitwell, the executive officer terminates his employment for good reason. The terms “cause”, “good reason” and “change in control” are defined in each executive officer’s employment agreement or change in control severance agreement with us. The Merger is expected to constitute a change in control for purposes of the executive officers’ employment agreements and change in control severance agreements.

•	Severance Benefits. In the circumstances described under “Triggering Events” above, our executive officers would be entitled to receive:

•

base salary continuation and payment of a monthly amount equal to the employer portion of group health plan premiums for a specified period of time (18 months for Messrs. Bendel and Fils, 12 months for Messrs. Serritella and Whitwell and Ms. Alter, and six months for Messrs. Branigan and Phillips);

•	any earned but unpaid annual bonus for the year preceding the year in which the executive officer’s employment is terminated;

•

for Messrs. Bendel, Fils, Serritella and Whitwell, an amount equal to the executive officer’s target annual bonus for the year of termination, prorated by the number of full months worked during such year, plus the executive officer’s target annual bonus for the year of termination; and

•	for Messrs. Bendel, Fils, Serritella and Whitwell, accelerated vesting of all Habit equity awards outstanding as of the termination of employment.

•

Payments to certain of our directors and executive officers, or entities affiliated with them, pursuant to the TRA Amendment, which will be paid in full if the Merger is consummated in satisfaction of the Company’s payment obligation under the TRA.

A more complete description of the change in control severance provisions of our executive officers’ employment agreements or change in control severance agreements, as applicable, is included below under “Interests of the Directors and Executive Officers of Habit in the Merger – Payments to Executives Upon Termination Following Change in Control.”

If the proposal to approve the adoption of the Merger Agreement is approved by our stockholders and the Merger closes, under the terms of the Merger Agreement any shares of Class A common stock held by our directors and executive officers, including any such shares issued in exchange for LLC Units and shares of Class B common stock pursuant to the terms of the LLC Agreement, as described above, will be treated in the same manner as outstanding shares of Class A common stock held by all other stockholders of Habit entitled to receive the Merger Consideration.

Treatment of Class A Common Stock, Class B Common Stock/LLC Units, Company Stock Options and Company RSUs

Treatment of Class A Common Stock and Class B Common Stock/LLC Units

Our directors and executive officers who own shares of Class A common stock will receive the same cash consideration for their shares on the same terms and conditions as the other stockholders of the Company.

As previously disclosed, certain of our directors and executive officers hold LLC Units as a result of the conversion that occurred in connection with the initial public offering of their previously granted incentive equity into LLC Units. At the Effective Time, each such LLC Unit (along with an equal number of shares of Class B common stock) will be exchanged for one share of Class A common stock in the Exchange, described above. All of the LLC Units held by our directors and executive officers were vested prior to the date on which we entered into the Merger Agreement. Our directors and executive officers who are issued shares of Class A common stock in connection with the Exchange in respect of their LLC Units will receive the same cash consideration for their shares on the same terms and conditions as the other stockholders of the Company.

The approximate value of the cash payments that each director and executive officer of the Company will receive in exchange for the cancellation of his or her Class A common stock in connection with the Merger, including Class A common stock issuable to them in exchange for LLC Units and shares of Class B common stock in the

Exchange, is set forth in the table below. This information is based on the number of Class A common stock, LLC Units and Class B common stock held by the Company’s directors and executive officers as of January 30, 2020. As described above, the LLC Units, together with a corresponding number of shares of Class B common stock, which will be cancelled in the Merger, are exchangeable for, generally, at the option of Habit, cash or shares of the Class A common stock on a one-for-one basis.

Name of Executive Officer or Director	Number of Shares of Class A Common Stock (#)	Number of Shares of Class B Common Stock / LLC Units (#)	Cash Consideration for Common Stock/ LLC Units ($)
A. William Allen III	18,561	—	259,854
Joseph J. Kadow	5,894	—	82,516
Allan Karp	230,043	2,554,681	38,986,136
Christopher Reilly	230,043	2,554,681	38,986,136
Karin Timpone	1,139	—	15,946
Ira L. Zecher	894	—	12,516
Russell W. Bendel	30,821	718,958	10,496,906
Ira Fils	21,315	263,553	3,988,152
Anthony Serritella	13,873	276,576	4,066,286
Iwona Alter	3,925	—	54,950
Douglas R. Branigan	700	—	9,800
John Phillips	3,616	34,373	531,846
Peter Whitwell	8,093	38,431	651,336

Treatment of Company Stock Options

As of the Effective Time, each Company Stock Option granted under The Habit Restaurants, Inc. 2014 Omnibus Incentive Plan (the “Habit Equity Plan”) that is outstanding and unvested immediately prior to the Effective Time will vest in full. Each Company Stock Option outstanding and unexercised immediately prior to the Effective Time that has an exercise price per share of Class A common stock that is less than the per share Merger Consideration will be cancelled as of the Effective Time and, in consideration of such cancellation, the holder of such Company Stock Option will be entitled to receive (without interest) a cash payment in an amount equal to the product of (i) the total number of shares of the Class A common stock subject to such Company Stock Option as of the Effective Time, multiplied by (ii) the amount, if any, by which $14.00 exceeds the exercise price per share of the Class A common stock underlying the Company Stock Option, less any applicable withholding or other taxes, or other amounts required to be withheld. Each Company Stock Option outstanding and unexercised immediately prior to the Effective Time that has an exercise price per share of the Class A common stock that is equal to or greater than the per share Merger Consideration will be canceled as of the Effective Time without any action on the part of the holder of the Company Stock Option, and the holder will not be entitled to receive any payment in exchange for such cancellation. Payments in respect of the Company Stock Options are to be made as soon as practicable after the Effective Time and in any event no later than three business days after the Effective Time.

The approximate value of the cash payments that each director and executive officer of the Company will be entitled to receive in exchange for the cancellation of his or her Company Stock Options (assuming that each such director and executive officer does not otherwise exercise any outstanding and vested Company Stock Options prior to the Effective Time) is set forth in the table below. This information is based on the number of Company Stock Options, and the exercise price of such Company Stock Options, held by the Company’s directors and executive officers as of January 30, 2020.

Name of Executive Officer or Director	Number of Shares of Class A Common Stock Subject to Vested Company Stock Options (#)	Cash Consideration for Vested Company Stock Options ($)	Number of Shares of Class A Common Stock Subject to Unvested Company Stock Options (#)	Cash Consideration for Unvested Company Stock Options ($)	Aggregate Cash Consideration for Company Stock Options ($)
A. William Allen III	8,333	—	—	—	—
Joseph J. Kadow	6,427	—	—	—	—
Allan Karp	—	—	—	—	—
Christopher Reilly	—	—	—	—	—
Karin Timpone	—	—	—	—	—
Ira L. Zecher	8,333	—	—	—	—
Russell W. Bendel	113,183	68,600	189,439	469,400	538,000
Ira Fils	77,961	49,000	136,543	352,000	401,000
Anthony Serritella	51,188	34,300	96,322	254,200	288,500
Iwona Alter	6,000	15,480	54,000	178,920	194,400
Douglas R. Branigan	27,000	24,500	73,000	176,000	200,500
John Phillips	14,562	24,500	52,094	176,000	200,500
Peter Whitwell	30,568	19,600	55,997	136,900	156,500

Treatment of Company RSUs

As of the Effective Time, each Company RSU granted under the Habit Equity Plan that is outstanding immediately prior to the Effective Time will vest in full and will be cancelled. In consideration of such cancellation, the holder of such Company RSU will be entitled to receive (without interest) a cash payment in an amount equal to the product of (i) the number of shares of the Class A common stock then subject to such Company RSU, multiplied by (ii) $14.00, less any applicable withholding or other taxes, or other amounts required to be withheld. Payments in respect of the Company RSUs are to be made as soon as practicable after the Effective Time and in any event no later than three business days after the Effective Time.

The approximate value of the cash payments that each director and executive officer of the Company will receive in exchange for cancellation of his or her Company RSUs is set forth in the table below. This information is based on the number of Company RSUs held by the Company’s directors and executive officers as of January 30, 2020.

Name of Executive Officer or Director	Number of Company RSUs (#)	Cash Consideration for Company RSUs ($)
A. William Allen III	8,155	114,170
Joseph J. Kadow	8,155	114,170
Allan Karp	—	—
Christopher Reilly	—	—
Karin Timpone	2,278	31,892
Ira L. Zecher	8,155	114,170
Russell W. Bendel	62,674	877,436
Ira Fils	45,076	631,064
Anthony Serritella	30,249	423,486
Iwona Alter	34,000	476,000
Douglas R. Branigan	9,000	126,000
John Phillips	11,588	162,232
Peter Whitwell	16,994	237,916

Cash Consideration for Class A Common Stock, Class B Common Stock/LLC Units, Company Stock Options and Company RSUs

The following table sets forth the approximate amount of payments that each director and executive officer of the Company is entitled to receive in connection with the consummation of the Merger as a result of the Company equity interests, including equity awards, held by each director and executive officer as of January 30, 2020. The table does not include any payments any of the executive officers may be entitled to if his or her employment were to be terminated in connection with the Merger. Such payments are detailed below in the section entitled “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Payments to Executives Upon Termination Following Change in Control.”

Name of Executive Officer or Director	Cash Consideration for Common Stock/ LLC Units ($)	Cash Consideration for Company Stock Options ($)	Cash Consideration for Company RSUs ($)	Total Cash Consideration for all Equity Interests in Connection with the Merger ($)
A. William Allen III	259,854	—	114,170	374,024
Joseph J. Kadow	82,516	—	114,170	196,686
Allan Karp	38,986,136	—	—	38,986,136
Christopher Reilly	38,986,136	—	—	38,986,136
Karin Timpone	15,946	—	31,892	47,838
Ira L. Zecher	12,516	—	114,170	126,686
Russell W. Bendel	10,496,906	538,000	877,436	11,912,342
Ira Fils	3,988,152	401,000	631,064	5,020,216
Anthony Serritella	4,066,286	288,500	423,486	4,778,272
Iwona Alter	54,950	194,400	476,000	725,350
Douglas R. Branigan	9,800	200,500	126,000	336,300
John Phillips	531,846	200,500	162,232	894,578
Peter Whitwell	651,336	156,500	237,916	1,045,752

Deferred Compensation Plan

The Habit Restaurants, LLC Deferred Compensation Plan (the “Deferred Compensation Plan”) permits eligible employees, including our executive officers, to defer a portion of their annual eligible base salary and bonus compensation, and provides for a discretionary Company matching credit equal to 50% of the first 3% of compensation so deferred. The Company may also credit additional amounts to a participant’s discretionary contribution account under the Deferred Compensation Plan. Company matching and any additional discretionary credits begin to vest at a rate of 20% per year after a participant has attained two years of service, as such term is defined in our 401(k) plan. Pursuant to the terms of the Deferred Compensation Plan, any unvested balances automatically vest in full upon a change in control of Habit. The Merger is expected to constitute a change in control for purposes of the Deferred Compensation Plan. As of January 30, 2020, Ms. Alter had an unvested balance of $2,944.41 and Mr. Branigan had an unvested balance of $10,571.87 under the Deferred Compensation Plan. None of our other executive officers have any unvested balances under the Deferred Compensation Plan.

Tax Receivable Agreement Amendment

Certain of our directors and executive officers will receive payments pursuant to the TRA Amendment, which payments will be made in addition to amounts otherwise due under the TRA for the 2019 tax year, and will be made in full if the Merger is consummated in satisfaction of the Company’s payment obligation under the TRA. The approximate value of the cash payments that each director and executive officer of the Company, and any entity affiliated with them, will receive pursuant to the TRA Amendment is set forth in the table below. For a description of the TRA Amendment, please see the section of the proxy statement captioned “The Merger—Tax Receivable Agreement Amendment.”

Name of Executive Officer or Director	TRA Amendment Payment ($)
A. William Allen III	—
Joseph J. Kadow	—
Allan Karp(1)	17,472,535
Christopher Reilly(1)	17,472,535
Karin Timpone	—
Ira L. Zecher	—
Russell W. Bendel	2,637,036
Ira Fils	922,051
Anthony Serritella	910,018
Iwona Alter	—
Douglas Branigan	—
John Phillips	124,944
Peter Whitwell	228,651
All executive officers and directors as a group (13 persons)	22,295,235

(1)

Consists of payments of (i) $8,744,676 to KarpReilly HB Co-Invest, LLC (“KarpReilly HB”), (ii) $7,805,575 to KarpReilly Investments, LLC (“KR Investments”) and (iii) $922,284 to KarpReilly. Messrs. Christopher Reilly and Allan Karp may be deemed the beneficial owners of all the securities held by the entities affiliated with KarpReilly. Messrs. Reilly and Karp, as the sole managers of KarpReilly, which is the managing member of KarpReilly HB, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KarpReilly HB. Additionally, Messrs. Reilly and Karp, as sole managers of KR Investments, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KR Investments. Each of Messrs. Reilly and Karp disclaim ownership of such shares except to their respective pecuniary interests therein.

Payments to Executives Upon Termination Following Change in Control

Each of Habit’s named executive officers and each of Habit’s other executive officers is party to an employment agreement or a change in control severance agreement that provides for severance benefits in the event the executive officer’s employment is terminated by us without cause or, in the case of Messrs. Bendel, Fils, Serritella and Whitwell, by the executive officer for good reason, in either case within 24 months following a change in control of Habit. We entered into the change in control severance agreements with each of Ms. Alter and Messrs. Branigan and Phillips following our entry into the Merger Agreement, The terms “cause”, “good reason” and “change in control” are defined in each executive officer’s employment agreement or change in control severance agreement with us. The Merger is expected to constitute a change in control for purposes of the executive officers’ employment agreements and change in control severance agreements.

Messrs. Bendel and Fils

Our employment agreements with each of Messrs. Bendel and Fils provide that if the executive officer’s employment is terminated by us without cause or by the executive for good reason during the 24-month period following a change in control of Habit, the executive will be entitled to the following, in addition to any accrued but unpaid base salary, vacation time and unreimbursed business expenses: (i) an amount equal to 18 months of the greater of the executive’s base salary on the date of termination or on the date of the change in control; (ii) payment of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the date of the executive’s termination of employment for a period of 18 months (or, if earlier, the date on which the executive ceases to be eligible for COBRA coverage); (iii) a pro-rated target bonus for the year of termination (calculated using the full months worked during the year in which termination occurs); (iv) an amount equal to the executive’s target annual bonus for the year of termination (calculated using the greater of the executive’s base salary on the date of termination or on the date of the change in control); (v) acceleration of any unvested Habit equity awards; and (vi) the portion of any annual bonus earned for the performance year preceding the year of termination that remains unpaid at the time of termination.

Messrs. Serritella and Whitwell

Our employment agreements with each of Messrs. Serritella and Whitwell provide that if the executive officer’s employment is terminated by us without cause or by the executive for good reason during the 24-month period following a change in control of Habit, the executive will be entitled to the following, in addition to any accrued but unpaid base salary, vacation time and unreimbursed business expenses: (i) an amount equal to 12 months of the greater of the executive’s base salary on the date of termination or on the date of the change in control; (ii) payment of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the date of the executive’s termination of employment for a period of 12 months (or, if earlier, the date on which the executive ceases to be eligible for COBRA coverage); (iii) a pro-rated target annual bonus for the year of termination (calculated using the full months worked during the year in which termination occurs); (iv) an amount equal to the executive’s target annual bonus for the year of termination (calculated using the greater of the executive’s base salary on the date of termination or on the date of the change in control); (v) acceleration of any unvested Habit equity awards; and (vi) the portion of any annual bonus earned for the performance year preceding the year of termination that remains unpaid at the time of termination.

Ms. Alter

Our change in control severance agreement with Ms. Alter provides that if her employment is terminated by us without cause during the 24-month period following a change in control of the Company, she will be entitled to (i) an amount equal to 12 months of her base salary on the date of termination; (ii) payment of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the date of executive’s termination of employment for a period of 12 months (or, if earlier, the date on which she ceases to be eligible for COBRA coverage); and (iii) the portion of any annual bonus earned for the performance year preceding the year of termination that remains unpaid at the time of termination.

Messrs. Branigan and Phillips

Our change in control severance agreements with each of Messrs. Branigan and Phillips provide that if the executive officer’s employment is terminated by us without cause during the 24-month period following a change in control of the Company, the executive will be entitled to (i) an amount equal to 6 months of the executive’s base salary on the date of termination; (ii) payment of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the date of the executive’s termination of employment for a period of 6 months (or, if earlier, the date on which the executive ceases to be eligible for COBRA coverage); and (iii) the portion of any annual bonus earned for the performance year preceding the year of termination that remains unpaid at the time of termination.

Severance Subject to Release of Claims

Our obligation to provide our named executive officers with any severance payments or other benefits under their respective employment agreements and change in control severance agreements is conditioned on the executive executing an effective release of claims in our favor. Messrs. Bendel and Fils are also subject to non-competition and non-solicitation of employees, independent contractors, or business partners covenants during and for the 24-month period following the termination of the executive officer’s status as a member of Habit LLC, in each case enforceable by its terms to the extent consistent with applicable law. Messrs. Serritella and Whitwell are also subject to non-competition and non-solicitation of employees, independent contractors, or business partners covenants during and for the 18-month period following the executive’s status as a member of Habit LLC, in each case enforceable by its terms to the extent consistent with applicable law.

Indemnification of Executive Officers and Directors

Parent will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of Habit than are currently provided in Habit’s certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals for a period of six years from the Effective Time. Parent will cause the Surviving Corporation to indemnify each current (as of the Effective Time) or former director or officer of Habit (together with each such person’s heirs, executors or administrators) against all obligations and reasonable expenses incurred in connection with any proceeding arising out of or pertaining to any action or omission occurring prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Corporation would be permitted under the DGCL.

The Merger Agreement also provides that Habit may purchase, and if Habit does not purchase prior to the Effective Time, Parent shall cause the Surviving Corporation to purchase at or after the Effective Time, a six-year “tail” prepaid policy (effective from the Effective Time) with respect to the current directors’ and officers’ liability insurance policies on terms and conditions at least as protective to such directors and officers as the coverage provided by such existing policies and may be obtained from an insurance carrier with the same or better credit rating as the insurance carrier of such directors’ and officers’ liability insurance policies. However, Habit shall not, and the Surviving Corporation will not be required to, purchase any such policy to the extent that the premium for such tail insurance policy exceeds three hundred percent of the last annual premium paid by Habit for such coverage. Parent will cause such policy to be maintained for its full term and continue to honor the obligations thereunder.

Benefits Continuation Pursuant to the Merger Agreement

See the section entitled “Proposal 1: Adoption of the Merger Agreement—Employee Benefits,” for a summary of certain post-closing covenants related to the employee benefit arrangements.

Employment Agreements Following the Merger

As of the date of this proxy statement, Parent has informed the Company that none of the Company’s executive officers have entered into any agreement, arrangement or understanding with Parent, the Surviving Corporation or their affiliates regarding employment following the Effective Time. It is possible that Parent may enter into employment or consultancy, compensation, severance or other employee or consultant benefits arrangements with the Company’s executive officers and certain other key employees in the future, but there can be no assurance that any parties will reach any such agreement.

Change in Control Payments to Named Executive Officers

The table below, entitled “Golden Parachute Compensation,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to Habit’s chief executive officer and two other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, each of whom we refer to as a named executive officer, which compensation is subject to an advisory vote of Habit’s stockholders, as described below in “Proposal 2: The Company’s Compensation Proposal.” The table shows the estimated amounts of payments and benefits that each named executive officer of Habit would receive in connection with the Merger, assuming consummation of the Merger occurred on January 30, 2020 (which is the latest practicable date to determine such amounts before the filing of this proxy statement), including amounts that each named executive officer would receive if the employment of the named executive officer was terminated without cause or the named executive officer resigned for good reason on such date.

The calculations in the tables below do not include amounts the named executive officers were already entitled to receive or that would be vested as of January 30, 2020. In addition to the assumptions regarding the consummation date of the Merger and termination of the employment of the named executive officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the tables below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($) (4)
Russell W. Bendel	1,565,600	1,346,836	28,800	2,941,236
Ira Fils	881,100	983,064	28,800	1,892,964
Anthony Serritella	539,019	677,686	19,200	1,235,905

(1)

The amounts shown in this column reflect the amount of cash severance, as described above under “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Payments to Executives Upon Termination Following Change in Control,” that may become payable to each of Messrs. Bendel, Fils, and Serritella on a termination of the named executive officer’s employment by us without cause or by the named executive officer for good reason, in either case within 24 months following the Merger. Cash severance is comprised of base salary continuation for a specified period (18 months for Messrs. Bendel and Fils and 12 months for Mr. Serritella), any annual bonus earned for the performance year preceding the year of termination that remains unpaid at the time of termination, a pro-rated target bonus for the year of termination (calculated using the full months worked during the year in which termination occurs) and an amount equal to the executive’s target bonus for the year of termination, as further delineated below. The amounts shown in this column are based on compensation, target annual bonus levels and expected fiscal year 2019 annual bonus awards assumed to be in effect on January 30, 2020, which are the same as those in effect on the date of this proxy statement; therefore, if compensation and benefit levels are changed after the date of this proxy statement, actual payments to a named executive officer may be different than those provided for above. For purposes of these tables, and given the assumed timing of the Merger consummation date of January 30, 2020, we did not include any amounts in respect of each executive’s entitlement to a pro-rated target bonus for the year of termination, because no full months had been worked as of January 30, 2020. We also did not include any amount in respect of each executive officer’s account under the Deferred Compensation Plan, since all such accounts held by our named executive officers are fully vested.

The allocation of value between each named executive officer’s base salary continuation, earned but unpaid bonus for the year preceding the year of termination, and target bonus for the year of termination is set forth in the following table:

Name	Base Salary Continuation ($)	Earned but Unpaid Prior Year Bonus ($)	Target Bonus ($)	Total ($)
Russell W. Bendel	1,140,000	159,600	266,000	1,565,600
Ira Fils	667,500	80,100	133,500	881,100
Anthony Serritella	351,750	81,744	105,525	539,019

(2)

The amounts shown in this column reflect amounts payable with respect to the accelerated vesting and subsequent cancellation and payment in respect of each named executive officer’s unvested Company Stock Options and Company RSUs outstanding as of the Effective Time, as further described above under “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Treatment of Company Stock Options; Treatment of Company RSUs.”

The allocation of value between each named executive officer’s Company Stock Options and Company RSUs is set forth in the following table:

Name	Cash Consideration for Company Stock Options ($)	Cash Consideration for Company RSUs ($)	Total ($)
Russell W. Bendel	469,400	877,436	1,346,836
Ira Fils	352,000	631,064	983,064
Anthony Serritella	254,200	423,486	677,686

(3)

The amounts shown in this column represent the estimated value of payment related to the named executive officer’s COBRA premiums for a specified period (18 months for Messrs. Bendel and Fils and 12 months for Mr. Serritella) following a termination of the named executive officer’s employment by us without cause or by the named executive officer for good reason, in either case within 24 months following the Merger.

(4)

The amounts in this column represent the total of all compensation in columns (1) (“Cash”), (2) (“Equity”) and (3) (“Perquisites/Benefits”) above. The above payments are a mix of “single-trigger” in nature as they will become payable immediately upon the completion of the Merger and “double-trigger” in nature as they will only be payable in the event of a termination of the named executive officer’s employment by us without cause or by the named executive officer for good reason, in either case within 24 months following the Merger. The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

Name	Single- Trigger Payments (Column 2) ($) (A)	Double-Trigger Payments (Columns 1 and 3) ($) (B)
Russell W. Bendel	1,346,836	1,594,400
Ira Fils	983,064	909,900
Anthony Serritella	677,686	558,219

(A)	Only amounts in column (2) are “single-trigger” in nature.
(B)	Represents an aggregation of columns (1) and (3), which amounts are “double-trigger” in nature.

In addition, as previously disclosed, each of our named executive officers also holds LLC Units as a result of the conversion that occurred in connection with the initial public offering of their previously granted incentive equity into LLC Units, all of which were fully vested prior to the date on which we entered into the Merger Agreement. Pursuant to the terms of the LLC Agreement, and unrelated to the Merger Agreement, our named executive officers may at any time exchange all or a portion of their vested LLC Units (along with an equal number of shares of Class B common stock that they hold) for shares of Class A common stock (or, at our option, cash) on a one-for-one basis. Pursuant to the terms of the LLC Agreement, each LLC Unit, whether or not vested, together with one share of Class B common stock, will be exchanged for one share of Class A common stock in the Exchange at the Effective Time. All amounts payable in the Merger for shares of Class A common stock issuable in the Exchange in respect of any LLC Units held by our named executive officers are identified in the tables included under “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Treatment of Class A Common Stock and Class B Common Stock/LLC Units” above.

Financing of the Merger

Parent and Merger Sub expect to finance the Merger through cash on hand and available borrowing capacity under Parent’s credit facilities. The obligations of Parent and Merger Sub under the Merger Agreement are not conditioned upon their ability to obtain financing (or upon any cooperation by Habit in respect of any financing).

Tax Receivable Agreement Amendment

In connection with the initial public offering of shares of Class A common stock, the Company entered into the TRA with certain owners of equity interests of Habit LLC as of immediately prior to such initial public offering. The TRA provided for certain payments to such equityholders and their assignees by the Company with respect to certain tax attributes of the Company, including in connection with a change of control of the Company. On January 5, 2020, in connection with the execution of the Merger Agreement, the Company entered into the TRA Amendment with Habit LLC and the TRA Holders to amend the TRA. The TRA Amendment (i) establishes that, as a result of the Merger, the amount to be paid to TRA Holders is $50.0 million, and establishes the amount due under the TRA for the 2019 tax year is approximately $3.1 million, all of which will be fixed and paid in full if the Merger is consummated in satisfaction of the Company’s payment obligation under the TRA and (ii) confirms the termination of the TRA upon the making of such payments. Pursuant to the TRA Amendment, we expect directors and executive officers of the Company and their respective associates to receive aggregate payments of approximately $22.3 million. For more information about such payments, see the “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Tax Receivable Agreement Amendment” section of this proxy statement

Voting Agreement

The following summary describes the material provisions of the Voting Agreement. The description of the Voting Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the voting agreement, the form of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the form of Voting Agreement carefully and in its entirety because this summary may not contain all the information about the Voting Agreement that is important to you. The rights and obligations of the signatories to the Voting Agreement are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement. Concurrently with the execution of the Merger Agreement, the Voting Agreement Counterparties entered into the Voting Agreement with Parent. As of January 30, 2020, the Voting Agreement Counterparties, who include certain of the Company’s executive officers and affiliates of certain of the Company’s directors, owned, in the aggregate approximately 1.4% of the issued and outstanding shares of Class A common stock, 66.3% of the issued and outstanding shares of Class B common stock, 66.3% of the issued and outstanding LLC Units and 14.6% of the voting power of the common stock

Voting Provisions

Under the Voting Agreement, the Voting Agreement Counterparties have, among other things and subject to the terms and conditions of the Voting Agreement, agreed to vote shares of common stock currently owned and any additional shares acquired following the date of the Voting Agreement by the Voting Agreement Counterparties (the “Covered Shares”) (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) in favor of adoption of any proposal in respect of which the Board of Directors has (A) determined is reasonably necessary to facilitate any of the transactions contemplated by the Merger Agreement, (B) disclosed the determination described in the foregoing clause (A) in this proxy statement or other written materials disseminated to the holders of common stock and (C) recommended to be adopted or approved by the holders of shares of common stock; and (iii) against (A) any Acquisition Proposal, whether or not constituting a Superior Proposal and (B) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the Merger or the other transactions contemplated by the Merger Agreement.

Restrictions on Transfer

Pursuant to the Voting Agreement, the Voting Agreement Counterparties has agreed that until the termination of the Voting Agreement, the Voting Agreement Counterparties will not (a) sell, transfer, pledge, assign, exchange, lend, encumber or otherwise dispose of (collectively “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Covered Share to any person or (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Covered Share, or deposit any Covered Share into a voting trust. Notwithstanding the foregoing, the Voting Agreement Counterparties may Transfer a Covered Share (i) to any immediate family member or lineal descendant of such Voting Agreement Counterparty or a trust for the benefit of any such family member or lineal descendant, (ii) to any person or entity if and solely to the extent required by any non-consensual, final and non-appealable injunction, order, judgment or decree of any governmental entity, by divorce decree or by will, intestacy or other similar law, or (iii) as Parent may agree in writing in its sole and absolute discretion, so long as, in the case of each of the foregoing clauses, the assignee or transferee agrees to be bound by the terms of the Voting Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form reasonably acceptable to Parent.

Termination

The obligations and rights under the Voting Agreement will automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the occurrence of a

Change of Board Recommendation pursuant to and in accordance with the Merger Agreement and (d) with respect to any Voting Agreement Counterparty, the mutual written agreement of such Voting Agreement Counterparty and Parent.

Closing and Effective Time

The closing of the Merger will take place no later than (a) the fourth business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Merger”), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions, or (b) such other time as Parent and the Company mutually agree in writing.

Appraisal Rights

Stockholders of a Delaware corporation that is proposing to merge with another entity are sometimes entitled under Section 262 of the DGCL (“Section 262”) to what are known as appraisal rights in connection with the proposed merger. Such rights generally confer on stockholders who oppose a merger or the consideration to be received in a merger, and who comply with the applicable statutory procedures to perfect and preserve their appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the “fair value” of their shares in cash as determined in a judicial appraisal proceeding. The Delaware Supreme Court has stated that the determination of fair value requires consideration of all relevant factors involving the value of a company, and that proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court should be considered. Elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation may be considered, but any element of value arising from the accomplishment or expectation of the merger will not be considered.

If the Merger is consummated and certain conditions are met, Habit stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of, or consent in writing to, the adoption of the Merger Agreement, who properly demand appraisal of their shares, who do not fail to perfect, effectively withdraw or otherwise lose their right to appraisal and who otherwise comply in all respects with the requirements for perfecting and preserving their appraisal rights under Section 262 will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Habit stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 in order to perfect and preserve their rights. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of common stock unless otherwise expressly noted herein. Only a holder of record of shares of common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of record of shares of common stock who: (1) submit a written demand for appraisal of their shares, (2) do not vote in favor of, or consent in writing to, the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time and do not fail to perfect, effectively withdraw, or otherwise lose their right to appraisal; and (4) otherwise exactly follow the procedures set forth in Section 262 will be entitled to receive, in lieu of the consideration being offered in the Merger, payment in cash of the “fair value” of the shares of common stock (as of the effective time of the Merger exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery in an appraisal proceeding, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (a) the total number of shares of common stock entitled to appraisal exceeds 1% of the outstanding shares of common stock eligible for appraisal; or (b) the value of the aggregate Merger Consideration for such total number of shares exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders as in the case of the adoption of the Merger Agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Habit’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Habit believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Habit stockholders wishing to exercise the right to demand an appraisal of their shares of common stock under Section 262 must do ALL of the following:

•	the stockholder must not vote in favor of, or consent to, the proposal to adopt the Merger Agreement;

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the stockholder must deliver to Habit (at the address set forth below) a written demand for appraisal of his, her or its shares of common stock before the vote on the adoption of the Merger Agreement at the Special Meeting;

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the stockholder must continuously hold the shares of common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of common stock before the Effective Time); and

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the stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and will result in the submitting stockholder losing the right of appraisal and will effectively nullify any previously delivered written demand for appraisal of such stockholder’s shares of common stock, a stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the adoption of the Merger Agreement or abstain from voting its shares of common stock.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Habit, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or to abstain from voting on the adoption of the Merger Agreement. Voting, in person or by proxy, against the adoption of the Merger Agreement or abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal is in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A vote or the submission of a proxy against the adoption of the Merger Agreement will not constitute a demand for appraisal. A stockholder’s failure to make the written demand for appraisal prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Habit stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record, and must set forth, fully and correctly, the name of the holder as it appears on the stock certificates (or in the stock ledger) and reasonably inform Habit of the identity of the holder or common stock and that the holder of common stock intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares of common stock are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF

ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

The Habit Restaurants, Inc.

Attention: Ira Fils

17320 Red Hill Avenue, Suite 140,

Irvine, California 92614

Any holder of shares of common stock who has delivered a written demand for appraisal to Habit and who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration, without interest, by delivering to Habit a written withdrawal of the demand for appraisal to the Surviving Corporation. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Habit, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock that did not vote in favor of, or consent in writing to, the adoption of the Merger Agreement and who has properly delivered a written demand for appraisal pursuant to Section 262, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares of common stock) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares of common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Habit has received demands for appraisal, and the aggregate number of holders of such shares of common stock. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the statement described in this paragraph. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of common stock who has properly perfected his, her or its appraisal rights in accordance with the provisions of Section 262, and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after receiving such service to provide the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders have complied with Section 262 and have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares of common stock to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted as to the shares of common stock owned by such holders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock at the Effective Time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest thereon, if any, to the holders of common stock entitled to receive the same, upon surrender by such holder of common stock of their stock certificates or, in the case of book-entry shares of common stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors that could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value of a stockholders’ common stock as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Habit nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Habit and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of common stock entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder timely delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a record date prior to the Effective Time. If no petition for an appraisal is timely filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger and the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as an “acquisition transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Class A common stock of Habit (in respect of such shares) whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This summary is general in nature and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address tax consequences that may be applicable to:

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holders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; certain former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Habit common stock (by vote or value);

•	controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax; and pass-through entities, or investors in such entities;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

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holders that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants (including under any of the Company Equity Plans);

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

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holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code); or

•	tax consequences to holders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL.

This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, such as the U.S. federal estate, or gift tax or the alternative minimum tax. In addition, this summary does not address the Medicare tax on net investment income. This summary does not describe any tax consequences relating to (i) the exchange of LLC Units for shares of Class A common stock and rights to receive payments pursuant to the TRA Amendment or (ii) the receipt of payments pursuant to the TRA Amendment.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger and the extent to which any gain realized in connection with the Merger is treated as realized with respect to an “applicable partnership interest” within the meaning of Section 1061 of the Code and subject to special holding period rules.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, not a U.S. Holder.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

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Habit is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “Relevant Period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than 5% of our common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

A U.S. holder may be required to retain records related to such holder’s common stock and file with its U.S. federal income tax return, for the taxable year that includes the Merger, a statement setting forth certain facts relating to the Merger.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (“FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The Treasury Department recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders of common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.

Regulatory Approvals Required for the Merger

General

Habit and Parent have agreed to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include, for example, approval under, or notifications pursuant to, the HSR Act and any other applicable antitrust laws (whether domestic or foreign).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act is 30 calendar days, unless the waiting period is terminated earlier or extended by a second request for additional information. The Merger is subject to the provisions of the

HSR Act and therefore cannot be completed until Habit’s and Parent file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Habit’s and Parent made the necessary filings with the FTC and the DOJ on January 13, 2020. The applicable waiting period under the HSR Act expired at 3:34 pm ET on January 27, 2020.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Habit’s (or its subsidiaries), or Parent or Merger Sub (or their respective controlled affiliates). Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Habit, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and as may be set forth in the confidential disclosure letter to the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Habit, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. In some cases, such representations, warranties, and covenants are also qualified by the confidential disclosure letter to the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Habit, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Habit’s, Merger Sub’s and Parent’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Habit, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to this proxy statement, only to provide you with information regarding its terms and conditions. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Habit and our business.

The Merger

At the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation and a wholly-owned subsidiary of Parent. Subject to the Merger Agreement and pursuant to the DGCL, the Closing will take place no later than the fourth business day after satisfaction or waiver of the closing conditions set forth in the Merger Agreement, or at such other time as Parent and the Company mutually agree in writing.

At the Closing, Parent, Merger Sub and the Company will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL in connection with the Merger.

At the Effective Time, the certificate of incorporation and the bylaws of the Company will be amended and restated in their entirety so as to read in the forms attached as Exhibit B and Exhibit C to the Merger Agreement, respectively, and, as so amended, will be the certificate of incorporation and the bylaws of the Surviving Corporation.

Directors and Officers

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation or removal, or until his or her successor is duly elected and qualified.

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities: (i) each share of Class A common stock issued and outstanding immediately prior to the Effective Time and (ii) each share of Class A common stock resulting from the Exchange (in each case, other than any shares of common stock owned by Parent, Merger Sub, the Company or any of their direct or indirect wholly-owned subsidiaries (or held in treasury by the Company) and any shares of common stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted to approve the adoption of the Merger Agreement or consented to the adoption of the Merger Agreement in writing and properly demands appraisal rights pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL) will be converted into the right to receive $14.00 per share of Class A common stock, in cash, without interest, subject to any withholding taxes required by applicable law.

Exchange of LLC Units

Concurrently with the Effective Time, in accordance with Section 3.9 of the LLC Agreement and the certificate of incorporation of the Company, each LLC Unit not held by the Company or one of its subsidiaries, whether vested or unvested, together with one share of Class B common stock, will, pursuant to the terms of the LLC Agreement, be exchanged for one share of Class A common stock, as is more particularly described in the Merger Agreement. Each share of Class B common stock will automatically be cancelled immediately upon consummation of the Exchange.

Treatment of Company Stock Options and Company RSUs

The Merger Agreement provides that all equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

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each Company Stock Option and each Company RSU that is outstanding and unvested immediately prior to the Effective Time will, automatically and without any action on the part of the holder thereof, to the extent then unvested, vest in full;

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each Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled and the former holder of such cancelled Company Stock Option will be entitled to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Class A common stock subject to the outstanding portion of such option as of the Effective Time, multiplied by (ii) the amount, if any, by which $14.00 exceeds the exercise price per share of the Class A common stock underlying the Company Stock Option, less any applicable withholding or other taxes, or other amounts required to be withheld; provided that if the exercise price per share is equal to or greater than $14.00, the option will be cancelled for no consideration; and

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each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled, and the former holder of such cancelled Company RSU will be entitled to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Class A common stock then subject to (or deliverable pursuant to) such Company RSU, multiplied by (ii) $14.00, less any applicable withholding or other taxes, or other amounts required to be withheld.

Dissenting Shares

At the Effective Time, shares held by a holder who has not voted to approve the adoption of the Merger Agreement or consented to the adoption of the Merger Agreement in writing and properly demands appraisal rights of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL not be converted into the right to receive the Merger Consideration will cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL and will no longer be outstanding and will automatically be cancelled and cease to exist.

However, if any such holder effectively withdraws, fails to perfect, or otherwise loses such holder’s right to appraisal under Section 262 of the DGCL, then, as of the later of the Effective Time or the date of loss of such status, such shares will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration without interest.

Surrender of Shares

Prior to the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration, and Parent shall cause the Paying Agent to timely make all payments required per the Merger Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent in the amount required to make all such payments required by the Merger Agreement. The aggregate Merger Consideration as so deposited with the Paying Agent will not be used for any purpose other than as expressly provided for in the Merger Agreement.

Promptly after the Effective Time (and in any event within three business days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or a book-entry share entitled to receive the Merger Consideration a letter of transmittal and instructions for effecting the surrender of the certificate or book-entry share in exchange for payment of the Merger Consideration.

Upon surrender of a duly executed letter of transmittal and the certificate or book-entry share to the Paying Agent and such other documents as may reasonably be requested by the Paying Agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such certificate or book-entry share.

At any time after twelve months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest) that have been made available to the Paying Agent and that have not been disbursed to holders of certificates or book-entry shares. Thereafter, such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any person in respect of any funds delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and no subsequent transfers of shares that were outstanding immediately prior to the Effective Time will be registered. After the Effective Time, any certificate or book-entry share presented to the Surviving Corporation for transfer will be cancelled and exchanged as provided in the Merger Agreement.

Section 16 Matters

Prior to the Effective Time, the Board of Directors will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of shares and equity awards in the transactions contemplated by the Merger Agreement by any director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and cause such disposition to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Withholding

Parent, the Surviving Corporation and the Paying Agent are entitled to deduct and withhold from any amounts payable under the Merger Agreement to any holder of shares or equity awards such amounts required to be deducted and withheld under the Code or any other tax law.

Transfer Taxes

Parent shall pay all transfer taxes, other than those required in connection with the payment of the Merger Consideration to a person other than the person named on a surrendered certificate or book-entry share.

Adjustments to Prevent Dilution

In the event that the number of shares or securities convertible or exchangeable into or exercisable for shares issued and outstanding after the date of the Merger Agreement and prior to the Effective Time are changed into a different number of shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (but, for the avoidance of doubt, excluding any exchange of LLC Units or shares of Class B common stock made pursuant to the LLC Agreement), the Merger Consideration will be equitably adjusted to provide the holders thereof the same economic effect contemplated by the Merger Agreement prior to such change.

Representations and Warranties

In the Merger Agreement, the Company has made representations and warranties to Parent and Merger Sub with respect to, among other things:

•	corporate organization, qualification and good standing of the Company and its subsidiaries;

•	organizational documents of the Company;

•	capitalization and equity securities of the Company and its subsidiaries;

•	corporate authority of the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and due execution and delivery of the Merger Agreement;

•	absence of violations of organizational documents, applicable laws and contracts as a result of the transactions contemplated by the Merger Agreement;

•	required consents, approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Merger;

•	SEC filings, financial statements, internal control over financial reporting, off-balance sheet arrangements and Sarbanes-Oxley Act certifications and compliance;

•	certain contracts;

•	owned and leased real property;

•	intellectual property, information technology and privacy;

•	compliance with law and possession of necessary permits;

•	absence of certain changes or events;

•	absence of material litigation;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	tax matters;

•	environmental matters;

•	franchise matters;

•	quality and safety of food and beverage products;

•	suppliers;

•	absence of certain affiliate transactions;

•	accuracy of the information included in this proxy statement;

•	financial advisors and brokers;

•	exemption from the takeover laws of Delaware, including Section 203 of the DGCL; and

•	vote required.

Certain of the Company’s representations and warranties in the Merger Agreement are qualified by reference to “materiality” or “Material Adverse Effect.” “Material Adverse Effect” means any circumstance, fact, change, effect, event, development, inaccuracy, occurrence, or other matter that (a) has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its subsidiaries, taken as a whole or (b) prevents, or materially impairs or delays, the consummation of the Merger; however, solely with respect to the foregoing clause (a), none of the following circumstances, facts, changes, effects, events, developments, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Material Adverse Effect and will be disregarded in determining whether a Material Adverse Effect has occurred:

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matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its subsidiaries operate, except to the extent such matters have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its subsidiaries operate;

•	the negotiation, execution, announcement or pendency of the Merger Agreement or the transactions contemplated therein;

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any change in the market price or trading volume of the shares; provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Material Adverse Effect;

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acts of war or terrorism (or the escalation of the foregoing) or natural disasters, except to the extent such matters have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry or territory in which the Company and its subsidiaries operate;

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changes in laws, regulations, or accounting principles, or interpretations thereof, except to the extent such changes have a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its subsidiaries operate;

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the performance of the Merger Agreement and the transactions contemplated therein, including compliance with covenants set forth therein, or any action taken or omitted to be taken by the Company at the request of Parent;

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the initiation or settlement of any legal proceedings commenced by or otherwise involving any governmental entity, in each case in connection with the Merger Agreement or the transactions contemplated therein; or

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any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Material Adverse Effect.

In the Merger Agreement, Parent and Merger Sub have jointly and severally made representations and warranties to the Company with respect to:

•	corporate organization and good standing of Parent and Merger Sub;

•	corporate authority of Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, and the execution and delivery of the Merger Agreement;

•	absence of violations of Parent and Merger Sub organizational documents, applicable laws and contracts as a result of the transactions contemplated by the Merger Agreement;

•	required consents, approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Merger;

•	absence of litigation seeking to enjoin the transactions contemplated by the Merger Agreement;

•	accuracy of the information supplied by Parent or Merger Sub for inclusion in this proxy statement;

•	brokers;

•	operations of Merger Sub;

•	no ownership of equity interests, including shares, of the Company;

•	approval of the Merger Agreement;

•	sufficiency of funds to consummate the transactions contemplated by the Merger Agreement, including the Merger;

•	investigation by Parent and Merger Sub of the Company and its subsidiaries; and

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disclosure of agreements between Parent, Merger Sub or any subsidiary of Parent, on the one hand, and any member of the Board of Directors or officers or employees of the Company or its subsidiaries, on the other hand.

Certain of Parent and Merger Sub representations and warranties in the Merger Agreement are qualified by reference to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any circumstance, fact, change, effect, event, development, inaccuracy, occurrence, or other matter that, individually or taken together with all other such matters, has a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under the Merger Agreement or to timely consummate the transactions contemplated by the Merger Agreement.

None of the representations and warranties of Parent, Merger Sub and the Company contained in the Merger Agreement, or any instrument delivered pursuant thereto, will survive the Effective Time.

Conduct of Business Pending the Merger

Except (i) as expressly provided in or contemplated by the Merger Agreement, (ii) as set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub, (iii) as required by applicable Law, or (iv) as consented to by Parent (which consent may not be unreasonably withheld, delayed, or conditioned), the

Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time (or the earlier termination of the Merger Agreement), the Company will, and will cause its subsidiaries to, subject to certain specific restrictions set forth in the Merger Agreement, (x) use commercially reasonable efforts to conduct in all material respects their respective operations and business according to their ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to (1) preserve their business organizations substantially intact, (2) maintain existing relationships and goodwill with customers, suppliers and governmental entities and (3) keep available the services of their key employees.

During the same time period, the Company has also agreed (subject to the same exceptions listed in the preceding paragraph and except in connection with the issuance of Class A common stock in exchange for LLC Units and Class B common stock pursuant to the terms of the LLC Agreement) not to, and to cause its subsidiaries not to:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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issue, deliver, sell, pledge, dispose of, or encumber any company securities or other rights of any kind to acquire or receive any company securities, other than the issuance of shares upon the exercise or settlement of Company Equity Awards outstanding as of the date hereof or permitted to be issued or granted by the terms of this Agreement;

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declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any company securities, other than (i) any dividend or distribution by a subsidiary to the Company or another subsidiary of the Company or (ii) tax distributions contemplated by the LLC Agreement;

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire any company securities, subject to certain exceptions;

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make or offer to make any acquisition, of any business, assets, or securities, or any sale, lease, encumbrance, or other disposition of any business, assets, or securities, other than (i) in the ordinary course of business consistent with past practice (including restaurant leases) or (ii) transactions involving less than $1,000,000 individually or $2,000,000 in the aggregate;

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enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any material contract other than in the ordinary course of business consistent with past practice (including restaurant leases);

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enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any franchise agreement, other than (i) amendments to any existing franchise agreement (A) made in the ordinary course of business consistent with past practice and (B) which do not grant any additional or otherwise increase or expand any existing territorial restrictions or exclusivity arrangements and (ii) the renewal of any Franchise Agreement with a person who is a franchisee as of the date hereof (an “Existing Franchisee”) or the entry into any contract with an Existing Franchisee that would be a Franchise Agreement if entered into prior to the date hereof, in each case in the ordinary course of business and which do not grant any additional or otherwise increase or expand any existing territorial restrictions or exclusivity arrangements, provided that, for the avoidance of doubt, an extension or renewal of the term of any Franchise Agreement with an Existing Franchisee will not be considered a “grant”, “expansion” or “increase” under this paragraph;

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make any material changes to any franchisee’s royalty, incentive, economic assistance or fees and charges, or maintenance of the funds administered or paid to the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

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incur or modify in any material respect the terms of any indebtedness for borrowed money of the Company or any of its subsidiaries, or assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, indebtedness for borrowed money of any other person, or make any loans, advances, or capital contributions to, or investments in, any other person (other than subsidiaries of the Company), other than the incurrence of any indebtedness for borrowed money by the Company or any of its subsidiaries in an amount less than $1,000,000 in the aggregate;

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except as contemplated by the Merger Agreement, or as required pursuant to a Company Plan as in effect on the date thereof or by applicable law (i) establish, amend (other than routine amendments to the Company Plans in the ordinary course of business consistent with past practice) or terminate any Company Plan; (ii) grant any increases in the compensation, perquisites, or benefits to employees of the Company or its subsidiaries, other than (A) increases in the compensation, perquisites, or benefits for employees of the Company or its subsidiaries in accordance with the confidential disclosure letter delivered by the Company to Parent and Merger Sub, or (B) ordinary course performance or promotion increases in compensation, perquisites, or benefits for employees of the Company or its subsidiaries consistent with past practice; (iii) take any action to accelerate the time of payment or vesting of any compensation or benefits of any officer or employee of the Company or its subsidiaries; (iv) hire any employee with an annual base salary in excess of $150,000; (v) enter into or amend any employment agreement or offer letter (A) with any senior employee or director or (B) that provides for severance (other than severance provided for in the ordinary course of business consistent with past practice), equity or equity-based compensation; or (vi) establish or fund any rabbi trust;

•	except as required by applicable law, enter into, adopt, or amend any collective bargaining agreement or other agreement with a labor union, works council, or similar organization;

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make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•	compromise, settle, or agree to settle any proceeding other than settlements that involve only the payment of monetary damages of less than $500,000 in the aggregate;

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except in the ordinary course of business consistent with past practice or as required by applicable law, (v) make, change or revoke any material tax election or adopt or change any material method of tax accounting, (vi) settle or compromise any material tax liability for an amount materially in excess of the amount reserved or accrued on the balance Sheet or surrender any claim for a material refund of taxes, or (vii) file any material amended tax return;

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incur or commit to incur any capital expenditures, other than consistent with the capital expenditure budget set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub;

•	maintain insurance at materially less than current levels or otherwise in a manner inconsistent with past practice;

•	engage in any affiliate transaction or enter into any agreement, arrangement or understanding contemplating or relating to an affiliate transaction;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	agree to take any of the actions described in the bullets above.

Access to Information

From and after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, the Company will use commercially reasonable efforts, upon reasonable advance notice, to (i) give Parent and Merger Sub and their respective representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts, and records of the Company and its subsidiaries, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably request, and (iii) cause its and its subsidiaries’ officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request; provided, however, that none of the foregoing will be provided or made in such a manner as to unreasonably interfere with the conduct of the business of the Company and its subsidiaries. Subject to applicable law, the Company will keep Parent reasonably informed with respect to the status of any litigation, arbitration, mediation or similar proceeding involving the Company or any of its subsidiaries, will provide Parent with such documentation and other information as Parent may request with respect to any legal proceedings, will afford Parent the opportunity to monitor any Legal Proceedings (employing counsel of its choice for such purpose) and will consult with Parent (and such counsel, if any) regarding the strategy with respect to and defense of any legal proceedings and consider Parent’s views with respect thereto in good faith, ultimately making its own independent decision with respect to any such legal proceedings. Any such information obtained by Parent or Merger Sub remains subject to the confidentiality agreement between Parent and the Company.

Nothing described in the paragraph above requires the Company to permit any inspection or to disclose any information that in the reasonable judgment of the Company would (i) violate any of its or its affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that, in each case, the Company will use its commercially reasonable efforts to make reasonable alternative arrangements to permit such inspection or provide such disclosure in a way that does not violate such obligations or applicable law or would not result in the loss of such legal protections.

Acquisition Proposals

The Company will not, will cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to, and will instruct its and its subsidiaries’ respective other directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, or other advisors, agents, or representatives (collectively, “Representatives”) not to:

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initiate, solicit, or knowingly encourage or knowingly facilitate any inquiries regarding, or the making or submission of any offer or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

•	engage or otherwise participate in negotiations or discussions with respect to any Acquisition Proposal; or

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provide any non-public information to any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal (the actions referred to in the foregoing three bullets are referred to as the “Non-Solicit Actions”).

The Company will, and will cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees to, and shall instruct its and its subsidiaries respective other Representatives to, immediately cease any solicitation, discussions, or negotiations with any person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, will promptly request the return or destruction of all confidential information provided by or on behalf of the Company or its subsidiaries to any such person and its representatives. The Company will also promptly terminate such person’s and its Representatives’ access to any data room relating to a possible Acquisition Proposal containing any such information. Subject to the terms of the Merger Agreement, the Company and its Representatives may in any event (A) seek to clarify and understand the terms and conditions of any unsolicited inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes a bona fide Acquisition Proposal and (B) inform a person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of the Merger Agreement; provided, however, that any communication contemplated by the foregoing sentence will be solely limited to the matters contemplated by the foregoing clauses (A) and (B). Any action taken or failed to be taken by any of the Company’s subsidiaries or any of the Company’s or its subsidiaries’ respective Representatives that provided services to the Company or its subsidiaries in connection with the Merger or the other transactions contemplated hereby which, if taken or failed to be taken by the Company, would constitute a breach of this paragraph will be deemed to constitute a breach of this paragraph by the Company.

Notwithstanding anything to the contrary in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the time the Company Stockholder Approval is obtained, (i) the Company has received a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of the non-solicit requirements of the acquisition proposal section of the Merger Agreement and (ii) the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after consultation with the Company’s or the Committee’s independent financial advisor and outside legal counsel, as applicable, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and its representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that (x) the Company will not, and will cause its subsidiaries and will instruct its and its subsidiaries’ respective Representatives not to, disclose any non-public information to such person unless the Company entered into a confidentiality agreement with such person prior to the date hereof or first enters into a confidentiality agreement with such person on terms that, taken as a whole, are not less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions) (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) the Company will provide or make available to Parent any non-public information concerning the Company or its subsidiaries promptly after such information is provided or made available to such person but only to the extent such information was not previously provided or made available to parent. The Company agrees that it and its affiliates will not enter into any agreement with any person following the date of the Merger Agreement (including any Acceptable Confidentiality Agreement) which prevents the Company from complying with, or otherwise restricts or interferes with the Company’s ability to comply with, its obligations under the non-solicit requirements of the acquisition proposal section of the Merger Agreement

The Company will promptly (and in any event within forty-eight hours) notify Parent (orally or in writing) of the receipt by the Company of (i) any Acquisition Proposal, (ii) any written indication by any Person that it is considering making an Acquisition Proposal, or (iii) any bona fide offer, proposal or inquiry (whether written or oral) that would reasonably be expected to lead to an Acquisition Proposal. The Company will provide Parent promptly (and in any event by the end of such forty-eight hour period) the identity of the person making such Acquisition Proposal, indication, offer, proposal or inquiry and the material terms and conditions of any such Acquisition Proposal, indication, offer or proposal or, if not in writing, a written description of the material terms thereof). The Company will keep Parent reasonably informed on a reasonably prompt basis as to the status of any such Acquisition Proposal, indication, offer, proposal or inquiry.

Except as otherwise provided in the Merger Agreement, none of the Board of Directors or any committee thereof (including the Committee) will, subject to the terms and conditions of the Merger Agreement, (i) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or any other agreement (including any joint venture agreement, acquisition agreement, merger agreement or similar agreement) (other than an Acceptable Confidentiality Agreement) relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (an “Alternative Acquisition Agreement”), (ii) make a Change of Board Recommendation or (iii) resolve, publicly propose or agree to do any of the foregoing.

Notwithstanding the foregoing or any other provision of the Merger Agreement, prior to the time the Company Stockholder Approval is obtained:

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the Board of Directors (acting on the recommendation of the Committee) may terminate the Merger Agreement pursuant to a Superior Proposal Termination to enter into a definitive acquisition agreement with respect to a Superior Proposal if (A) the Company receives a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of the non-solicit requirements of the acquisition proposal section of the Merger Agreement that the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after consultation with the Company’s or the Committee’s independent financial advisor and outside legal counsel, as applicable, constitutes a Superior Proposal; (B) the Company delivers to Parent a Determination Notice notifying Parent that it intends to take such action; (C) during the Notice Period, the Company has, and has caused its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to the Merger Agreement; (D) in the event of any change to the financial terms or the other material terms of such Superior Proposal, the Company will have delivered an additional Determination Notice; and (E) no earlier than the end of the Notice Period, the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Committee’s independent financial advisor and outside legal counsel, as applicable, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable Law;

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the Board of Directors (acting on the recommendation of the Committee) or the Committee may make a Change of Board Recommendation if (A) the Company receives an Acquisition Proposal that did not directly result from a material breach of the non-solicit requirements of the acquisition proposal section of the Merger Agreement and the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after consultation with the Company’s or the Committee’s independent financial advisor and outside legal counsel, as applicable, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; (C) during the Notice Period, the Company has, and has instructed its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; (D) in the event of any change to the financial terms or the other material terms of such Superior Proposal, the Company will have delivered an additional Determination Notice; and (E) no earlier than the end of the Notice Period, the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Committee’s independent financial advisor and outside legal counsel, as applicable, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law; and

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other than in connection with an Acquisition Proposal, the Board of Directors (acting on the recommendation of the Committee) or the Committee may make a Change of Board Recommendation in response to an Intervening Event if (C) the Company delivers to Parent a Determination Notice notifying Parent that it intends to make a Change of Board Recommendation; (B) during the Notice Period, the Company has, and has instructed its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; and (C) no earlier than the end of the Notice

Period, the Board of Directors (acting on the recommendation of the Committee) or the Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Committee’s outside legal counsel, as applicable, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law.

Nothing contained in the Merger Agreement prohibits (i) the Board of Directors or a committee thereof from (A) taking and disclosing to the holders of shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Board of Directors or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; or (ii) the Company or the Board of Directors from making any disclosure required under the Exchange Act; provided, however, that this paragraph will not be construed to exclude such communications from the definition of “Change of Board Recommendation”

“Acquisition Proposal” means any offer or proposal made or renewed by a person (other than Parent or Merger Sub) that is structured to permit such person or group to acquire, directly or indirectly, beneficial ownership of fifteen percent or more of the total voting power of any class of equity securities of the Company or any class of equity interests of any of its subsidiaries, fifteen percent or more of the consolidated total assets of the Company and its subsidiaries or any assets or business generating fifteen percent or more of the total consolidated revenues of the Company and its subsidiaries, in each case pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, reorganization, recapitalization, dissolution, liquidation, license, lease or disposition or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

“Beneficial Owner” with respect to any shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” has a corresponding meaning).

“Change of Board Recommendation” means (A) the change, withdrawal, modification, withholding or qualification of the Company Board Recommendation by the Board of Directors or any committee thereof (including the Committee), (B) the failure by the Company, within ten Business Days of the public announcement of the commencement of a tender or exchange offer for shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) by a person other than Parent or any of its subsidiaries, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the shares reject such Acquisition Proposal and not tender any shares into such tender or exchange offer, (C) the failure by the Board of Directors or any committee thereof (including the Committee) to publically reaffirm the Company Board Recommendation within ten business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, however, that Parent may deliver only one (1) such request with respect to an Acquisition Proposal; provided, further that in the event of any change to the financial terms or other material terms of such Acquisition Proposal, Parent may make one (1) such request with respect to any changed Acquisition Proposal, (D) the adoption, approval or recommendation to the Company’s stockholders of any Acquisition Proposal (whether or not a Superior Proposal) by the Board of Directors or any committee thereof (including the Committee) or (E) any public announcement of any intent to take any of the foregoing actions.

“Determination Notice” means a written notice delivered by the Company to Parent that it intends to terminate this Agreement or make a Change of Board Recommendation as contemplated under certain sections of the acquisition proposal section of the Merger Agreement, which notice will include (A) in the case of a Determination Notice with respect to a Superior Proposal, (1) the identity of the person making such Superior Proposal, (2) the material terms and conditions of such Superior Proposal and (3) a copy of such Superior Proposal and copies of all related documentation (including any proposed definitive agreement relating to such

Superior Proposal) and (B) in the case of a Determination Notice with respect to an Intervening Event, a reasonably detailed description of such Intervening Event and the reasons for any applicable Change of Board Recommendation.

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that was not known to the Board of Directors or any committee thereof (including the Committee) on the date of the Merger Agreement (or if known, the consequences of which were not known to the Board of Directors or any committee thereof (including the Committee) as of the date of the Merger Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Board of Directors or any committee thereof (including the Committee) prior to the time that the Company Stockholder Approval is obtained; provided, however, that in no event will any of the following constitute an Intervening Event: (A) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (B) any change, in and of itself, in the market price or trading volume of the shares (it being understood that any matter underlying such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth business day thereafter at 5:00 p.m. Eastern Time; provided that with respect to any change in the financial terms or any material terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second business day after delivery of such revised Determination Notice (but in no event will the delivery of such revised Determination Notice shorten the initial four Business Day Notice Period).

“Superior Proposal” means an Acquisition Proposal (except the references in the definition thereof to “fifteen percent” will be replaced by “fifty percent”) that is more favorable, from a financial point of view, to the holders of shares than the Acquisition Proposal reflected in the Merger Agreement, taking into account the financial terms, the likelihood of consummation, the financing terms thereof and all other aspects of such Acquisition Proposal.

Employee Benefits

For one year following the Effective Time, which we refer to as the continuation period, Parent has agreed to provide, or cause the Surviving Corporation to provide, to each employee of Habit and its subsidiaries who is so employed at the Effective Time, whom we refer to collectively as covered employees, base compensation, a target annual cash incentive compensation opportunity and a severance benefit entitlement that, in each case, is at least as favorable as that provided immediately prior to the Effective Time. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor and assume all existing severance obligations, as well as severance obligations with employees, included in the disclosure letter to the Merger Agreement.

In addition, during the continuation period, Parent has also agreed to, or to cause the Surviving Corporation to, cause service rendered by covered employees to Habit and its subsidiaries to be taken into account for all purposes under employee benefit plans of Parent, the Surviving Corporation and their respective affiliates (the “Parent Plans”), except under a defined benefit pension plan or to the extent that such service crediting would result in a duplication of benefits with respect to the same period of service.

Further, Parent will or will cause the Surviving Corporation to use commercially reasonable efforts (i) to not subject covered employees to any eligible requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any Parent Plans for any condition for which they would have been entitled to coverage under the corresponding employee benefit plan of Habit or its subsidiaries in which they participated prior to the Effective Time and (ii) to cause each covered employee to be given credit under the Parent Plans that are group health plans for any eligible expenses incurred by such covered employees and their covered dependents under an employee benefit plan of Habit or its subsidiaries during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such covered employees and their covered dependents in respect of the plan year in which the Effective Time occurs. Unless Parent or the Surviving Corporation is required to make a payment in settlement of vacation time of a covered employee, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, credit to each covered employee the amount of vacation time that such employee had accrued as an employee of Habit and its subsidiaries as of the Effective Time.

Unless otherwise notified by Parent, no less than five business days prior to the Effective Time, Habit will, and will cause its subsidiaries to, take all action necessary to take written resolutions terminating Habit’s 401(k) plan, such termination to be effective no later than the day immediately preceding the Effective Time.

Directors’ and Officers’ Indemnification and Insurance

Parent will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of the Company than are currently provided in the Company’s certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals for a period of six years from the Effective Time. Parent will cause the Surviving Corporation to indemnify each current (as of the Effective Time) or former director or officer of the Company (together with each such person’s heirs, executors or administrators) against all obligations and reasonable expenses incurred in connection with any proceeding arising out of or pertaining to any action or omission occurring prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Corporation would be permitted under the DGCL. The Company may purchase, and if the Company does not purchase prior to the Effective Time, Parent shall cause the Surviving Corporation to purchase at or after the Effective Time, a six-year “tail” prepaid policy (effective from the Effective Time) with respect to the current directors’ and officers’ liability insurance policies on terms and conditions at least as protective to such directors and officers as the coverage provided by such existing policies and may be obtained from an insurance carrier with the same or better credit rating as the insurance carrier of such directors’ and officers’ liability insurance policies. However, the Company shall not, and the Surviving Corporation will not be required to, purchase any such policy to the extent that the premium for such tail insurance policy exceeds three hundred percent of the last annual premium paid by the Company for such coverage. Parent will cause such policy to be maintained for its full term and continue to honor the obligations thereunder. If the Surviving Corporation (or its successors or assigns) consolidates with or merges into any other entity or transfers all or a majority of its assets, proper provision will be made so that the successors or assigns of the Surviving Corporation assume these indemnification obligations.

Further Action; Efforts

Prior to the Effective Time, subject to the terms of the Merger Agreement, each of Parent, Merger Sub and the Company will use reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement by or before the Outside Date, including to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (which filing, in the case of the notification and report form pursuant to the HSR Act, will be made within ten business days after the date of the Merger Agreement) and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law.

Parent, Merger Sub and the Company will also consult and cooperate with one another and consider in good faith the views of one another, and provide to each other in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Parent, Merger Sub or the Company in connection with proceedings relating to any Antitrust Laws. In addition, Parent will, and will cause each of its subsidiaries and affiliates to:

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take all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”);

•	enable all waiting periods under applicable Antitrust Laws to expire; and

•	avoid or eliminate impediments under applicable Antitrust Laws asserted by any governmental entity, in each case, to cause the Merger to occur prior to the Outside Date.

However, Parent (or any of its subsidiaries) and the Company will not take, agree or offer to take or commit to offer, negotiate, commit to or effect, (1) any sale, divestiture, license, or other disposition of any or all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), or (2) any other restrictions on the activities of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) or any restriction on Parent’s or any of its subsidiaries’ (including the Surviving Corporation and its subsidiaries) ability to conduct their business. Furthermore, Parent will not take, and will cause each of its subsidiaries to not take, any action or omit to take any action that would be reasonably likely to delay clearance by any governmental entity beyond the Outside Date.

The Company will cooperate in all respects with Parent and will use its reasonable best efforts to contest and resist any action or proceeding that challenges the Merger and to have vacated, lifted, reversed or overturned any order that prevents or restricts consummation of the Merger.

Parent, Merger Sub and the Company will use their commercially reasonable efforts to obtain any required third-party consents, approvals or waivers with respect to any contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by the Merger Agreement or required by the terms of any contract as the result of the execution, performance or consummation of the transactions contemplated by the Merger Agreement; provided that none of Parent, the Company or any of their respective subsidiaries will be required to pay, prior to the Effective Time, any consideration, or make any other accommodation, to any third-party to obtain any consent, approval or waiver required with respect to any such contract.

Proxy Statement; Company Stockholders Meeting

The Company will prepare and file with the SEC, as promptly as practicable after the date of the Merger Agreement (and, in any event, within twenty business days thereafter), a proxy statement, in preliminary form, relating to the Company Stockholders Meeting. The Company will use its reasonable best efforts to cause the proxy statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder (other than with respect to any information furnished by Parent relating to Parent and its Affiliates As promptly as practicable after the date of the Merger Agreement, Parent will use reasonable best efforts to furnish to the Company the information relating to Parent and its Affiliates to be set forth in the proxy statement. The Company, Parent and Merger Sub will cooperate with one another in the preparation of the proxy statement or any amendment or supplement thereto.

The Company will promptly notify Parent of the receipt of all comments of the SEC with respect to the proxy statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company will use commercially reasonable efforts to promptly provide responses to the SEC with respect to all such comments, after providing Parent a reasonable opportunity to review and propose comments thereon, which comments will be considered in good faith by the Company. The Company will cause the proxy statement to be mailed to the holders of shares promptly after the resolution of any comments thereon from the SEC or, if the SEC does not inform the Company that it intends to review the proxy statement on or before the tenth calendar day following the filing of the preliminary proxy statement, promptly following such tenth calendar day.

The Company will cause the Company Stockholders Meeting to be duly called and held as promptly as reasonably practicable after the definitive Proxy Statement is mailed to the holders of shares (and, in any event, within forty days of such mailing for the purpose of obtaining the Company Stockholder Approval, regardless of whether the Board of Directors or any committee thereof (including the Committee) has effected a Change of Board Recommendation. Unless the Merger Agreement is validly terminated in accordance with its terms or except to the extent that the Board of Directors or the Committee shall have made a Change of Board Recommendation, the Board of Directors shall recommend such adoption and include the Company Board Recommendation in the proxy statement and shall use commercially reasonable efforts to solicit such adoption of the Merger Agreement at the Company Stockholders Meeting and obtain the Company Stockholder Approval. The Company may not adjourn or postpone the Company Stockholders Meeting except (i) to the extent necessary to ensure that any supplement or amendment to the proxy statement required to be sent by applicable Law or at the request of the SEC or its staff is provided to the holders of shares at least five business days in advance of a vote on the adoption of the Merger Agreement in order to give the holders of shares sufficient time to evaluate any information or disclosure contained in such supplement or amendment, (ii) in the event any Acquisition Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company will have ten business days after the commencement thereof to take or disclose to the holders of shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five business days in advance of a vote on the adoption of the Merger Agreement, (iii) if the Company reasonably believes it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Stockholder Approval, or (iv) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting (in each case, subject to certain limitations).

Special Committee

No amendment or waiver of any provision of the Merger Agreement and no decision or determination will be made, or action taken, by the Company under or with respect to the Merger Agreement without first obtaining the consent of a majority of the then existing members of the Committee. Prior to the earlier of the Effective Time and the termination of the Merger Agreement, the Company and the Board of Directors will not, directly or indirectly, take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Committee, eliminate the Committee, revoke or diminish the authority of the Committee or remove or cause the removal of any director of the Board of Directors that is a member of the Committee either as a director or member of such committee other than for cause.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, relating to, among other matters:

•	the delisting of the Company’s common stock;

•	the prohibition on activities to be engaged in by Merger Sub;

•	the elimination of any applicability of state takeover laws;

•	the requirements around notification, cooperation and participation relating to transaction litigation, if any;

•	consent and consultation rights over any press release with respect to the Merger;

•	resignations of the Company’s directors and non-employee officers; and

•	notification regarding certain inbound correspondence related to the Merger or other proceeding affecting the Company.

Conditions to the Merger

Conditions to the Obligation of Parent, Merger Sub and the Company

The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver of each of the following conditions:

•	Company Stockholder Approval has been obtained;

•	any applicable waiting period (or any extension thereof) under the HSR Act in respect of the transactions contemplated by the Merger Agreement has expired or been terminated; and

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no law, decree, judgment, order or injunction promulgated, enacted, entered, enforced or issued by any governmental entity is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

Conditions to the Obligation of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Merger Sub of each of the following conditions:

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the representations and warranties of the Company set forth in the Merger Agreement with respect to (i) capitalization, authority and brokers and certain fees being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except for de minimis inaccuracies, (ii) absence of certain changes or events being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and (iii) the Merger Agreement and the Merger not conflicting with its governing documents being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date);

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the other representations and warranties of the Company set forth in the Merger Agreement being true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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since the date of the Merger Agreement, there having been no circumstance, fact, change, effect, event, development, inaccuracy, occurrence or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

•	the Company having performed in all material respects its obligations, agreements or covenants to be performed by it under the Merger Agreement on or before the Closing.

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the Company having delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the bullets above have been satisfied.

Conditions to the Obligation of the Company

The obligations of the Company to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company of each of the following conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement regarding (i) authority and brokers being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except for de minimis inaccuracies and (ii) the Merger Agreement and the Merger not conflicting with their governing documents being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date;

•

the other representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (or, in the case of any such representation or warranty that is expressly made as of a specified date, as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•	each of Parent and Merger Sub having performed in all material respects its obligations, agreements or covenants to be performed by it under the Merger Agreement on or before the Closing; and

•

Parent having delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in the bullets above have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, as follows:

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company if:

•

any court of competent jurisdiction or other governmental entity has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling, or other action has become final and non-appealable;

•

the Effective Time has not occurred on or prior to June 5, 2020 (the “Outside Date”); provided, however, that if as of such date, all of the conditions to closing described in the Merger Agreement have been satisfied or (to the extent permitted by law) waived other than (i) the conditions set forth in the second and third bullet points of “—Conditions to the Merger—Conditions to the Obligation of Parent, Merger Sub and the Company” (solely to the extent such condition has not been satisfied due to any failure to obtain any applicable clearances under the HSR Act) and (ii) those conditions that by their terms are to be satisfied at the Closing, then the Outside Date will automatically be extended until August 5, 2020 (and such date will then be the Outside Date); provided, however, that this termination right is not available to any of Parent, Merger Sub or the Company if any failure of such party to comply in all material respects with its obligations under the Merger Agreement is the principal cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date (any termination under the circumstances described in this sub-bullet, an “Outside Date Termination”); or

•

the Company Stockholder Approval has not been obtained at the Special Meeting (or at any adjournment or postponement thereof) (any termination under the circumstances described in this sub-bullet, a “Failure to Obtain Company Stockholder Approval Termination”);

•	by the Company if:

•

Parent or Merger Sub have breached any of its covenants, agreements, representations or warranties in this Agreement and such breach (i) would give rise to the failure of a condition set forth in the first, second and third bullet points of “—Conditions to the Merger—Conditions to the Obligation of the Company” and (ii) is not capable of being cured or, if such breach or inaccuracy is capable of being cured within such period, has not been cured by the earlier of (A) thirty days following delivery by the Company of written notice of such breach to Parent and (B) the Outside Date; provided that the Company shall not have the right to terminate the Merger Agreement pursuant to this sub-bullet if the Company is then in material breach of the Merger Agreement such that any of the conditions described in the first, second and third bullet points of “—Conditions to the Merger—Conditions to the Obligation of the Company” would not be satisfied; or

•

prior to the receipt of the Company Stockholder Approval, the Board of Directors or the Committee determines to enter into a definitive acquisition agreement with respect to a Superior Proposal and the Company shall have complied with certain covenants set forth in certain requirements related to Superior Proposals of the acquisition proposal section of the Merger Agreement; provided that (i) such Superior Proposal did not result from an intentional breach of the terms of the non-solicit requirements of the acquisition proposal section of the Merger Agreement and (ii) substantially concurrently with such termination, the Company enters into such definitive acquisition agreement and pays the termination fee due pursuant to the Merger Agreement (any termination under the circumstances described in this sub-bullet, a “Superior Proposal Termination”).

•	by Parent if:

•

the Company has breached any of its covenants, agreements, representations or warranties in this Agreement and such breach (i) would give rise to the failure of a condition set forth in the first, second or third bullet points of “—Conditions to the Merger—Conditions to the Obligation of Parent and Merger Sub” and (ii) is not capable of being cured or, if such breach or inaccuracy is capable of being cured within such period, has not been cured by the earlier of (A) thirty days following delivery by Parent of written notice of such breach to the Company and (B) the Outside Date; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this sub-bullet if Parent is then in material breach of the Merger Agreement such that any of the conditions described in the first, second or third bullet points of “—Conditions to the Merger—Conditions to the Obligation of the Company” would not be satisfied (any termination under the circumstances described in this sub-bullet, a “Breach of Covenant Termination”);

•

prior to the receipt of the Company Stockholder Approval, the Board of Directors or any committee thereof effects a Change of Board Recommendation (any termination under the circumstances described in this sub-bullet, a “Change of Board Recommendation Termination”); or

•

prior to the receipt of stockholder approval of the Merger Agreement, the Company has committed an intentional breach of the Non-Solicit Actions (any termination under the circumstances described in this sub-bullet, an “Intentional Breach Termination”).

Effect of Termination

If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement (other than certain specified sections) will become void and of no effect with no liability on the part of Parent, Merger Sub or the Company (or any of their respective Representatives), provided, however, that no such termination (including in a circumstance where the Company Termination Fee has been paid) will relieve any person of any liability for damages resulting from a material breach of the Merger Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge, or knowledge that a person acting reasonably under the circumstances would have, that such act or omission would result in a material breach of the Merger Agreement (an “Intentional Breach”).

In the event that:

•	the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination;

•	the Merger Agreement is terminated by Parent pursuant to a Change of Board Recommendation Termination or an Intentional Breach Termination; or

•

(A) the Merger Agreement is terminated (1) by either Parent or the Company pursuant to the Outside Date Termination (but only if at such time Parent had the right to terminate the Merger Agreement pursuant to the Outside Date Termination) or the Failure to Obtain Company Stockholder Approval Termination or (2) by Parent pursuant to the Breach of Covenant Termination (arising solely from a breach of any covenant or agreement of the Company), (B) any person has publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and has not publicly withdrawn such Acquisition Proposal, in each case prior to (x) in the case of an Outside Date Termination or a Breach of Covenant Termination, such termination or (y) in the case of a termination pursuant to the Failure to Obtain Company Stockholder Approval Termination, the date of the Special Meeting and (C) before the date which is twelve months following the date of such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided that for purposes of determining whether the Company Termination Fee described in foregoing clause (C) is payable under the Merger Agreement, “Acquisition Proposal” will have the meaning set forth above under “Acquisition Proposals,” except that references to fifteen percent in the definition will be replaced by references to fifty percent);

then the Company will pay Parent a termination fee of $13,125,000 (the “Company Termination Fee”).

Any payment of the Company Termination Fee required to be made (1) pursuant to the first bullet above will be paid concurrently with such termination, (2) pursuant to the second bullet above will be paid no later than two business days after such termination and (3) pursuant to the third bullet above will be payable to Parent upon execution of the applicable Alternative Acquisition Agreement or the consummation of the applicable Acquisition Proposal. The Company will not be required to pay the Company Termination Fee more than once.

If the Merger Agreement is terminated in accordance with its terms, Parent’s right to receive the Company Termination Fee is the sole and exclusive remedy of Parent and Merger Sub in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations, or warranties in the Merger Agreement, provided that the foregoing will not apply in the event of a material Intentional Breach by the Company.

If the Company fails to promptly pay the Company Termination Fee and, Parent or Merger Sub commences a suit in order to obtain such payment that results in a judgment against the Company for the amount of the Company Termination Fee, the Company will pay to Parent or Merger Sub interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of such payment.

Specific Performance

Parent, Merger Sub and the Company have agreed that, in the event of any breach of the Merger Agreement, irreparable harm would occur that monetary damages could not make whole. Parent, Merger Sub and the Company further agreed that they will be entitled to seek to compel specific performance in addition to any other remedy to which they are entitled at law or in equity.

Performance Guaranty

Parent has guaranteed the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under the Merger Agreement in accordance with its terms.

Expenses

Except as otherwise provided therein, each of Parent, Merger Sub and the Company will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

Amendment and Waiver

The Merger Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company prior to the Effective Time, provided that after receipt of the Company Stockholder Approval, if any such amendment will require further approval of the holders of shares, the effectiveness of such amendment will be subject to obtaining the Company Stockholder Approval with respect to such amendment. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or any documents delivered pursuant thereto and (c) subject to the requirements of applicable law, waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement.

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Parent, Merger Sub and the Company have agreed expressly and irrevocably to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to the Merger Agreement or the agreements delivered in connection therewith, or the transactions contemplated thereby. Each of the Company, Parent and Merger Sub has agreed to waive any right it may have to a trial by jury in any litigation arising out of, relating to or in connection with the Merger Agreement.

Third Party Beneficiaries

Except for (a) the rights of the holders of shares and Company equity awards to receive the consideration provided for by the Merger Agreement, (b) the right of the Company, on behalf of the holders of shares and the holders of Company equity awards, to pursue specific performance as set forth above in “—Specific Performance” or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s Intentional Breach of the Merger Agreement and (iii) as provided under “—Directors’ and Officers’ Indemnification and Insurance” (which is intended for the benefit of the Company’s former and current officers and directors, all of whom will be third-party beneficiaries of these provisions), the Merger Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

Vote Required and Board Recommendation

Approval of the proposal to approve the adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPANY’S COMPENSATION PROPOSAL

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide Habit stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the payment of certain compensation that will or may become payable by Habit to its named executive officers in connection with the Merger, as disclosed in the section of this proxy statement entitled “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Change in Control Payments to Named Executive Officers.”

We are asking Habit stockholders to indicate their approval of the compensation that will or may become payable by Habit to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Change in Control Payments to Named Executive Officers” beginning on page 68 of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of Habit’s overall compensation program for its named executive officers, and have previously been disclosed to Habit stockholders as part of the executive compensation disclosure contained in our annual proxy statement.

The Board of Directors encourages you to review carefully the Merger-related named executive officer compensation information disclosed in this proxy statement. The Board of Directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of The Habit Restaurants, Inc. approve, on an advisory (non-binding) basis, the compensation that will or may become payable to Habit’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Interests of the Directors and Executive Officers of Habit in the Merger—Change in Control Payments to Named Executive Officers’ in Habit’s proxy statement for the special meeting.”

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Habit, the Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by advisory (non-binding) vote, compensation that will or may become payable by Habit to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on the matter affirmatively or negatively.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the adoption of the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to approve the adoption of the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the adoption of the Merger Agreement at the time of the Special Meeting requires the affirmative vote of a majority of the votes cast on the matter affirmatively or negatively.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 30, 2020 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer, and all directors and executive officers as a group.

The amounts and percentages of Class A common stock and Class B common stock (together with the same amount of LLC Units) beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address for each listed stockholder is: c/o The Habit Restaurants, LLC, 17320 Red Hill Avenue, Suite 140, Irvine, CA 92614.

Because we are separately disclosing the ownership of shares of the Class B common stock and LLC Units of Habit LLC (which are exchangeable for Class A common stock), the shares of the Class A common stock corresponding to the LLC Units of Habit LLC are not reflected in the column entitled “Class A Common Stock Beneficially Owned” in the table below.

	Class A Common Stock Beneficially Owned (1)		Combined Voting Power (2)
Name of Beneficial Owner	Number	%	%
Directors and Executive Officers
A. William Allen III (3)	30,244	*	*
Russell W. Bendel (4)	183,306	*	3.4
Douglas Branigan (5)	27,700	*	*
Ira Fils (6)	125,782	*	1.5
Joseph J. Kadow (7)	15,671	*	*
Allan Karp (8)	230,043	1.1	10.7
Christopher Reilly (8)	230,043	1.1	10.7
Anthony Serritella (9)	83,341	*	1.4
Peter Whitwell (10)	50,681	*	*
John Phillips (11)	22,097	*	*
Iwona Alter (12)	9,925	*	*
Ira L. Zecher (13)	12,577	*	*
Karin Timpone	1,139	*	*
All executive officers and directors as a group (13 persons)	792,506	3.7	17.6

5% Equityholders
Entities affiliated with KarpReilly, LLC (8)	230,043	1.1	10.7
Barclays PLC (14)	1,097,587	5.3	4.2
Renaissance Technologies, LLC (15)	1,427,100	6.9	5.5
The Vanguard Group (16)	1,068,255	5.2	4.1
BlackRock, Inc. (17)	1,431,457	6.9	5.5
Greenhouse Funds LLLP (18)	1,654,204	8.0	6.3

	Class B Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number	%
Directors and Executive Officers
A. William Allen III	—	—
Russell W. Bendel (19)	718,958	13.5
Douglas Branigan	—	—
Ira Fils	263,553	4.9
Joseph J. Kadow	—	—
Allan Karp (8)	2,554,681	47.9
Christopher Reilly (8)	2,554,681	47.9
Anthony Serritella (20)	276,576	5.2
Peter Whitwell	38,431	*
John Phillips (21)	34,373	*
Iwona Alter	—	—
Ira L. Zecher	—	—
Karin Timpone	—	—
All executive officers and directors as a group (13 persons)	3,886,572	72.8

5% Equityholders
Entities affiliated with KarpReilly, LLC (8)	2,554,681	47.9
Brent Reichard (22)	667,903	12.5
Entities affiliated with Reichard Bros. Enterprises, Inc. (22)	434,323	8.1

*	Indicates less than one percent.
(1)

Subject to the terms of the LLC Agreement, the LLC Units together with a corresponding number of shares of Class B common stock, which will be cancelled in the Exchange, are exchangeable for, generally, at the option of The Habit Restaurants, Inc., cash or shares of the Class A common stock on a one-for-one basis. Beneficial ownership of Class A common stock reflected in the table above does not reflect beneficial ownership of LLC Units (and corresponding shares of Class B common stock) for which such shares of Class A common stock may be exchanged.

(2)

Includes the voting power of each owner based on the voting power held through both the owners’ Class A common stock and Class B common stock. Represents percentage of voting power of the Class A common stock and Class B common stock of The Habit Restaurants, Inc. voting together as a single class. Each holder of LLC Units (other than The Habit Restaurants, Inc. and its wholly-owned subsidiaries) holds one corresponding share of Class B common stock for each LLC Unit held.

(3)

Includes options to purchase 8,333 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 3,350 restricted stock units (“RSUs”) that will vest within 60 days of January 30, 2020.

(4)

Includes options to purchase 142,982 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 9,503 RSUs that will vest within 60 days of January 30, 2020. Consists of 152,485 shares of Class A common stock that are held by Russell W. Bendel and 30,821 shares of Class A common stock that are held by the Bendel Family Trust, of which Russell W. Bendel is trustee.

(5)	Includes options to purchase 27,000 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date.
(6)

Includes options to purchase 98,058 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 6,409 RSUs that will vest within 60 days of January 30, 2020.

(7)

Includes options to purchase 6,427 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 3,350 RSUs that will vest within 60 days of January 30, 2020.

(8)

Based on a Schedule 13G filed by KarpReilly on February 10, 2017. Shares of Class A common stock shown as beneficially owned by entities affiliated with KarpReilly include: (a) 1,977,129 shares of Class A common stock underlying an identical number of LLC Units and shares of Class B common stock held by KarpReilly Investments, LLC (“KR Investments”); (b) 7,438 shares of Class A common stock underlying an identical number of LLC Units and shares of Class B common stock held by KarpReilly HB Co-Invest, LLC (“KarpReilly HB”); (c) 4,520 shares of Class A common stock held by Habit Restaurant Co-Invest, LLC (“Co-Invest”); and (d) (i) 570,114 shares of Class A common stock underlying an identical number of LLC Units and shares of Class B common stock and (ii) 225,523 shares of Class A common stock, held by KarpReilly. Messrs. Christopher Reilly and Allan Karp may be deemed the beneficial owners of all the securities held by the entities affiliated with KarpReilly, LLC, as hereinafter described. Messrs. Reilly and Karp, as the sole managers of KarpReilly, which is the managing member of KarpReilly HB and Co-Invest LLC, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KarpReilly HB. Additionally, Messrs. Reilly and Karp, as the sole managers of KR Investments, have sole voting and dispositive power over and may be deemed the beneficial owners of all of the securities of KR Investments. Each of Messrs. Reilly and Karp disclaim ownership of such shares except to the extent of their respective pecuniary interests therein. The principal business address of KR Investments, KarpReilly HB, and Co-Invest LLC is c/o KarpReilly, LLC, 104 Field Point Road, Greenwich, CT 06830.

(9)

Includes options to purchase 65,048 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 4,420 RSUs that will vest within 60 days of January 30, 2020. Consists of 69,468 shares of Class A common stock that are held by Anthony Serritella and 13,873 shares of Class A common stock that are held by the Serritella Family Trust, of which Anthony Serritella is trustee.

(10)

Includes options to purchase 39,680 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 2,908 RSUs that will vest within 60 days of January 30, 2020.

(11)

Includes options to purchase 17,533 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 948 RSUs that will vest within 60 days of January 30, 2020. Consists of 18,481 shares of Class A common stock that are held by John Phillips and 3,616 shares of Class A common stock that are held by The Phillips Family Trust, of which John Phillips is trustee.

(12)	Includes options to purchase 6,000 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date.
(13)

Includes options to purchase 8,333 shares of Class A common stock that are exercisable as of January 30, 2020 or will become exercisable within 60 days of such date and 3,350 RSUs that will vest within 60 days of January 30, 2020.

(14)	Based on a Schedule 13G filed by Barclays PLC on February 14, 2019. The business address of Barclays PLC is 1 Churchill Place, Canary Wharf, London X0 E14 5HP, United Kingdom.
(15)	Based on a Schedule 13G filed by Renaissance Technologies, LLC on February 12, 2019. The business address of Renaissance Technologies, LLC is 800 Third Avenue, New York, NY 10022.
(16)	Based on a Schedule 13G filed by The Vanguard Group on February 11, 2019. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based on a Schedule 13G filed by BlackRock, Inc. on February 4, 2019. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(18)	Based on a Schedule 13G filed by Greenhouse Funds LLLP and its affiliates, on January 29, 2020. The business address of Greenhouse LLLP is 650 S. Exeter St. Suite 1080 Baltimore, MD 21202.
(19)	Consists of 718,958 shares of Class B common stock that are held by the Bendel Family Trust, of which Russell W. Bendel is trustee.
(20)	Consists of 276,576 shares of Class B common stock that are held by the Serritella Family Trust, of which Anthony Serritella is trustee.
(21)	Consists of 34,373 shares of Class B common stock that are held by The Phillips Family Trust, of which John Phillips is trustee.

(22)

Reichard Bros. Enterprises, Inc. (“RBE”) beneficially owns 434,323 LLC Units directly, as well as a corresponding amount of the Class B common stock. Additionally, Mr. Reichard, as president of RBE, may be deemed the beneficial owner of the 434,323 LLC Units beneficially owned by RBE in Habit LLC directly, as well as a corresponding amount of the Class B common stock. Mr. Reichard further beneficially owns 233,490 LLC Units directly, as well as a corresponding amount of the Class B common stock. Additionally, Mr. Reichard may be deemed to beneficially own 90 LLC Units held in a custodial account for the benefit of The Reichard Family Trust, as well as a corresponding amount of the Class B common stock. All such LLC Units may be exchanged, pursuant to exchange procedures detailed in the LLC Agreement, for cash or shares of Class A common stock, generally at the Company’s election.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Habit. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Habit will hold the regular annual meeting of its stockholders in 2020 only if the Merger is not completed.

Proposals of stockholders that are intended to be considered for inclusion in our proxy statement relating to our regular annual stockholders meeting in 2020 (if held), must be received by us at our principal executive offices at 17320 Red Hill Avenue, Suite 140, Irvine, California 92614, Attention: Secretary, by March 20, 2020, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Please note that if we hold our regular annual stockholders meeting in 2020, and we do so more than 30 days before or after June 19, 2020 (the one-year anniversary date of the 2019 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to our Secretary at our principal executive offices on a date not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting of stockholders. Please note, however, that if the date of the annual meeting is more than 30 days before or after June 19, 2020, then, for notice by the stockholder to be timely, it must be so received by our Secretary on or before the tenth day following the date on which public announcement of the date of such annual meeting is first made.

A stockholder who intends to nominate directors for election to the Board of Directors or bring other proper business for presentation at our 2020 annual meeting (if held) that is not intended for inclusion in our proxy statement must give proper notice no earlier than February 19, 2020 and no later than March 20, 2020 to the Secretary of the Company, in writing, at our principal executive offices at The Habit Restaurants, Inc., 17320 Red Hill Avenue, Suite 140, Irvine, CA 92614. The notice must include information specified in our bylaws, including information concerning the proposal and the proponent’s ownership of common stock. Proposals not meeting these requirements will not be entertained at the annual meeting. In addition, if a stockholder submits a proposal that does not comply with the advance notice requirements above, the proxies may exercise authority to vote in accordance with their best judgment on any such proposal.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Habit files annual, quarterly and special reports, proxy statements and other information with the SEC. Any reports, statements or other information that we file with the SEC are available to the public from commercial document retrieval services and at www.sec.gov.

If you have any questions about this proxy statement, the Special Meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact us at:

D.F. King & Co., Inc.

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 515-4507

Email: HABT@dfking.com

This proxy statement contains references to the availability of certain information from our website, ir.habitburger.com/investor-overview. By making such references, we do not incorporate into this proxy statement the information included on our website.

MISCELLANEOUS

Habit has supplied all information relating to Habit, and Parent has supplied, and Habit has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement and the annexes to this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

YUM! BRANDS, INC.,

YEB NEWCO INC.

and

THE HABIT RESTAURANTS, INC.

Dated as of January 5, 2020

A-i

A-ii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	5.3(b)
Acquisition Proposal	5.3(g)(i)
Affiliate	3.22
Affiliate Transaction	3.21
Agreement	Preamble
Alternative Acquisition Agreement	5.3(d)
Antitrust Laws	5.6(b)
Applicable Anti-Corruption Laws	3.10(b)
Balance Sheet	3.6(h)
Bankruptcy and Equity Exception	3.4(a)
Beneficial Owner	5.3(g)(ii)
Book-Entry Share	2.5(b)
Business Day	1.2
Bylaws	3.2
Capitalization Date	3.3(b)
Certificate	2.5(b)
Certificate of Incorporation	3.2
Certificate of Merger	1.2
Change of Board Recommendation	5.3(g)(iii)
Class A Common Stock	Recitals
Class B Common Stock	2.2(a)(i)
Closing	1.2
Closing Date	1.2
Code	2.7
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.4(c)
Company Common Stock	Recitals
Company Disclosure Letter	ARTICLE III
Company Equity Awards	2.3(a)(i)
Company Equity Plans	2.3(a)
Company Plan	3.13(a)
Company RSU	2.3(a)(i)
Company Securities	3.3(b)
Company Stock Option	2.3(a)(i)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	3.4(b)
Confidentiality Agreement	5.2(b)
Contract	3.5(a)
Control	3.22
Copyrights	3.9(p)(ii)
Current Employee	5.4(a)
D&O Insurance	5.5(c)
Data Protection Laws	3.9(p)(i)
Determination Notice	5.3(g)(iv)
DGCL	Recitals
Dissenting Shares	2.4(a)
Effective Time	1.2
Environment	3.17(b)(i)
Environmental Laws	3.17(b)(ii)

A-iii

ERISA	3.13(a)
Exchange	2.2(a)(i)
Exchange Act	2.6
Excluded Shares	2.1(a)
Existing Franchisee	5.1(h)
FDD	3.18(d)
Financial Advisor	3.23
Financial Statements	3.6(b)
Foreign Benefit Plans	3.13(a)
Franchise Agreements	3.18(a)
Franchisee	3.18(a)
FTC Rule	3.18(c)
Government Official	3.10(b)
Governmental Entity	3.5(b)
Hazardous Materials	3.17(b)(iii)
HSR Act	3.5(b)
Indemnified Party	5.5(b)
Information	5.2(b)
Insurance Policy	3.14(a)
Intellectual Property	3.9(p)(ii)
Intentional Breach	7.5(a)
Intervening Event	5.3(g)(v)
IP Contracts	3.9(p)(iii)
IRS	3.13(b)
IT Systems	3.9(p)(iv)
knowledge of the Company	3.6(d)
Law	3.5(a)
Leased Real Property	3.8(c)
Legal Proceedings	5.2(a)
Liens	3.3(e)
LLC Agreement	2.2(a)
LLC Units	2.2(a)(i)
Material Adverse Effect	3.1
Material Contracts	3.7(b)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NASAA Guidelines	3.18(d)
Nasdaq	3.5(b)
Notice Period	5.3(g)(vi)
Opco LLC	2.2(a)
Open Source License	3.9(p)(v)
Open Source Software	3.9(p)(v)
Opinion	3.23
Outside Date	7.2(b)
Owned Intellectual Property	3.9(p)(vi)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Plans	5.4(c)
Patents	3.9(p)(ii)
Paying Agent	2.5(a)
Permits	3.10(a)

A-iv

Permitted Liens	3.8(a)
Person	2.5(c)
Personal Information	3.9(p)(vii)
Preferred Stock	3.3(a)
Principal Supplier	3.20
Privacy Policies	3.9(p)(viii)
Proceeding	3.12
Proxy Statement	5.7(a)
Real Property Leases	3.8(c)
Registered Intellectual Property	3.9(p)(ix)
Registration Laws	3.18(e)
Registration Jurisdictions	3.18(e)
Release	3.17(b)(iv)
Representative	4.11(a)
SEC	3.6(a)
SEC Reports	3.6(a)
Securities Act	3.7(a)(i)
Share	Recitals
Software	3.9(p)(ii)
Special Committee	Recitals
Stockholder Litigation	5.14
Subsidiary	3.3(e)
Subsidiary Securities	3.3(e)
Superior Proposal	5.3(g)(vii)
Surviving Corporation	1.1
Takeover Law	3.25
Tax Receivable Agreement	Recitals
Tax	3.16(i)
Tax Return	3.16(i)
TRA Amendment	Recitals
Trade Secrets	3.9(p)(ii)
Trademarks	3.9(p)(ii)
Voting Agreement	Recitals

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2020 (this “Agreement”), among YUM! Brands, Inc., a North Carolina corporation (“Parent”), YEB Newco Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and The Habit Restaurants, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to the terms of this Agreement, Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each of the shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”) that is issued and outstanding immediately prior to the Effective Time and each share of Class A Common Stock resulting from the Exchange (but excluding, in each case, any Excluded Shares) will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has unanimously (except for the abstention of directors affiliated with KarpReilly GP, LLC with respect to approval of the TRA Amendment) (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement certain parties of the Tax Receivable Agreement, dated as of November 25, 2014 (the “Tax Receivable Agreement”), among the Company, Opco LLC and the members of Opco LLC party thereto are entering into an amendment to the Tax Receivable Agreement pursuant to Section 7.5(b) thereof, with such amendment substantially in the form attached hereto as Exhibit A (the “TRA Amendment”), pursuant to which, on the date of and immediately after the consummation of the Merger, the TRA Payments (as that term is defined in the TRA Amendment) will be paid in accordance with the TRA Amendment and the Tax Receivable Agreement will be terminated; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement for Parent and Merger Sub to enter into this Agreement, Parent and each of the Bendel Family Trust, Ira Fils, KarpReilly GP, LLC and KarpReilly Investments, LLC, are entering into a voting agreement with Parent, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such stockholder of the Company has agreed, subject to the terms and conditions set forth in each applicable Voting Agreement, to vote or cause to be voted any shares of Class A Common Stock and Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock” and each share of Company Common Stock, a “Share”) owned by them or any of their Affiliates in favor of adopting this Agreement and any other actions contemplated hereby in respect to which approval of the holders of Shares is sought.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the survivor of the Merger (the “Surviving Corporation”).

Section 1.2. Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place 10:00 a.m. Eastern time at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, no later than the fourth (4th) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or place or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. For purposes of this Agreement, the term “Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

Section 1.3. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL.

Section 1.4. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, by virtue of the Merger, will be amended and restated in its entirety to read in the form of Exhibit B, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Exhibit C, and as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

Section 1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following will occur:

(a) (i) each Share of Class A Common Stock issued and outstanding immediately prior to the Effective Time and (ii) each Share of Class A Common Stock resulting from the Exchange (other than, with respect to the foregoing clauses (i) and (ii), any Shares described in Section 2.1(b) and any Dissenting Shares (such Shares, collectively, the “Excluded Shares”)), in each case shall be converted into the right to receive $14.00, in cash, without interest (the “Merger Consideration”);

(b) each Share owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and each Share owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub issued and outstanding (or held in treasury by the Company), in each case, immediately prior to the Effective Time will be cancelled and shall cease to exist without any conversion thereof and no consideration shall be delivered therefor; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2. Exchange of LLC Units.

(a) Concurrently with the Effective Time, in accordance with Section 3.9 of the Fifth Amended and Restated Limited Liability Company Agreement of The Habit Restaurants, LLC (“Opco LLC”), dated as of April 6, 2015, as amended prior to the date hereof, by and among the Members (as that term is defined therein) from time to time party thereto (the “LLC Agreement”) and the Certificate of Incorporation:

(i) each Unit (as defined in the LLC Agreement) (each an “LLC Unit”) not held by the Company or one of its Subsidiaries, whether vested or unvested, together with one Share of Class B Common Stock, will be exchanged for one Share of Class A Common Stock (the “Exchange”), which Exchange will be consummated by way of (A) first, an automatic surrender of such LLC Units not held by the Company or one of its Subsidiaries to Opco LLC; (B) second, a contribution by the Company to Opco LLC of a number of Shares of Class A Common Stock equal to the number of LLC Units surrendered to Opco LLC as described in clause (A) above in exchange for the issuance by Opco LLC to the Company of an equal number of LLC Units; and (C) third, a distribution to each member of Opco LLC that surrendered any number of LLC Units and Class B Common Stock to Opco LLC pursuant to Section 3.9(a)(iii) of the LLC Agreement and the transactions contemplated hereby of a number of shares of Class A Common Stock equal to the number of LLC Units so surrendered, in a transaction treated as a “disguised sale” of partnership interests for U.S. federal income Tax purposes between such member and the Company; and

(ii) each Share of Class B Common Stock shall automatically be canceled immediately upon the consummation of the Exchange, such that no shares of Class B Common Stock remain outstanding at the Effective Time.

(b) The Company Board shall take (or cause to be taken) all necessary and appropriate actions so that all LLC Units shall be vested in full as of immediately prior to the Effective Time.

Section 2.3. Treatment of Equity Awards.

(a) The Company Board (or, if appropriate, a committee administering a Company equity incentive plan, inducement award program or other similar plan, program or arrangement under which equity awards or equity-based rights are outstanding (the “Company Equity Plans” and each such plan or program, a “Company Equity Plan”)) has adopted, or, as soon as practicable following the date hereof (and, in any event, prior to the Effective Time), shall adopt, resolutions providing that:

(i) each option to acquire Shares of Class A Common Stock (each such option, a “Company Stock Option”) and each restricted stock unit (each, a “Company RSU” and collectively with any Company Stock Options, the “Company Equity Awards”) that is outstanding and unvested immediately prior to the Effective Time, whether or not then subject to any performance or other condition, will, automatically and without any action on the part of the holder thereof, vest in full at the Effective Time;

(ii) each Company Stock Option that is outstanding immediately prior to the Effective Time that has an exercise price per Share that is less than the Merger Consideration will be cancelled, and the former holder of such cancelled Company Stock Option will be entitled to receive (without interest), in consideration for the cancellation of such Company Stock Option, an amount in cash (less applicable tax withholdings pursuant to Section 2.7) equal to the product of (x) the total number of Shares subject to the unexercised portion of such Company Stock Option immediately prior to the Effective Time (determined after giving effect to the accelerated vesting described in Section 2.3(a)(i)) multiplied by (y) the excess, if any, of the Merger Consideration over the applicable exercise price per Share under such Company Stock Option;

(iii) each Company Stock Option that is outstanding immediately prior to the Effective Time that has an exercise price per Share that is equal to or greater than the Merger Consideration will be cancelled at the Effective Time, without any action on the part of the holder of such Company Stock Option, and the holder of such Company Stock Option shall not be entitled to receive any payment in exchange for such cancellation; and

(iv) each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled, and the former holder of such cancelled Company RSU will be entitled to receive (without interest), in consideration for the cancellation of such Company RSU, an amount in cash (less applicable tax withholdings pursuant to Section 2.7) equal to the product of (x) the total number of Shares subject to (or deliverable pursuant to) such Company RSU immediately prior to the Effective Time (determined after giving effect to the accelerated vesting described in Section 2.3(a)(i)) multiplied by (y) the Merger Consideration;

(b) Subject to Section 2.7, Parent shall cause the Surviving Corporation to make all payments to former holders of Company Equity Awards required under this Section 2.3(a) as promptly as practicable after the Effective Time, and in any event, no later than three (3) Business Days after the Effective Time, in accordance with the foregoing and the terms of the applicable Company Equity Plans and applicable agreements pursuant to which such Company Equity Awards were issued and to which the Company Equity Awards are subject.

Section 2.4. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted to adopt this Agreement or consented to the adoption of this Agreement in writing and properly demands appraisal rights of such Shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal under the DGCL. If any Shares shall lose their status as Dissenting Shares (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder’s appraisal rights under the DGCL with respect to such Shares), then, as of the later of the Effective Time or the date of loss of such status, such Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(a), without interest, and shall not thereafter be deemed to be Dissenting Shares.

(b) The Company shall provide Parent with prompt written notice of any written demands for appraisal (including copies of such written demands), withdrawals of such demands, and any other instruments received by the Company from holders of Shares relating to rights of appraisal, and Parent shall have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 2.5. Surrender of Shares.

(a) Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the aggregate Merger Consideration, and Parent shall cause the Paying Agent to timely make all payments contemplated in Section 2.5(b). Such cash may be invested by the Paying Agent as directed by Parent; provided (i) that such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent, Merger Sub, or the Paying Agent from making the payments required by this ARTICLE II, and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 2.5(b). The aggregate Merger Consideration as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.5(b), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand.

(b) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”) or a book-entry share (“Book-Entry Share”), which represented outstanding Shares of Class A Common Stock that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration, (i) a letter of transmittal in form reasonably acceptable to the Company and Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of such Certificate to the Paying Agent or, with respect to Book-Entry Shares, only upon adherence with the procedures set forth in such letter of transmittal) and (ii) instructions for effecting the surrender of the Certificate or Book-Entry Share in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(c) At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws) with respect to the Merger Consideration payable upon surrender of a Certificate or Book-Entry Share. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) (“Person”) previously entitled thereto. None of Parent, Merger Sub, the Company, the

Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any funds delivered to a public official pursuant to any abandoned property, escheat or other similar Laws.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, a check or wire transfer for any cash to be exchanged upon due surrender of the Certificate may, in the reasonable discretion of the Paying Agent, be issued to such transferee or other Person if the Certificate formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or, to the reasonable satisfaction of Parent, are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(e) From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and no subsequent transfers of Shares that were outstanding immediately prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged as provided in, and in accordance with the procedures set forth in, this ARTICLE II.

(f) In the event that any Certificate has been lost, stolen, or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver in exchange for the lost, stolen, or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate.

Section 2.6. Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules and regulations thereunder, the disposition of Shares and Company Equity Awards in the transactions contemplated by this Agreement by any director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and cause such disposition to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.7. Withholding. Each of Parent, the Surviving Corporation, and the Paying Agent is entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury Regulations thereunder, or any other Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.8. Transfer Taxes. If any payment of Merger Consideration pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid. Parent shall pay any other transfer Taxes.

Section 2.9. Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (but, for the avoidance of doubt, excluding the Exchange and any other exchange of LLC Units or Shares of Class B Common Stock made pursuant to the LLC Agreement), the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.9 shall be construed to permit the Company, any of its Subsidiaries or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the SEC Reports filed and publicly available on or prior to the Business Day immediately prior to the date hereof (without giving effect to any amendment to any such SEC Reports filed after the Business Day immediately prior to the date hereof and excluding disclosure under the heading “Risk Factors” or “Forward-Looking Statements” to the extent such disclosures are primarily predictive, cautionary or forward-looking in nature or any other similar disclosure contained in such SEC Reports) (other than with respect to, in the case of this clause (x), Section 3.3(a), Section 3.3(b) or Section 3.4) or (y) the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that a matter disclosed in any section or subsection of the Company Disclosure Letter will only be deemed to be disclosed with respect to another section or subsection to the extent to which the relationship to the matter disclosed is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Qualification. Each of the Company and each of its Subsidiaries is a legal entity validly existing under the Laws of its respective jurisdiction of organization and is in good standing (to the extent that such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of organization, with all corporate or similar power and authority necessary to own or lease its property and conduct its business as currently conducted. Each of the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any circumstance, fact, change, effect, event, development, inaccuracy, occurrence, or other matter that (a) has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole or (b) prevents, or materially impairs or delays, the consummation of the Merger; provided, however, that, solely with respect to the foregoing clause (a), any circumstances, facts, changes, effects, events, developments, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Material Adverse Effect and will be disregarded in determining whether a Material Adverse Effect has occurred: (i) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, except to the extent such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (ii) the negotiation, execution, announcement, or pendency of this Agreement or the transactions contemplated hereby; (iii) any change in the market price or trading volume of the Shares; provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Material Adverse Effect; (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters, except to the extent such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry or territory in which the Company and its Subsidiaries operate; (v) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (vi) the performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company at the request of Parent (but excluding any actions taken by the Company that would result in a breach of Section 3.5); (vii) the initiation or settlement of any legal proceedings commenced by any Governmental Entity or which otherwise involves any Governmental Entity, in each case in connection with this Agreement or the transactions contemplated hereby; or (viii) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Material Adverse Effect.

Section 3.2. Organizational Documents. The Company has heretofore made available to Parent true, correct, and complete copies of the Company’s certificate of incorporation and bylaws as currently in effect (respectively, the “Certificate of Incorporation” and “Bylaws”), the LLC Agreement and any similar organizational document of each of the Company’s Subsidiaries. The Company is not in violation of the Certificate of Incorporation, the Bylaws or the LLC Agreement, and Opco LLC is not in violation of the LLC Agreement.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) 70,000,000 Shares of Class A Common Stock and (ii) 70,000,000 Shares of Class B Common Stock.

(b) As of January 3, 2020 (the “Capitalization Date”), (i) 20,779,567 Shares of Class A Common Stock and 5,336,807 Shares of Class B Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) no Shares or shares of Preferred Stock were held in treasury and (iv) no Shares or shares of Preferred Stock were held by any Subsidiary of the Company. As of the Capitalization Date, there were (A) 3,525,275 Shares of Class A Common Stock reserved for issuance pursuant to the Company Equity Plans (including, as of the Capitalization Date, outstanding Company Stock Options to purchase 1,666,729 Shares of Class A Common Stock and 411,721 outstanding Company RSUs), (B) 5,336,807 LLC Units issued and outstanding and not held by the Company or any of its Subsidiaries and (C) 5,336,807 Shares of Class A Common Stock reserved for issuance in exchange for such LLC Units. Except as set forth above, as of the Capitalization Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities (collectively, “Company Securities”) were issued, reserved for issuance or outstanding. Except as set forth above and except as expressly permitted under Section 5.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

(c) Section 3.3(c)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Equity Award outstanding under the Company Equity Plans as of the close of business on the Capitalization Date, including the holder’s name, the number of Shares subject thereto, and where applicable, exercise price, grant date and vesting schedule. Section 3.3(c)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of the names of each holder of LLC Units and the number of LLC Units held by such holder. None of the issued and outstanding LLC Units are certificated. As of the date hereof, the Exchange Rate (as such term is defined and used in the LLC Agreement) is 1 for 1.

(d) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(e) The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or any of the Company’s Subsidiaries, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, or other encumbrances of any nature whatsoever (“Liens”) other than Permitted Liens. There are not outstanding or authorized any options or other rights to acquire from any of the Company’s Subsidiaries, or any obligations of any of the Company’s Subsidiaries to issue, any capital stock or other equity interests, voting securities, or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of any of the Company’s Subsidiaries (collectively, “Subsidiary Securities”). No Subsidiary Securities are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, the organizational documents of any of the Company’s applicable Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party or otherwise bound. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Subsidiary Securities to which the Company or any of its Subsidiaries is a party. As of the date of this Agreement, the Company and its Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations the holders of which (i) have the right to vote or (ii) are convertible into or are exercisable for securities having the right to vote, in each case with the holders of Shares on any matter. Other than the LLC Agreement, there are no voting agreements, voting trusts, stockholder agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to any Company Securities or Subsidiary Securities. “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, or other legal entity of which the Company, the Surviving Corporation, Parent, or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock, or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity (including, for the avoidance of doubt, Opco LLC).

Section 3.4. Authority.

(a) The Company has all necessary corporate authority and power to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Merger, other than (i) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (ii) the adoption of this Agreement by the holders of at least a majority of the issued and outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery hereof by Parent and Merger Sub, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) The Special Committee, at a meeting duly called and held at which all members of the Special Committee were present, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company’s stockholders and (ii) recommended that the Company Board (A) approve and declare advisable this Agreement, the Merger and the other transactions contemplated by hereby, (B) direct that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) and (C) recommend that the Company’s stockholders adopt this Agreement.

(c) The Company Board, at a meeting duly called and held at which all members of the Company Board were present and acting upon the unanimous recommendation of the Special Committee, has unanimously (except for the abstention of directors affiliated with KarpReilly LLC with respect to approval of the TRA Amendment) (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders Meeting and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement (clauses (i), (ii) and (iv), the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified, or withdrawn.

Section 3.5. No Conflict; Required Filings and Consents.

(a) Except as contemplated herein, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, (i) conflict with or violate the Certificate of Incorporation, the Bylaws or the LLC Agreement, (ii) assuming that all consents, approvals, authorizations, waiting period expirations or terminations, permits, actions, filings, and notifications contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any United States or foreign federal, state, or local law, common law, constitution, treaty, ordinance, code, rule, regulation, statute, order, executive order, writ, injunction, judgment, decree, ruling, award, or other similar legal requirement enacted, issued, adopted, or promulgated by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise herein (“Law”), or (iii) (A) conflict with, result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment, recission, set-off or acceleration or loss of benefit under, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument (whether written or oral) (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound or (B) result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien, or other occurrence that has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations pursuant to this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization, waiting period expiration or termination, or permit of, action by, filing with, or notification to, any federal, state, local, municipal, or other government, governmental agency, or body entitled to exercise governmental administrative, executive, judicial, or legislative authority (each, a “Governmental Entity”), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and applicable state securities, takeover, and “blue sky” laws, (ii) applicable requirements of Antitrust Laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) applicable requirements of The NASDAQ Stock Market LLC (“Nasdaq”), (iv) applicable requirements of the DGCL, and (v) any such consent, approval, authorization, permit, action, filing, or notification the failure of which to make or obtain has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6. SEC Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, reports, statements, certifications, and other documents (including all exhibits, amendments, and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under applicable Laws since January 1, 2017 (such documents, as amended or supplemented, filed or furnished since January 1, 2017 including those filed or furnished on or after the date hereof, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of such last amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Reports complied, and each of the SEC Reports filed or furnished after the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in or incorporated by reference in the SEC Reports (the “Financial Statements”), as amended or supplemented, (i) have been prepared or, in the case of SEC Reports filed or furnished after the date hereof will be prepared, in accordance with GAAP in all material respects and (ii) fairly present or, in the case of SEC Reports filed or furnished after the date hereof will fairly present, in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes).

(c) The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the timeframes specified by the SEC’s rules and forms and such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud known to it that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) To the actual knowledge of the individuals listed on Section 3.6(d) of the Company Disclosure Letter (the “knowledge of the Company”), no employee of the Company or any of its Subsidiaries has provided, from January 1, 2017 to the date hereof, information to any law enforcement agency regarding the violation by the Company or its Subsidiaries of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has discharged, demoted, or suspended since January 1, 2017 an employee of the Company or its Subsidiaries because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Reports.

(f) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made and will make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications were or will be true, correct and complete on the date such certifications were made. For purposes of this Section 3.6(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(g) Except for matters resolved prior to the date hereof, since January 1, 2017, (i) none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors or agents to the Company Board or any committee thereof or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(h) Neither the Company nor its Subsidiaries has any liabilities or obligations of any nature required by GAAP to be reflected in a consolidated balance sheet or to be disclosed in the notes thereto (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) as and to the extent reflected or reserved against on the Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (iii) liabilities incurred in connection with the negotiation, execution, delivery, and performance of this Agreement, or (iv) liabilities that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The “Balance Sheet” means the unaudited consolidated balance sheet of the Company dated as of September 24, 2019 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 24, 2019, filed with the SEC on October 31, 2019.

Section 3.7. Contracts.

(a) Section 3.7(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Contracts, of the following types to which the Company or any of its Subsidiaries is a party or bound or to which any of their respective properties or assets is subject, except for the Company Plans:

(i) any Contract that is filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract pursuant to which the Company or any Subsidiary has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above or any member of the Company Board;

(iii) any Contract involving or that would reasonably be expected to involve aggregate payments or receivables by or to the Company or any of its Subsidiaries in excess of $2,000,000 in any twelve (12) month period, other than Contracts terminable on less than ninety (90) days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(iv) the Contracts with Principal Suppliers set forth in Section 3.7(a)(iv) of the Company Disclosure Letter;

(v) any IP Contract;

(vi) any Contract, excluding Real Property Leases and the Franchise Agreements, containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or in any territory or levying a fine, charge or other payment for doing so; (C) containing and limiting any right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions or similar provisions; (D) granting any right of first refusal or right of first offer or similar right; or (E) limiting or purporting to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(vii) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit or other Indebtedness, in each case in which the outstanding obligation, individually, is in excess of $2,000,000 other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice; and (B) loans to the Company or any of its Subsidiaries, on the one hand, by the Company or any of its Subsidiaries, on other hand;

(viii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Equity Awards);

(ix) any Contract providing for cash severance payments in excess of $1,000,000 (other than those pursuant to which severance is required by applicable Law);

(x) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(xi) any Contract that is a settlement, conciliation, or similar agreement (A) with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries will have any material obligations after the date of this Agreement;

(xii) any Contract that is a collective bargaining agreement;

(xiii) any Contract that relates to the acquisition or disposition of any equity interest in any Person or a material portion of the assets of any Person or any business, in each case that has not yet been consummated or that has continuing material obligations; and

(xiv) any joint venture, profit sharing, partnership or other similar agreements.

(b) All Contracts of the type described in clauses (a)(i) through (xiv) above, together with the Real Property Leases, are referred to herein as the “Material Contracts.” Except, in each case, as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or a Subsidiary of the Company, as applicable, and, to the knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company or a Subsidiary of the Company, as applicable, and to the knowledge of the Company each other party to each Material Contract, has performed and complied with all obligations required to be performed or complied with by it under each Material Contract and has not waived or failed to enforce any rights or benefits thereunder. Except in any case of default as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party. A true, correct and complete copy of each Material Contract has been made available to Parent.

Section 3.8. Properties.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, holds good title to, or an enforceable leasehold interest in, all of the tangible properties and assets reflected in the Balance Sheet as being owned by the Company or its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice), free and clear of all Liens, except (A) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (B) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (C) other statutory liens securing payments not yet due, (D) purchase money Liens and Liens securing rental payments under capital lease arrangements, (E) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants, and other restrictions or encumbrances, if any, that do not materially impact the continued present use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations of or at such properties as presently conducted, and (F) Liens set forth in Section 3.8(a) of the Company Disclosure Letter (collectively, the “Permitted Liens”).

(b) Neither the Company nor any of its Subsidiaries owns any real property.

(c) Neither the Company nor any of its Subsidiaries has received written notice of any proposed condemnation proceeding, and to the knowledge of the Company there is no condemnation proceeding threatened, with respect to any of the Company’s real property leased, subleased, licensed or otherwise occupied as of the date hereof by the Company or any of its Subsidiaries (collectively, with respect to real property, the “Leased Real Property” and the leases pursuant to which the Leased Real Property is leased, the “Real Property Leases”). Section 3.8 of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property, including the location of such Leased Real Property and the landlord of such Leased Real Property. To the knowledge of the Company, all buildings, structures, fixtures and other improvements included in the Leased Real Property (i) are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are currently being used, and, to the knowledge of the Company, have been maintained in accordance with normal industry practice and (ii) comply with all applicable Law, in each case except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any brokerage arrangement with respect to any Leased Real Property. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in any Leased Real Property or any interest therein. All of the landlord’s obligations to construct tenant improvements under each Real Property Lease have been paid and performed in full and all concessions from the landlord under each Real Property Leases have been paid and performed in full. The Leased Real Property constitutes all of the real property used in the conduct of the respective businesses of the Company and its Subsidiaries as conducted on the date of this Agreement. None of the Real Property Leases arises out of or otherwise constitutes a sale-leaseback transaction.

Section 3.9. Intellectual Property, Information Technology and Privacy.

(a) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries (i) solely and exclusively owns, all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens) and (ii) possesses legally sufficient and enforceable rights to use all other material Intellectual Property used in connection with the conduct of the Company’s and its Subsidiaries’ businesses pursuant to a valid IP Contract. Section 3.9(a)(i) of the Company Disclosure Letter lists all Registered Intellectual Property. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars. Section 3.9(a)(ii) of the Company Disclosure Letter lists all material Owned Intellectual Property that is not registered. The Registered Intellectual Property is valid and subsisting, and, except as set forth in Section 3.9(b) of the Company Disclosure Letter, none of the Owned Intellectual Property is subject to any outstanding consent, settlement, order, judgment, or decree restricting the use, ownership, or other exploitation thereof.

(b) To the knowledge of the Company, the Company’s products and the conduct of its and its Subsidiaries’ business have not misappropriated, infringed or otherwise violated, and does not misappropriate, infringe, or otherwise violate, the Intellectual Property of any Person. Except as set forth on Section 3.9(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has been a party to a settled, pending or threatened (including in the form of offers to obtain a license) legal action (including any oppositions, interferences or re-examinations) and (ii) neither the Company nor any of its Subsidiaries has received any notice (A) alleging that the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries has misappropriated, infringed, diluted or otherwise violated the Intellectual Property of any Person, or (B) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or the Company’s rights with respect to any Owned Intellectual Property.

(c) Except as set forth on Section 3.9(c) of the Company Disclosure Letter, to the knowledge of the Company, no Person has misappropriated, infringed or violated any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property and/or any Intellectual Property exclusively licensed to the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person is misappropriating, infringing, or violating, or, to the knowledge of the Company, intending to misappropriate, infringe, or violate, any right of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property or any Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(d) The Company has taken commercially reasonable steps to maintain the Owned Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets and other proprietary information included in the Owned Intellectual Property. All employees, outside contractors, and other third parties whose primary responsibility is or was to create or develop Intellectual Property (which the Company or its applicable Subsidiaries intended to become Owned Intellectual Property) have signed agreements assigning their right, title and interest in and to any Intellectual Property created by them to the Company.

(e) The transactions contemplated by this Agreement will not alter, impair, trigger a right to terminate, or otherwise affect, any rights of the Company or any of its Subsidiaries in any IT System, IP Contract or any

Intellectual Property owned, used or held for use by, or licensed to the Company or any of its Subsidiaries. All Owned Intellectual Property and other Intellectual Property used in the conduct of the Company and its Subsidiaries’ business shall be either solely owned or available for use, as applicable, by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those under which such Intellectual Property was owned or used immediately prior to the Closing.

(f) Collectively, the Company and its Subsidiaries own or have the right to use all of the data used and necessary to carry on their business free and clear of any Liens as used by them in the conduct of their business.

(g) Except for commercially available “off the shelf” Software licensed to the Company or any of its Subsidiaries on standard “shrink wrap” terms for a one-time cost of less than $50,000 and an aggregate annual cost of less than $150,000 and except as listed on Section 3.9(g) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is required or under any liability to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any data or other Intellectual Property, or any other Person, with respect to the use of such data or other Intellectual Property or in connection with the conduct of the business of the Company and its Subsidiaries.

(h) The Company and its Subsidiaries are in compliance in all material respects with all IP Contracts, Open Source Licenses and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed or provided any data, Software or other Intellectual Property. No Software that is Owned Intellectual Property is subject to any Open Source License, and none of the Company or any of its Subsidiaries is obligated to disclose to any third party the source code for such Software.

(i) The IT Systems are in good working order and sufficient for, and perform as intended for, the purposes for which they are presently used in the business of the Company and its Subsidiaries. To the knowledge of the Company, none of the IT Systems or any Software used by the Company or its Subsidiaries contains or are or have been infected with any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry).

(j) Except as set forth on Section 3.9(j) of the Company Disclosure Letter, since January 1, 2017, (i) there has not been a failure of, unauthorized access to or use of, or other adverse event materially affecting any of the IT Systems, and (ii) to the knowledge of the Company, there has not been any material security, or other technological deficiency with respect to the IT Systems, in each case of clauses (i) and (ii), that caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure or loss of data or information in or on any IT System, and (iii) none of the IT Systems has experienced any unscheduled outage or malfunction that has had a material effect on the operation of the business of the Company or any of its Subsidiaries.

(k) The Company (i) has, and requires its third party service providers to have, implemented a reasonable and industry standard plan, in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise), intended to reasonably minimize any disruption to the operations of the Company or any of its Subsidiaries in the event of such a failure, conducts periodic tests of such plan, and (ii) has not experienced, either directly or through any event impacting any of its third party service providers, any failure that resulted in or required to execution of such a plan.

(l) The Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in material compliance with (i) all applicable Data Protection Laws, including those applicable to Personal Information and any of the Company’s or its Subsidiaries’ websites and e-commerce sites and those relating to cross-border transfers; (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including the Payment Application Data Security Standards and all audit and filing requirements.

(m) The Company and its Subsidiaries have taken commercially reasonable steps to prevent the violation by the Company and its Subsidiaries of the rights of any Person with respect to Personal Information, and has in place, maintains, and complies with, a comprehensive written information security program designed to comply with all applicable Data Protection Laws and to prevent unauthorized access, destruction, or disclosure or loss of Personal Information or data.

(n) To the knowledge of the Company, there have been no actual, suspected or alleged incidents of any unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information.

(o) The Privacy Policies permit the Company’s and its Subsidiaries’ current and anticipated uses of the Personal Information, and the Company and its Subsidiaries have sought and obtained the appropriate consent from the applicable data subject for such uses. To the knowledge of the Company, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement (including any transfer of or access to any Personal Information from the Company or any of its Subsidiaries) will violate any Privacy Policies or Data Protection Laws, or result in or give rise to any right of termination or other right, to impair or limit the Company’s or any of its Subsidiaries’ rights to own or use any Personal Information or data used in or necessary for the conduct of its businesses, and the Company and its Subsidiaries have obtained all consents and permissions necessary to provide the Surviving Corporation with access to all Personal Information or data in the possession, custody, or control of the Company or any of its Subsidiaries or necessary for the conduct of their businesses.

(p) For purposes of this Agreement, the following terms have the following meanings:

(i) “Data Protection Laws” means applicable Laws and other sources of potential liability relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), use, processing, disclosure, breach notification, unauthorized access, destruction, encryption, confidentiality, security, safeguarding, and loss of Personal Information (including Personal Information of employees, contractors, customers, and third parties), and online tracking and email and mobile communications, including any approvals or notices required in connection therewith. Data Protection Laws include any rules, rulings, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and official releases of or by any Government Entity.

(ii) “Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents, and the applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, reissues, re-examinations, substitutions, extensions, and renewals thereof (collectively, “Patents”); (C) trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, recipes, discoveries, specifications, designs, algorithms, plans, improvements, models, methodologies (“Trade Secrets”); (D) copyrights and copyrightable subject matter, including all published and unpublished works of authorship (collectively, “Copyrights”); and (E)(1) application software and other computer programs, including all software implementation of algorithms, models and methodologies, together with all source code and object code, human readable and other forms thereof, (2) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (4) all documentation including user manuals and other training documentation relating to any of the foregoing (clause (E)(1)-(4), collectively “Software”).

(iii) “IP Contracts” means all material licenses, royalty agreements, consents and other agreements in force as of the date hereof, (A) under which the Company or any of its Subsidiaries has obtained or granted any license to use, or (B) which by their terms restrict the Company’s or any of its Subsidiaries’ right to use, in the case of (A) and (B) of this definition, any Intellectual Property (other than commercially available “off the shelf” Software licensed to the Company or any of its Subsidiaries on standard “shrink wrap” terms for a one-time cost of less than $50,000).

(iv) “IT Systems” means the computers, servers, workstations, fixed and mobile computer storage devices and other hardware, software, firmware, middleware, applications, data, databases, data communication lines, networks, Internet sites, routers, hubs, bridges, switches and other network and telecommunications equipment and related cabling, wiring and peripherals, Internet-related information technology infrastructure, wide area networks and other information technology equipment, in each case owned or controlled or otherwise used in the businesses of the Company or any of its Subsidiaries.

(v) “Open Source License” means any Software that is licensed, provided or distributed under or otherwise governed by any open source license (including any “freeware” or “shareware” license or distribution model listed on www.opensource.org/licenses/index.php or any successor web site or any other license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or that is otherwise recognized or approved by the Open Source Initiative as an open source license or meeting the Free Software Definition (as promulgated by the Free Software Foundation) or that is otherwise recognized or approved by the Free Software Foundation as a free software license) (any such software “Open Source Software”).

(vi) “Owned Intellectual Property” means all Registered Intellectual Property and any other Intellectual Property that is owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.

(vii) “Personal Information” means: (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information covered by Data Protection Laws.

(viii) “Privacy Policies” means all prior and current internal and public-facing privacy policies of the Company or any of its Subsidiaries regarding privacy policies and practices.

(ix) “Registered Intellectual Property” means all (A) Patents, (B) Trademarks, (C) Internet domain names and (D) Copyrights, in each instance constituting Owned Intellectual Property, that are the subject of a registration or a pending application for registration with any Governmental Entity or authorized private registrar in any jurisdiction throughout the world.

Section 3.10. Compliance.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, franchises, variances, registrations, exemptions, orders, and other governmental authorizations, consents, approvals, and clearances necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Permits”), and as of the date hereof, all such Permits are valid and in full force and effect. Since January 1, 2017, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment, or cancellation of, with or without notice or lapse of time or both, any Permit, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all respects with the terms of all Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal, or adverse modification of any Permit, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all respects with and are not and have not been in default under or in violation of any applicable Law, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2017, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) In the last five (5) years, none of the Company, any of its Subsidiaries or any of their respective Representatives, Franchisees, subcontractors or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has authorized, offered, promised or given anything of value (including a facilitation payment), whether directly or indirectly to any person holding a legislative, administrative or judicial office of a foreign country, whether appointed or elected or any candidate thereof, any person exercising a public function for a foreign country, including for a government entity, public agency or public enterprise including any employee, representative or agent (paid or unpaid) of a state owned or controlled company or entity, or any official or agent of a public international organization (collectively, “Government Officials”), or any other Person, in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, the UK Bribery Act of 2010 or any other applicable anti-corruption, anti-bribery, or anti-fraud laws of any jurisdiction (collectively, “Applicable Anti-Corruption Laws”).

(c) None of the Company or any of its Subsidiaries or any of their respective Representatives, Franchisees, sub-contractors or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries, have accepted, received or agreed to accept or receive any contributions, payments, gifts, anything of value, or other advantage in violation of any Applicable Anti-Corruption Laws.

(d) To the knowledge of the Company, in the last five (5) years, (i) none of the Company, any of its Subsidiaries, or any of their respective Representatives, Franchisees, sub-contractors or distributors is or has been the subject of any Proceedings by any Governmental Entity regarding any offence or alleged violation of any Applicable Anti-Corruption Law, (ii) no such Proceeding is pending or, to the knowledge of the Company, has been threatened and (iii) there have been no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(e) The Company and each of its Subsidiaries have at all times: (i) kept and maintained reasonably detailed, accurate and complete books, records and financial accounts that fairly reflect the transactions and dispositions of the assets of the Company or any of its Subsidiaries and provide assurance that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) devised, monitored and maintained a system of internal accounting controls sufficient to ensure compliance with all applicable Laws and enforcement guidance, including those applicable to a Company with securities listed on a U.S. stock exchange.

(f) None of the Company nor any of its Subsidiaries has established or maintained any fund or asset unrecorded in the books of the Company or any of its Subsidiaries that was otherwise required by applicable Law to be recorded for any purpose, or has made any false or artificial entries on any of the books or records of the Company or any of its Subsidiaries for any reason.

Section 3.11. Absence of Certain Changes or Events.

(a) Between the date of the Balance Sheet and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and (ii) none of the Company or any of its Subsidiaries has taken any action described in Sections 5.1(a), Section 5.1(b), Section 5.1(d), Section 5.1(e), Section 5.1(f), Section 5.1(j), Section 5.1(m), Section 5.1(n), Section 5.1(r) or, to the extent relevant to any of the foregoing, Section 5.1(t).

(b) Between December 25, 2018 and the date of this Agreement, there has not been any circumstance, fact, change, effect, event, development, inaccuracy, occurrence or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12. Absence of Litigation. There is no civil, criminal, or administrative claim, action, charge, complaint, audit, suit, hearing, arbitration, litigation, investigation, or other proceeding brought by or pending before any Governmental Entity, arbitrator (public or private), mediator or other tribunal (each, a “Proceeding”) pending or, to knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, or, to the knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in his or her capacity as such, other than any such Proceeding that has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective properties is subject to any outstanding judgment, order, writ, injunction, award, or decree, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material plan, policy or program providing compensation or other benefits to any current or former employee or director (or to any dependent or beneficiary thereof) of the Company or any of its Subsidiaries, which is maintained, sponsored, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would or would reasonably be expected to have any material liability (whether contingent or otherwise), including all material pension, retirement, profit sharing, incentive, bonus, deferred compensation, employment, severance, perquisite, medical, hospitalization, insurance, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention or severance plans, policies, programs, or agreements (each, a “Company Plan”). For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean any Company Plans maintained, sponsored or contributed to (or required to be contributed to) primarily for the benefit of employees of the Company or any of its Subsidiaries who are or were regularly employed outside the United States (but which shall exclude any such Company Plans to the extent required by applicable foreign Law to be so maintained, sponsored or contributed to).

(b) With respect to each Company Plan that is not a Foreign Benefit Plan, the Company has made available to Parent true, complete, and correct copies of the following (as applicable): (i) the written plan document; (ii) the current summary plan description; (iii) the most recent determination, opinion or advisory letter from the Internal Revenue Service (the “IRS”); and (iv) any related trust agreements, insurance contracts or other funding arrangements. In the case of any such Company Plan that is not in written form, the Company has made available to Parent a true, correct and complete written summary of the material terms of the applicable Company Plan.

(c) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, operated and administered in accordance with its terms and applicable Law and (ii) to the knowledge of the Company, there are no audits or investigations by any Governmental Entity, or any other actions, claims, suits, or other legal proceedings involving any Company Plan (other than routine claims for benefits payable in the normal course). Each Company Plan that is intended to be “qualified” under Section 401 of the Code has received or is covered by a favorable determination, opinion or advisory letter from the IRS to such effect and, to the knowledge of the Company, no event has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as required under Section 601 et seq. of ERISA, Section 4980B of the Code or similar provisions of local law, no Company Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment.

(d) Neither the Company nor any Subsidiary maintains or contributes to, or during the six (6)-year period prior to the date hereof has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Title IV of ERISA (including a multiemployer plans as defined in Section 3(37) of ERISA) and neither the Company nor any Subsidiary has any liabilities with respect to any such plan.

(e) No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries or a Company Plan to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Patient Protection and the Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (and the regulations and other guidance issued thereunder).

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger), whether alone or in conjunction with any other event, will result in any payment that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any employee of the Company or its Subsidiaries.

(g) None of the Company Plans (or any other agreement or arrangement) provides for any gross-up payments, including with respect to Sections 4999 or 409A of the Code.

(h) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 3.14. Labor and Employment Matters.

(a) The Company and each of its Subsidiaries is, and at all times from January 1, 2017 through the date hereof has been, in compliance with all applicable Laws respecting employment and employment practices, including those related to worker classification, wages, hours, and collective bargaining, except where any such failure to be in compliance has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement, or any other contract with a trade union, labor union, or other labor organization (other than any industry-wide or statutorily mandated agreement in a non-U.S. jurisdiction). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there are no organizational campaigns, petitions or other similar activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to any of the employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization pending or, to the knowledge of the Company, threatened, (ii) there are no strikes, slowdowns, walkouts or work stoppages pending or, to the knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout or work stoppage since January 1, 2018.

(b) To the knowledge of the Company, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any Person other than the Company or its Subsidiaries that would, in each case in any material respect, prevent, adversely affect or otherwise limit such executive officer’s or other key employee’s ability to perform services for, or to be employed by, the Surviving Corporation or any of its Affiliates after the Closing in the capacity in which such officer or employee is currently employed.

Section 3.15. Insurance. The Company and its Subsidiaries maintain insurance with insurers in such amounts and against such risks covering the Company, its Subsidiaries and their respective employees, properties and assets that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (each, an “Insurance Policy”) is in full force and effect, all premiums due thereon have been paid in full, the Company and each of its Subsidiaries are in material compliance with the terms and conditions of such Insurance Policy and no notice of cancellation has been received with respect thereto. Neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any Insurance Policy, in each case which breach or default would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Tax Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries has filed all material Tax Returns required to be filed by any of them, and each such Tax Return (taking into account all amendments thereto) is true, correct and complete in all material respects (insofar as it reflects the ultimate liability for Taxes due) and has been prepared in substantial compliance with all applicable Laws.

(b) The Company and each of its Subsidiaries has (i) paid all material amounts of Taxes that have become due and payable by each of them, regardless of whether such Taxes are required to be reflected on any Tax Return, other than Taxes that have been reserved against on the Company SEC Reports (as such amount may be adjusted for the passage of time) and (ii) withheld and paid all material Taxes required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no (i) claim for material amounts of Taxes being asserted or assessed against the Company or any Subsidiary by any Governmental Entity that has not been fully paid or otherwise fully resolved, (ii) to the knowledge of the Company, material audit of any Tax Return of the Company or any Subsidiary pending or being conducted by a Governmental Entity, (iii) extension of any statute of limitations on the assessment of any material amount of Taxes granted by the Company or any Subsidiary currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), (iv) agreement with a Governmental Entity to any extension of time for filing any material Tax Return which has not been filed (other than in the ordinary course of business consistent with past practice), or (v) Lien for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Permitted Liens. No written claim has been received on or after January 1, 2018 by the Company or any of its Subsidiaries from any Governmental Entity in a jurisdiction that has not been resolved where neither the Company nor any Subsidiary files Tax Returns asserting that the Company or any Subsidiary is required to file a material Tax Return with that jurisdiction or that the Company or any Subsidiary is liable for any material amount of Tax or is required to collect and withhold any material amount of Tax.

(d) Neither the Company nor any Subsidiary (i) is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement or (ii) has any liability or potential liability to another party under any such agreement, in each case other than (x) for the avoidance of doubt, the Tax Receivable Agreement,

(y) agreements entered into in the ordinary course of business consistent with past practice and the primary purpose of each of which does not relate to Taxes, and (z) agreements the only parties of which are the Company and/or one or more of its Subsidiaries.

(e) Neither the Company nor any Subsidiary has participated in, or is currently participating in, any “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or under a corresponding or similar provision of state, local, or foreign law.

(f) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary (i) has since December 31, 2016, been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company (or any Subsidiary of the Company) was not the ultimate parent or (ii) has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, or by contract, in each case other than pursuant to (x) for the avoidance of doubt, the Tax Receivable Agreement and (y) agreements entered into in the ordinary course of business consistent with past practice and the primary purpose of each of which does not relate to Taxes.

(g) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of the Closing.

(h) Opco LLC is classified as a partnership for U.S. federal income Tax purposes and has in effect a valid election under Section 754 of the Code.

(i) For purposes of this Agreement, “Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, in each case, in the nature of a tax, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, or windfall profit tax, or other tax, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof; and “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including information returns.

Section 3.17. Environmental Matters.

(a) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company and its Subsidiaries comply, and at all times since January 1, 2017 have complied, with all applicable Environmental Laws;

(ii) the Company and its Subsidiaries have obtained and possess all permits, licenses and other authorizations required by Environmental Laws to operate their facilities and to conduct their business and comply, and at all times since January 1, 2017 have complied, with such permits, licenses and other authorizations, and all such permits, licenses and other authorizations are valid and in good standing;

(iii) neither the Company nor any of its Subsidiaries has received any written notice of violation or liability under Environmental Laws, including with respect to any investigation, removal, remediation, or corrective action obligation, or that the Company or any of its Subsidiaries is a potentially responsible party for any such obligation, the subject of which is unresolved;

(iv) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, arising under Environmental Laws or relating to Hazardous Materials.

(v) to the knowledge of the Company, there are no Hazardous Materials on, at, from, in, or under any of the Leased Real Property under circumstances that are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Law;

(vi) there have been no Releases or threatened Releases of Hazardous Materials on, at, from, in, or under any of the Leased Real Property, any real property or facility previously owned, leased or operated by the Company or any of its Subsidiaries, or any real property or facility to which any Hazardous Materials have been transported for disposal, recycling or treatment by or behalf of the Company or any of its Subsidiaries, which violated applicable Environmental Laws or for which the Company or any of its Subsidiaries could have liability under Environmental Laws;

(vii) neither the Company nor its Subsidiaries have caused or permitted the Release or threatened Release of Hazardous Materials, which Releases or threatened Releases violated applicable Environmental Laws or for which Releases or threatened Releases the Company or any of its Subsidiaries could have liability under Environmental Laws;

(viii) except for matters that have been resolved, neither the Company nor any of its Subsidiaries has entered into or agreed to any order, decree, or settlement agreement, or is subject to any judgment, order, decree, or settlement agreement relating to liability under or compliance with any Environmental Law or to the investigation, removal, remediation, or corrective action of Hazardous Materials under any Environmental Law;

(ix) no Leased Real Property or facility currently or, to the knowledge of the Company, previously owned, leased, operated, or used by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act or on any similar state list of sites actually or potentially requiring investigation, removal, remediation, or corrective action; and

(x) all environmental assessment, investigation, response and remedial action reports for the Leased Real Properties or any property currently or, to the knowledge of the Company, previously owned, leased, or operated by the Company or any of its Subsidiaries that are in the possession or reasonable control of the Company or any of its Subsidiaries have been made available to Parent, including all agreements containing unexpired (or expired with claims outstanding) environmental indemnities.

(b) For purposes of this Agreement, the following terms have the meanings assigned below:

(i) “Environment” means fill, soil, soil vapor, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, landfill leachate, bedrock, biota, natural resources, ambient air, outdoor air or indoor air quality.

(ii) “Environmental Laws” means all Laws concerning pollution or the protection of human health or the Environment, the presence, Release, threatened release, emission, or discharge of Hazardous Materials, the protection of persons, natural resources or the Environment, the exposure to, generation, processing, distribution, use, treatment, storage, disposal, transport, handling, labeling, cleanup, and management of Hazardous Materials or other activities involving Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (with relation to exposure to Hazardous Materials), as such laws have been amended or supplemented.

(iii) “Hazardous Materials” means any material, substance, or waste classified, characterized, defined or regulated by any Law to be “hazardous,” “toxic,” a “contaminant,” “waste,” or a “pollutant,” or words of similar meaning or effect under Environmental Laws, and includes petroleum and petroleum products, crude oil, or any fraction or by-product thereof, PCBs, polychlorinated biphenyls, asbestos, asbestos-containing products, radon, and radioactive substances.

(iv) “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto, or through the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 3.18. Franchise Matters.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each franchise, license, multi-unit franchise or area development Contract (collectively, the “Franchise Agreements”) in which the Company or any of its Subsidiaries has granted rights to develop or operate a “The Habit Burger Grill” restaurant location. For purposes of this Agreement, “Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right to develop or operate, or is granted a right to license others to develop or operate, a “The Habit Burger Grill” restaurant location.

(b) Each Franchise Agreement is in full force and effect and is a legal, valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its Subsidiaries has performed or is performing in all material respects all obligations required to be performed by it under the Franchise Agreements and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Franchise Agreements is (with or without notice or lapse of time or both) in material breach or default thereunder, except as otherwise set forth in Section 3.18(b) of the Company Disclosure Letter. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Franchise Agreement. A true, correct and complete copy of each Franchise Agreement has been made available to Parent.

(c) Each Franchise Agreement complies, and with respect to the franchises sold since the inception of the Company, the offer and sale thereof complied at the time such offer and sale was made, in all material respects, with all applicable Laws, including the Federal Trade Commission Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” as amended, 16 C.F.R., Part 436 (the “FTC Rule”), the Registration Laws and all rules, ordinances and regulations and any applicable orders, consents, or decrees from any Governmental Entity having jurisdiction with respect to the offer and sale of franchises by the Company and any of its Subsidiaries (including any applicable foreign Law), except as otherwise set forth in Section 3.18(c) of the Company Disclosure Letter.

(d) The Company has made available to Parent true, correct and complete copies of all domestic and international franchise disclosure documents (collectively, the “FDDs”) that the Company or any of its Subsidiaries has used to offer or sell franchises in the two (2) years prior to the date of this Agreement, including the currently effective FDD used in the United States of America. The Company and the Subsidiaries have not in any such FDD made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each FDD was prepared and maintained in compliance in all material respects with applicable Law (including the FTC Rule) and the NASAA’s 2008 Franchise Registration and Disclosure Guidelines (the “NASAA Guidelines”).

(e) The Company and its Subsidiaries have made all necessary filings to be registered under (or to be deemed exempt from) any and all laws of the various states of the United States and any foreign jurisdictions that require such registration (“Registration Jurisdictions”) before a company may offer and/or sell franchises or business opportunities (“Registration Laws”), have obtained written confirmation of registration and/or exemption under such Registration Laws before engaging in making any offer or sale of franchises in such Registration Jurisdictions, except as otherwise set forth in Section 3.18(e) of the Company Disclosure Letter, and have made on a timely and accurate basis all required additional filings under the Registration Laws, including, but not limited to, filings with respect to material changes, advertising, salespersons, amendments and renewals.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice from any Franchisee or Governmental Entity alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever as a joint or co-employer with respect to any employees of such Franchisee.

(g) Since January 1, 2017, the Company and its Subsidiaries have fulfilled in all material respects all of their respective binding commitments with respect to any subsidies, rebates, discounts, advances or allowances to or for the benefit of any or all Franchisees and have not made any offers or promises with respect to any future or contingent subsidies, rebates, discounts, advances or allowances to or for the benefit of any or all Franchisees that are inconsistent with the FDDs or Franchise Agreements. Since January 1, 2017, none of the Company or any of its Subsidiaries has made to any Franchisee, or any of the Franchisees’ employees or agents, or to any other Person, any commitment to provide any special discount allowance or accommodation other than as set forth in the FDD and standard Franchise Agreement offered at that time. There are no material agreements or special arrangements with any Franchisees that are prohibited by such Franchisee’s Franchise Agreement or not disclosed in accordance with applicable Law (including the FTC Rule) and the NASAA Guidelines in the relevant FDDs.

(h) The Company and its Subsidiaries have received no written, or to the knowledge of the Company, oral notice from any Franchisee setting forth any grounds for dispute with respect to any Franchise Agreement, and, to the knowledge of Company, there is no reasonable basis for any such dispute. No provision regarding the calculation and payment of royalty fees in any Franchise Agreement has been waived, altered or modified in any material respect that is adverse to the Company or its Subsidiaries, except as otherwise stated in the relevant Franchise Agreement or its amendment(s).

(i) Neither Company nor its Subsidiaries is currently a party to an agreement pursuant to which it is or would become directly or contingently liable, as a guarantor, co-signor or otherwise, for the obligations of any Franchisee and is not currently a party to any financing arrangement with any Franchisee.

Section 3.19. Quality and Safety of Food and Beverage Products. Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect since January 1, 2017, (a) there have been no recalls of any food or beverage product served by the Company, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner.

Section 3.20. Suppliers. Section 3.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of (a) the 20 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for each of (i) the fiscal year ended December 25, 2018 and (ii) the first three quarters of the Company’s 2019 fiscal year (each, a “Principal Supplier”) and (b) with respect to each Principal Supplier, the aggregate amount of expenses incurred by the Company to each such Principal Supplier for each of (i) the fiscal year ended December 25, 2018 and (ii) the first three quarters of the Company’s 2019 fiscal year. The Company has not received any written notice from any Principal Supplier indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

Section 3.21. Affiliate Transactions. No present or former officer, director, employee or Affiliate of the Company or its Subsidiaries, or any “immediate family member” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any of the foregoing Persons, and no Person holding five percent (5%) or more of the Shares (a) is a party to any Contract with or binding upon the Company or its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, (b) has any outstanding amounts payable to or receivable from or advances by the Company or any of its Subsidiaries or is otherwise a creditor or debtor to the Company or any of its Subsidiaries or (c) has engaged in any transaction with the Company or any of its Subsidiaries since January 1, 2015, in each case except for employment or compensation agreements or arrangements with directors, officers and employees of the business made in the ordinary course of business consistent with past practice (any transaction contemplated by this Section 3.21, an “Affiliate Transaction”).

Section 3.22. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion in the Proxy Statement (including any amendment or supplement thereto and any document incorporated or referenced therein) will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of Shares, at the time the holders of Shares vote on the adoption of this Agreement or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of Shares, at the time the holders of Shares vote on the adoption of this Agreement or at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. “Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. “Control,” “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

Section 3.23. Opinion of Financial Advisor. Piper Jaffray & Company (the “Financial Advisor”) has delivered to the Special Committee a written opinion, dated on or before the date hereof, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than affiliated stockholders) (such opinion, the “Opinion”).

Section 3.24. Brokers; Certain Fees. No broker, finder, or investment banker is or will be entitled to any brokerage, finder, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or its Subsidiaries or any of their respective officers, directors, or employees, other than the Financial Advisor.

Section 3.25. Takeover Laws. As of the date hereof and, assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger), restrictions contained in any “fair price,” “control share acquisition,” “business combination,” or similar statute (including Section 203 of the DGCL) (each a “Takeover Law”) to the extent any of the foregoing is applicable to this Agreement and/or the transactions contemplated hereby (including the Merger).

Section 3.26. Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any of its Subsidiaries’ capital stock, equity interests or other securities required in connection with the authorization of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as set forth in any forms, reports, statements, certifications, and other documents (including all exhibits, amendments, and supplements thereto) required to be filed by Parent with the SEC under the Exchange Act and publicly available in the period commencing on January 1, 2017 and ending on the Business Day immediately prior to the date hereof (without giving effect to any amendment to any such documents filed after the Business Day immediately prior to the date hereof and excluding disclosure under the heading “Risk Factors” or “Forward-Looking Statements” to the extent such disclosures are primarily predictive, cautionary or forward-looking in nature or any other similar disclosure contained in such documents), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, with all corporate power and authority necessary to own or lease its property and conduct its business as currently conducted, except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens. “Parent Material Adverse Effect” means any circumstance, fact, change, effect, event, development, inaccuracy, occurrence, or other matter that, individually or taken together with all other such matters, has a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.

Section 4.2. Authority. Each of Parent and Merger Sub has all necessary corporate authority and power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Voting Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by each of Parent and Merger Sub have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or the Voting Agreement or to consummate the Merger, other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution, and delivery hereof by the Company, constitutes a legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Merger do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub; (ii) assuming that all consents, approvals, authorizations, waiting period expirations or terminations, permits, actions, filings, and notifications contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound; or (iii) (A) conflict with, result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment, recission, set-off or acceleration or loss of benefit under, any Contract to which Parent, Merger Sub, or any of their respective Subsidiaries is a party or by which any of their respective properties are bound, or (B) result in the creation of any Lien on any of the properties or assets of Parent, Merger Sub, or any of their respective Subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right, Lien, or other occurrence that has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement and the consummation by each of Parent and Merger Sub of the Merger do not and will not require any consent, approval, authorization, waiting period expiration or termination, or permit of, action by, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws; (ii) applicable requirements of Antitrust Laws, including the HSR Act; (iii) applicable requirements of the North Carolina Business Corporation Act and the DGCL; (iv) applicable requirements of the New York Stock Exchange; and (v) any such consent, approval, authorization, permit, action, filing, or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seeks to enjoin the Merger or the other transactions contemplated by this Agreement, other than any such Proceeding that has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Proxy Statement. None of the information supplied by or on behalf of Parent, Merger Sub, or any Affiliate of Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at the time it is mailed to the holders of Shares, at the time the holders of Shares vote on the adoption of this Agreement or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6. Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder, or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective officers, directors, or employees.

Section 4.7. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 4.8. Share Ownership. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at no time during the five (5) years prior to the date hereof, has Parent, any of Parent’s Subsidiaries or other Affiliates owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

Section 4.9. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10. Funds. Parent has sufficient cash, available lines of credit or other sources of immediately available, unrestricted funds to, and at the Effective Time Parent will have available the cash, available lines of credit or other sources of immediately available, unrestricted funds necessary to, consummate the transactions contemplated by this Agreement, including payment in cash of the aggregate Merger Consideration at the Effective Time and to pay all related fees and expenses, and to discharge all of Parent’s and Merger Sub’s other liabilities related to the Merger as they become due. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.11. Investigation by Parent and Merger Sub; Disclaimer of Reliance.

(a) Each of Parent and Merger Sub in determining to proceed with the transactions contemplated by this Agreement has not relied on any statements or information other than the representations and warranties set forth in this Agreement and the Voting Agreement. Each of Parent and Merger Sub acknowledges that none of the Company or its Subsidiaries, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Merger Sub or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, or the transactions contemplated by this Agreement, other than those expressly set forth in this Agreement and the Voting Agreement. Each of Parent and Merger Sub acknowledges and agrees that none of the Company or its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or its Subsidiaries or any of their respective Affiliates) shall have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, except to the extent such information, documents or material is expressly addressed by the representations, warranties, covenants or agreements expressly set forth in this Agreement, the TRA Amendment or the Voting Agreement, in which case the parties to such agreements shall remain subject to liability under such agreements in accordance with the terms thereof. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub acknowledges (A) that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and (B) has had the opportunity to negotiate the terms and conditions of this Agreement and the transactions contemplated hereby and that the representations and warranties in this Agreement cover all of the material topics on which it is making its decision to proceed with the consummation of the transactions contemplated by this Agreement. “Representative” means, with respect to any party hereto, such party or any of its Subsidiaries’ directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, or other advisors, agents, or representatives.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Sub, and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

(c) Nothing in this Section 4.11 is intended to modify or limit in any respect any of the representations or warranties of the Company and its Subsidiaries in ARTICLE III.

Section 4.12. Other Agreements. Parent has disclosed to the Company all contracts, agreements, or understandings (and, with respect to those that are written, Parent has furnished to the Company true, correct and complete copies thereof) between or among Parent, Merger Sub, or any of Parent’s other Subsidiaries, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand. Parent shall promptly provide to the Company true, correct and complete copies of the Voting Agreement.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of the Company Pending the Merger. Except as expressly provided in or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Law, or as consented to by Parent, which consent may not be unreasonably withheld, delayed, or conditioned, during the period from the date hereof to the Effective Time (or the earlier termination of this Agreement pursuant to ARTICLE VII), the Company shall, and shall cause its Subsidiaries to, subject to the restrictions in this Section 5.1, use commercially reasonable efforts to conduct in all material respects their respective operations and business according to their ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their business organizations substantially intact, maintain existing relationships and goodwill with customers, suppliers and Governmental Entities and keep available the services of their key employees. Without limiting the generality of the foregoing and except (i) as provided in or contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) in connection with the issuance of Shares of Class A Common Stock in exchange for LLC Units and Class B Common Stock pursuant to the terms of the LLC Agreement, during the period from the date hereof to the Effective Time, without the prior written consent of Parent, which consent may not be unreasonably withheld, delayed, or conditioned, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, deliver, sell, pledge, dispose of, or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities, other than the issuance of Shares upon the exercise or settlement of Company Equity Awards outstanding as of the date hereof or permitted to be issued or granted by the terms of this Agreement;

(d) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any Company Securities, other than (i) any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company or (ii) “Tax Distributions” contemplated by the LLC Agreement;

(e) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire any Company Securities (other than the acquisition of Shares tendered by directors, officers, employees, or former employees (i) in connection with a cashless exercise of Company Stock Options or (ii) in order to pay Taxes in connection with the exercise, settlement, or vesting of Company Equity Awards);

(f) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets, or securities, or any sale, lease, encumbrance, or other disposition of any business, assets, or securities, in each case, other than (i) in the ordinary course of business consistent with past practice (including with respect to Real Property Leases entered into with respect to new or existing The Habit Burger Grill restaurants) or (ii) transactions involving less than $1,000,000 individually or $2,000,000 in the aggregate;

(g) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof), in each case, other than in the ordinary course of business consistent with past practice (including with respect to Real Property Leases entered into with respect to new or existing The Habit Burger Grill restaurants);

(h) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Franchise Agreement (or Contract that would be a Franchise Agreement if entered into prior to the date hereof), other than (i) amendments to any existing Franchise Agreement (A) made in the ordinary course of business consistent with past practice and (B) which do not grant any additional or otherwise increase or expand any existing territorial restrictions or exclusivity arrangements and (ii) the renewal of any Franchise Agreement with a Person who is a Franchisee as of the date hereof (an “Existing Franchisee”) or the entry into any Contract with an Existing Franchisee that would be a Franchise Agreement if entered into prior to the date hereof, in each case in the ordinary course of business and which do not grant any additional or otherwise increase or expand any existing territorial restrictions or exclusivity arrangements, provided that, for the avoidance of doubt, an extension or renewal of the term of any Franchise Agreement with an Existing Franchisee will not be considered a “grant”, “expansion” or “increase” under this Section 5.1(h);

(i) make any material changes to any Franchisee’s royalty, incentive, economic assistance or fees and charges, or maintenance of the funds administered or paid to the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(j) incur or modify in any material respect the terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries, or assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, indebtedness for borrowed money of any other Person, or make any loans, advances, or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company), other than the incurrence of any indebtedness for borrowed money by the Company or any of its Subsidiaries in an amount less than $1,000,000 in the aggregate;

(k) except as contemplated by this Agreement, or as required pursuant to a Company Plan as in effect on the date thereof or by applicable Law (i) establish, amend (other than routine amendments to the Company Plans in the ordinary course of business consistent with past practice) or terminate any Company Plan; (ii) grant any increases in the compensation, perquisites, or benefits to employees of the Company or its Subsidiaries, other than (A) increases in the compensation, perquisites, or benefits for employees of the Company or its Subsidiaries in accordance with Section 5.1(k) of the Company Disclosure Letter, or (B) ordinary course performance or promotion increases in compensation, perquisites, or benefits for employees of the Company or its Subsidiaries consistent with past practice; (iii) take any action to accelerate the time of payment or vesting of any compensation or benefits of any officer or employee of the Company or its Subsidiaries; (iv) hire any employee with an annual base salary in excess of $150,000; (v) enter into or amend any employment agreement or offer letter (A) with any senior employee or director or (B) that provides for severance (other than severance provided for in the ordinary course of business consistent with past practice), equity or equity-based compensation; or (vi) establish or fund any rabbi trust;

(l) except as required by applicable Law, enter into, adopt, or amend any collective bargaining agreement or other agreement with a labor union, works council, or similar organization;

(m) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(n) compromise, settle, or agree to settle any Proceeding other than settlements that involve only the payment of monetary damages of less than $500,000 in the aggregate;

(o) except in the ordinary course of business consistent with past practice or as required by applicable Law, (i) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting, (ii) settle or compromise any material Tax liability for an amount materially in excess of the amount reserved or accrued on the Balance Sheet or surrender any claim for a material refund of Taxes, or (iii) file any material amended Tax Return;

(p) incur or commit to incur any capital expenditures, other than consistent with the capital expenditure budget set forth in Section 5.1(p) of the Company Disclosure Letter;

(q) maintain insurance at materially less than current levels or otherwise in a manner inconsistent with past practice;

(r) engage in any Affiliate Transaction or enter into any agreement, arrangement or understanding contemplating or relating to an Affiliate Transaction;

(s) adopt or implement any stockholder rights plan or similar arrangement; or

(t) agree to take any of the actions described in Section 5.1(a) through (s).

Section 5.2. Access to Information; Confidentiality.

(a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts, upon reasonable advance notice, to (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts, and records of the Company and its Subsidiaries, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably request, and (iii) cause its and its Subsidiaries’ officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Merger Sub may from time to time reasonably request; provided, however, that none of the foregoing will be provided or made in such a manner as to unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Subject to applicable Law, the Company shall keep Parent reasonably informed with respect to the status of any litigation, arbitration, mediation or similar proceeding involving the Company or any of its Subsidiaries (collectively, the “Legal Proceedings”), shall provide Parent with such documentation and other information as Parent may request with respect to any Legal Proceedings, shall afford Parent the opportunity to monitor any Legal Proceedings (employing counsel of its choice for such purpose) and shall consult with Parent (and such counsel, if any) regarding the strategy with respect to and defense of any Legal Proceedings and consider Parent’s views with respect thereto in good faith, ultimately making its own independent decision with respect to any such Legal Proceedings.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.2(a) will constitute “Information” under that certain letter agreement regarding confidentiality, dated September 18, 2019, by and between Parent and the Company (as amended or waived, the “Confidentiality Agreement”) and will be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in Section 5.2(a) requires the Company to permit any inspection or to disclose any information that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that, in each case, the Company shall use its commercially reasonable efforts to make reasonable alternative arrangements to permit such inspection or provide such disclosure in a way that does not violate such obligations or applicable Law or would not result in the loss of such legal protections.

Section 5.3. Acquisition Proposals.

(a) The Company shall not, shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and shall instruct its and its Subsidiaries’ respective other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly encourage or knowingly facilitate any inquiries regarding, or the making or submission of any offer or proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage or otherwise participate in negotiations or discussions with respect to any Acquisition Proposal, or (iii) provide any non-public information to any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees to, and shall instruct its and its Subsidiaries respective other Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, shall promptly request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person and its Representatives. The Company shall also promptly terminate such Person’s and its Representatives’ access to any data room relating to a possible Acquisition Proposal containing any such information. Subject to the other provisions of this Section 5.3, the Company and its Representatives may in any event (A) seek to clarify and understand the terms and conditions of any unsolicited inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes a bona fide Acquisition Proposal and (B) inform a Person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.3; provided, however, that any communication contemplated by the foregoing sentence shall be solely limited to the matters contemplated by the foregoing clauses (A) and (B). Any action taken or failed to be taken by any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ respective Representatives that provided services to the Company or its Subsidiaries in connection with the Merger or the other transactions contemplated hereby which, if taken or failed to be taken by the Company, would constitute a breach of this Section 5.3(a) shall be deemed to constitute a breach of this Section 5.3(a) by the Company.

(b) Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date hereof and prior to the time the Company Stockholder Approval is obtained, (i) the Company has received a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of Section 5.3(a) and (ii) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that (x) the Company shall not, and shall cause its Subsidiaries and shall instruct its and its Subsidiaries’ respective Representatives not to, disclose any non-public information to such Person unless the Company entered into a confidentiality agreement with such Person prior to the date hereof or first enters into a confidentiality agreement with such Person on terms that, taken as a whole, are not less favorable to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions) (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) the Company shall provide or make available to Parent any non-public information concerning the Company or its Subsidiaries promptly after such information is provided or made available to such Person but only to the extent such information was not previously provided or made available to Parent. The Company agrees that it and its Affiliates will not enter into any agreement with any Person following the date hereof (including any Acceptable Confidentiality Agreement) which prevents the Company from complying with, or otherwise restricts or interferes with the Company’s ability to comply with, its obligations under this Section 5.3.

(c) The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent (orally or in writing) of the receipt by the Company of (i) any Acquisition Proposal, (ii) any written indication by any Person that it is considering making an Acquisition Proposal, or (iii) any bona fide offer, proposal or inquiry (whether written or oral) that would reasonably be expected to lead to an Acquisition Proposal. The Company shall provide Parent promptly (and in any event by the end of such forty-eight (48) hour period) the identity of the Person making such Acquisition Proposal, indication, offer, proposal or inquiry and the material terms and conditions of any such Acquisition Proposal, indication, offer or proposal or, if not in writing, a written description of the material terms thereof). The Company shall keep Parent reasonably informed on a reasonably prompt basis as to the status of any such Acquisition Proposal, indication, offer, proposal or inquiry.

(d) Except as otherwise provided in this Agreement, none of the Company Board or any committee thereof (including the Special Committee) shall, subject to the terms and conditions of this Agreement, (i) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or any other agreement (including any joint venture agreement, acquisition agreement, merger agreement or similar agreement) (other than an Acceptable Confidentiality Agreement) relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (an “Alternative Acquisition Agreement”), (ii) make a Change of Board Recommendation or (iii) resolve, publicly propose or agree to do any of the foregoing.

(e) Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the time the Company Stockholder Approval is obtained:

(i) the Company Board (acting on the recommendation of the Special Committee) may terminate this Agreement pursuant to Section 7.3(b) to enter into a definitive acquisition agreement with respect to a Superior Proposal if (A) the Company receives a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of Section 5.3(a) that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, constitutes a Superior Proposal; (B) the Company delivers to Parent a Determination Notice notifying Parent that it intends to take such action; (C) during the Notice Period, the Company has, and has caused its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; (D) in the event of any change to the financial terms or the other material terms of such Superior Proposal, the Company shall have delivered an additional Determination Notice; and (E) no earlier than the end of the Notice Period, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) The Company Board (acting on the recommendation of the Special Committee) or the Special Committee may make a Change of Board Recommendation if (A) the Company receives an Acquisition Proposal that did not directly result from a material breach of Section 5.3(a) and the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; (C) during the Notice Period, the Company has, and has instructed its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; (D) in the event of any change to the financial terms or the other material terms of such Superior Proposal, the

Company shall have delivered an additional Determination Notice; and (E) no earlier than the end of the Notice Period, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Special Committee’s independent financial advisor and outside legal counsel, as applicable, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(iii) other than in connection with an Acquisition Proposal, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company delivers to Parent a Determination Notice notifying Parent that it intends to make a Change of Board Recommendation; (B) during the Notice Period, the Company has, and has instructed its Representatives to, use commercially reasonable efforts to negotiate in good faith with Parent and its Representatives (to the extent Parent requests) to consider amendments or modifications to this Agreement; and (C) no earlier than the end of the Notice Period, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period and after consultation with the Company’s or the Special Committee’s outside legal counsel, as applicable, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, however, that this Section 5.3(f) shall not be construed to exclude such communications from the definition of “Change of Board Recommendation”.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer or proposal made or renewed by a Person (other than Parent or Merger Sub) that is structured to permit such Person or group to acquire, directly or indirectly, beneficial ownership of fifteen percent (15%) or more of the total voting power of any class of equity securities of the Company or any class of equity interests of any of its Subsidiaries, fifteen percent (15%) or more of the consolidated total assets of the Company and its Subsidiaries or any assets or business generating fifteen percent (15%) or more of the total consolidated revenues of the Company and its Subsidiaries, in each case pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, reorganization, recapitalization, dissolution, liquidation, license, lease or disposition or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Merger.

(ii) “Beneficial Owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” has a corresponding meaning).

(iii) “Change of Board Recommendation” means (A) the change, withdrawal, modification, withholding or qualification of the Company Board Recommendation by the Company Board or any committee thereof (including the Special Committee), (B) the failure by the Company, within ten (10) Business Days of the public announcement of the commencement of a tender or exchange offer for Shares that constitutes an

Acquisition Proposal (whether or not a Superior Proposal) by a Person other than Parent or any of its Subsidiaries, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (C) the failure by the Company Board or any committee thereof (including the Special Committee) to publically reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided; however, that Parent may deliver only one (1) such request with respect to an Acquisition Proposal; provided, further, that in the event of any change to the financial terms or other material terms of such Acquisition Proposal, Parent may make one (1) such request with respect to any changed Acquisition Proposal, (D) the adoption, approval or recommendation to the Company’s stockholders of any Acquisition Proposal (whether or not a Superior Proposal) by the Company Board or any committee thereof (including the Special Committee) or (E) any public announcement of any intent to take any of the foregoing actions.

(iv) “Determination Notice” means a written notice delivered by the Company to Parent that it intends to terminate this Agreement or make a Change of Board Recommendation as contemplated by Section 5.3(e)(i)(B), Section 5.3(e)(ii)(B) or Section 5.3(e)(iii)(A), as applicable, which notice shall include (A) in the case of a Determination Notice with respect to a Superior Proposal, (1) the identity of the Person making such Superior Proposal, (2) the material terms and conditions of such Superior Proposal and (3) a copy of such Superior Proposal and copies of all related documentation (including any proposed definitive agreement relating to such Superior Proposal) and (B) in the case of a Determination Notice with respect to an Intervening Event, a reasonably detailed description of such Intervening Event and the reasons for any applicable Change of Board Recommendation.

(v) “Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that was not known to the Company Board or any committee thereof (including the Special Committee) on the date hereof (or if known, the consequences of which were not known to the Company Board or any committee thereof (including the Special Committee) as of the date hereof), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof (including the Special Committee) prior to the time that the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following constitute an Intervening Event: (A) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (B) any change, in and of itself, in the market price or trading volume of the Shares (it being understood that any matter underlying such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

(vi) “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided that with respect to any change in the financial terms or any material terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice (but in no event shall the delivery of such revised Determination Notice shorten the initial four (4) Business Day Notice Period).

(vii) “Superior Proposal” means an Acquisition Proposal (except the references in the definition thereof to “fifteen percent (15%)” will be replaced by “fifty percent (50%)”) that is more favorable, from a financial point of view, to the holders of Shares than the Acquisition Proposal reflected in this Agreement, taking into account the financial terms, the likelihood of consummation, the financing terms thereof and all other aspects of such Acquisition Proposal.

Section 5.4. Employment and Employee Benefits Matters.

(a) Parent shall, and cause the Surviving Corporation and each of its other Subsidiaries to, for the period commencing at the Effective Time and ending on the one (1) year anniversary of the Effective Time, maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee”) (i) each of base compensation and a target annual cash incentive compensation opportunity at least as favorable as that provided to the Current Employee as of immediately prior to the Effective Time, (ii) benefits that are at least as favorable in the aggregate as the benefits maintained for and provided to the Current Employee as of immediately prior to the Effective Time, and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company to the Current Employee as of immediately prior to the Effective Time.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and each of its other Subsidiaries to honor and assume all severance obligations pursuant to the terms and conditions of any existing employment agreements and offer letters with the Company and any of its Subsidiaries, and any other agreements or arrangements, disclosed in Section 5.4(b) of the Company Disclosure Letter.

(c) Parent shall, and shall cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiaries, prior to the Effective Time to be taken into account for all purposes under employee benefit plans of Parent or its Affiliates (the “Parent Plans”), the Surviving Corporation, and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time; provided that the foregoing shall not apply to benefits under a defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to not, and to cause the Surviving Corporation to not, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any Parent Plans or employee benefits plans of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to cause each Current Employee to be given credit under the Parent Plans that are group health plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs. Unless Parent, Surviving Corporation or its Subsidiaries are required under applicable Law to make a payment in settlement of vacation time of a Current Employee, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to credit to each Current Employee the amount of vacation time that such employee had accrued under any applicable Company Plan or under applicable Law as of the date of Closing.

(d) Unless otherwise notified by Parent no less than five (5) Business Days prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all actions that are necessary or appropriate to deliver to Parent written resolutions duly adopted and authorizing, contingent on the consummation of the Merger, the termination of each Company Plan that is intended to be qualified under Section 401(a) of the Code, effective as of no later than the day immediately preceding the Closing Date.

(e) Without limiting the generality of Section 8.5, no provision of this Agreement (i) constitutes the establishment or adoption of, or amendment to, any Company Plan or employee benefit plan, (ii) creates any third-party beneficiary or other rights in any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries with respect to this Section 5.4, or (iii) creates any rights to continued employment with the Company, the Surviving Corporation, Parent, or any other Person or in any way limits the ability of the Company, the Surviving Corporation, Parent or any of their Subsidiaries or Affiliates to terminate the employment of any individual at any time or for any reason.

Section 5.5. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company than are currently provided in the Certificate of Incorporation and Bylaws, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals for a period of six (6) years from the Effective Time, and in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.5.

(b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such Person’s heirs, executors, or administrators, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty, and reasonable expenses incurred in connection with any Proceeding, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission occurring prior to or at the Effective Time, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent the Surviving Corporation would be permitted under the DGCL. In the event of any such Proceeding, Parent and the Surviving Corporation shall advance to each Indemnified Party reasonable expenses incurred in the defense of the Proceeding (provided that any Indemnified Party to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) Notwithstanding anything in this Agreement to the contrary, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, Parent shall cause the Surviving Corporation to purchase at or after the Effective Time, a tail policy with respect to the current directors’ and officers’ liability insurance policies (“D&O Insurance”) maintained as of the date hereof by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies and (iii) may be obtained from an insurance carrier with the same or better credit rating as the insurance carrier of such directors’ and officers’ liability insurance policies; provided that the Company shall not, and the Surviving Corporation shall not have any obligation to, purchase any such policy to the extent the premium for such tail policy exceeds three hundred percent (300%) of the last annual premium paid by the Company with respect to the D&O Insurance prior to the date hereof. Parent shall cause such tail policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Without limiting any of the rights or obligations under this Section 5.5, the Surviving Corporation shall keep each of the indemnification agreements set forth in Section 5.5(d) of the Company Disclosure Letter in full force and effect in accordance with their terms. The Company has provided Parent true, correct and complete copies of each such agreement, or such agreement has been filed with the SEC and is publicly available on or prior to the Business Day immediately prior to the date hereof.

(e) This Section 5.5 shall survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person referred to in this Section 5.5. The indemnification and advancement provided for in this Section 5.5 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, contract, or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 5.5.

Section 5.6. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement), and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree to (A) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (E) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, and proposals) with a Governmental Entity regarding any Antitrust Laws, and (F) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate.

(b) Parent shall, and shall cause each of its Subsidiaries and Affiliates to, take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Merger to occur prior to the Outside Date, including (1) promptly complying with any requests for additional information (including any second request) by any Governmental Entity and (2) if necessary to obtain clearance by any Governmental Entity before the Outside Date, contesting, defending or appealing any threatened or pending preliminary or permanent injunction or other order, decree or Law that would prohibit or otherwise prevent consummation of the Merger; provided, however, that nothing in this Agreement shall require Parent or any of its Subsidiaries, and the Company shall not, take, agree or offer to take or commit to offer, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, any sale, divestiture, license, or other disposition of any or all of the capital stock, assets, equity holdings, rights, products, or businesses of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and any other restrictions on the activities of Parent or any of its Subsidiaries (including the Surviving Corporation and its

Subsidiaries) or any restriction on Parent’s or any of its Subsidiaries’ (including the Surviving Corporation and its Subsidiaries) ability to conduct their business. Furthermore, Parent shall not take, and shall cause each of its Subsidiaries to not take, any action or omit to take any action that would be reasonably likely to delay clearance by any Governmental Entity beyond the Outside Date. Parent shall bear the expenses and costs incurred by the parties in connection with any filings or other such actions which may be required by such party to obtain clearance under any Antitrust Law for the consummation of the Merger, in each case, after the initial filing in each jurisdiction.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger and, the Company shall cooperate in all respects with Parent and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger.

(d) Prior to the Effective Time, each party shall use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance, or consummation of the transactions contemplated by this Agreement; provided that in no event will Parent, the Company or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such Contract.

Section 5.7. Proxy Statement; Company Stockholders Meeting.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and, in any event, within twenty (20) Business Days thereafter), a proxy statement, in preliminary form, relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder (other than with respect to any information furnished or caused to be furnished by Parent relating to Parent and its Affiliates to be set forth in the Proxy Statement (or any amendment or supplement thereto)). The fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company. As promptly as practicable after the date of this Agreement, Parent will use reasonable best efforts to furnish or cause to be furnished to the Company the information relating to Parent and its Affiliates to be set forth in the Proxy Statement (or any amendment or supplement thereto). The Company, Parent and Merger Sub will cooperate with one another in the preparation of the Proxy Statement (or any amendment or supplement thereto). Without limiting the foregoing, the Company shall not file the Proxy Statement (or any amendment or supplement thereto) without first providing Parent a reasonable opportunity to review and propose comments thereon, which comments shall be considered in good faith by the Company. Each of the Company and Parent agree to correct any information provided by it for inclusion in the Proxy Statement that, to its knowledge, was when provided, or shall have become, materially false or misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and provide Parent with copies thereof or, if provided orally, a reasonably detailed description thereof. The Company shall use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, but not without first providing Parent a reasonable opportunity to review and propose comments thereon, which comments shall be considered in good faith by the Company. The Company shall cause the Proxy Statement to be mailed to the holders of Shares promptly after the resolution of any comments thereon from the SEC or, if the SEC does not inform the

Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement, promptly following such tenth (10th) calendar day.

(c) The Company shall cause the Company Stockholders Meeting to be duly called and held as promptly as reasonably practicable after the definitive Proxy Statement is mailed to the holders of Shares (and, in any event, within forty (40) days of such mailing, but subject to any extension of such date for any adjournment or postponement made pursuant to the last sentence of this Section 5.7(c)), for the purpose of obtaining the Company Stockholder Approval, regardless of whether the Company Board or any committee thereof (including the Special Committee) has effected a Change of Board Recommendation. Unless this Agreement is validly terminated in accordance with its terms or except to the extent that the Company Board or the Special Committee shall have made a Change of Board Recommendation, the Company Board shall recommend such adoption and include the Company Board Recommendation in the Proxy Statement and shall use commercially reasonable efforts to solicit such adoption of this Agreement at the Company Stockholders Meeting and obtain the Company Stockholder Approval. The Company shall keep Parent reasonably informed with respect to such solicitation. Notwithstanding anything in this Agreement to the contrary, the Company may not adjourn or postpone the Company Stockholders Meeting except (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required to be sent by applicable Law or at the request of the SEC or its staff is provided to the holders of Shares at least five (5) Business Days in advance of a vote on the adoption of this Agreement in order to give the holders of Shares sufficient time to evaluate any information or disclosure contained in such supplement or amendment, (ii) in the event any Acquisition Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten (10) Business Days after the commencement thereof to take or disclose to the holders of Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five (5) Business Days in advance of a vote on the adoption of this Agreement, (iii) if the Company reasonably believes it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Stockholder Approval, or (iv) if, as of the time for which the Company Stockholders Meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, however, that the Company Stockholders Meeting shall not be adjourned or postponed pursuant to the foregoing clauses (iii) and (iv) (A) to a date that is later than twenty (20) Days after the date on which the Company Stockholders Meeting was originally scheduled and (B) more than two (2) times, in each case without the prior written consent of Parent.

Section 5.8. Public Announcements. The Company shall not, and shall cause each of its Subsidiaries to not, and Parent shall not, and shall cause each of its Subsidiaries to not, issue any press release or announcement concerning the transactions contemplated by this Agreement without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of the foregoing sentence of this Section 5.8 do not apply to communications by the Company in connection with any press releases or public announcements regarding an Acquisition Proposal or a Change of Board Recommendation; provided, however, that the Company shall provide Parent a copy of such press release or public announcement prior to the issuance thereof.

Section 5.9. Stock Exchange Delisting. The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the Shares of Class A Common Stock from Nasdaq and the deregistration of the Shares of Class A Common Stock under the Exchange

Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 5.10. Covenants of the Company, Parent and Merger Sub.

(a) Parent shall cause Merger Sub and the Surviving Corporation to each comply with all of their respective obligations under this Agreement.

(b) Parent shall, promptly following the execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

(c) Parent and Merger Sub shall, promptly following their execution and delivery, provide to the Company true, correct and complete copies of the Voting Agreement. Parent and Merger Sub shall not amend, supplement or otherwise modify the Voting Agreement without the prior written consent of the Company.

(d) The Company shall, promptly following the execution of this Agreement, deliver to Parent, for informational purposes only, a true, correct and complete copy of the Opinion.

Section 5.11. No Control of the Other Party’s Business. Nothing contained in this Agreement gives Parent or Merger Sub, on the one hand, or the Company or any of its Subsidiaries, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

Section 5.12. Operations of Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any business activities or incur any liabilities or obligations other than as contemplated herein.

Section 5.13. Resignations. The Company will use commercially reasonable efforts to cause any director or non-employee officer of the Company and its Subsidiaries, to the extent requested by Parent in writing to the Company not less than five (5) Business Days prior to the Closing Date, to submit at the Closing a letter of resignation in form reasonably satisfactory to Parent and the Company effectuating such resignation effective as of the Effective Time.

Section 5.14. Stockholder Litigation. The Company shall promptly notify the Parent of actions, suits, or claims instituted against the Company or any of its directors or officers relating to this Agreement or the transactions contemplated hereby (“Stockholder Litigation”). Parent shall have the right to participate in the defense of any such Stockholder Litigation. The Company shall keep Parent reasonably informed with respect to the status of any Stockholder Litigation and consult with Parent regarding the defense of any Stockholder Litigation and consider Parent’s views in good faith. The Company shall not settle or compromise any Stockholder Litigation without the prior written consent of Parent.

Section 5.15. Takeover Laws. If any Takeover Law becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall use commercially reasonable efforts to grant such approvals and take such actions as are necessary, at the request of Parent, so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement; provided, that for the avoidance of doubt, the requested action(s) shall have no meaningful adverse impact on the transactions contemplated hereby.

Section 5.16. Notification of Certain Matters. Prior to the Effective Time, the Company and Parent shall reasonably promptly provide notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (c) any Proceeding commenced or, to the knowledge of the Company or Parent, as applicable, threatened against, relating to or involving or otherwise affecting the Company (or any of its Subsidiaries) or Parent, as applicable, that, if pending on the date of this Agreement, would have resulted in a breach of any of the representations and warranties set forth in ARTICLE III or ARTICLE IV, as applicable, except where such breach would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 5.17. Special Committee. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the consent of a majority of the then existing members of the Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, the Company and the Company Board shall not, directly or indirectly, take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a director or member of such committee other than for cause. For the avoidance of doubt, this Section 5.17 shall not apply to the filling, in accordance with the provisions of the Certificate of Incorporation or the Bylaws, of any vacancies in the Special Committee caused by the death, resignation or incapacity of any such director; provided, however, that such director shall be independent and disinterested.

ARTICLE VI

CONDITIONS OF THE MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by such party of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) Any applicable waiting period (or any extension thereof) under the HSR Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated.

(c) There shall be no Law, decree, judgment, order, or injunction promulgated, enacted, entered, enforced or issued by any Governmental Entity that is in effect and that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger.

Section 6.2. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Merger Sub of each of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Section 3.3 (Capitalization), Section 3.4 (Authority) and Section 3.24 (Brokers; Certain Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except for de minimis inaccuracies, (ii) Section 3.11(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (iii) Section 3.5(a)(i) (No Conflict – Governing Documents) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), and (iv) ARTICLE III (other than the representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Since the date of this Agreement, there has not been any circumstance, fact, change, effect, event, development, inaccuracy, occurrence or other matter that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company shall have performed in all material respects its obligations, agreements or covenants to be performed by it under this Agreement on or before the Closing.

(d) The Company shall have delivered to Parent a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3. Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.2 (Authority) and Section 4.6 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except for de minimis inaccuracies, (ii) Section 4.3(a)(i) (No Conflict – Governing Documents) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), and (iii)ARTICLE IV (other than the representations and warranties referred to in the foregoing clauses (i) and (ii)) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is expressly made as of a specified date, including the date of this Agreement, in which case such representation or warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed in all material respects its obligations, agreements or covenants to be performed by it under this Agreement on or before the Closing.

(c) Parent shall have delivered to the Company a certificate dated as of the Closing Date signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2. Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the Company Stockholder Approval is obtained, by Parent or the Company if:

(a) any court of competent jurisdiction or other Governmental Entity has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling, or other action has become final and non-appealable;

(b) the Effective Time has not occurred on or prior to June 5, 2020 (the “Outside Date”); provided, however, that if as of such date, all of the conditions to closing set forth in ARTICLE VI have been satisfied or (to the extent permitted by Law) waived other than (i) the conditions set forth in Section 6.1(b) and Section 6.1(c) (solely to the extent such condition has not been satisfied due to any failure to obtain any applicable clearances under the HSR Act) and (ii) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, then the Outside Date will automatically be extended until August 5, 2020 (and such date will then be the Outside Date); provided, however, that this termination right is not available to any party if any failure of such party to comply in all material respects with its obligations under this Agreement (including Section 5.6) shall have been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(c) the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof).

Section 7.3. Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the Company Stockholder Approval is obtained (except as set forth below), by the Company if:

(a) Parent or Merger Sub have breached any of its covenants, agreements, representations or warranties in this Agreement and such breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not capable of being cured or, if such breach or inaccuracy is capable of being cured within such period, has not been cured by the earlier of (A) thirty (30) days following delivery by the Company of written notice of such breach to Parent and (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(a) if the Company is then in material breach of this Agreement such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(b) prior to the receipt of the Company Stockholder Approval, the Company Board or the Special Committee determines to enter into a definitive acquisition agreement with respect to a Superior Proposal and the Company shall have complied with Section 5.3(e)(i); provided that (i) such Superior Proposal did not result from an Intentional Breach of Section 5.3(a) and (ii) substantially concurrently with such termination, the Company enters into such definitive acquisition agreement and pays the termination fee due pursuant to Section 7.5(b).

Section 7.4. Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time whether before or after the Company Stockholder Approval is obtained (except as set forth below), by Parent if:

(a) the Company has breached any of its covenants, agreements, representations or warranties in this Agreement and such breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or

Section 6.2(b) and (ii) is not capable of being cured or, if such breach or inaccuracy is capable of being cured within such period, has not been cured by the earlier of (A) thirty (30) days following delivery by Parent of written notice of such breach to the Company and (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(a) if Parent is then in material breach of this Agreement such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; or

(b) prior to the receipt of the Company Stockholder Approval, (i) the Company Board or any committee thereof (including the Special Committee) has effected a Change of Board Recommendation or (ii) the Company shall have committed an Intentional Breach of the first sentence of Section 5.3(a).

Section 7.5. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to this ARTICLE VII, this Agreement (other than Section 5.2(b), ARTICLE VII and ARTICLE VIII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that no such termination (including in a circumstance where the termination fee has been paid pursuant to Section 7.5(b)) will relieve any Person of any liability for damages resulting from a material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge, or knowledge that a Person acting reasonably under the circumstances would have, that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”).

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii) (A) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 7.2(b) (but only if at such time Parent had the right to terminate this Agreement pursuant to Section 7.2(b)) or Section 7.2(c) or (2) by Parent pursuant to Section 7.4(a) (arising solely from a breach of any covenant or agreement of the Company), (B) any Person has publicly disclosed an Acquisition Proposal after the date hereof and has not publicly withdrawn such Acquisition Proposal, in each case prior to (x) in the case of a termination pursuant to Section 7.2(b) or Section 7.4(a), such termination or (y) in the case of a termination pursuant to Section 7.2(c), the date of the Company Stockholders Meeting and (C) before the date which is twelve (12) months following the date of such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided that, for purposes of clause (C) of this Section 7.5(b)(iii), references to “15%” in the definition of Acquisition Proposal will be substituted for “50%”);

then, in any such case, the Company shall pay Parent (or its designee) a termination fee of $13,125,000, by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be payable to Parent upon the execution of the applicable Alternative Acquisition Agreement or the consummation of the applicable Acquisition Proposal. The Company will not be required to pay the termination fee pursuant to this Section 7.5(b) more than once.

(c) If this Agreement is terminated in accordance with this ARTICLE VII, Parent’s right to receive a termination fee is the sole and exclusive remedy of Parent and Merger Sub in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations, or warranties in this Agreement; provided, however, that the foregoing shall not apply in the event of a material Intentional Breach by the Company.

(d) The Company acknowledges that the agreements contained in Section 7.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.5(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 7.5(b), the Company shall pay to Parent or Merger Sub interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 7.6. Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 7.7. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment shall require further approval of the holders of Shares, the effectiveness of such amendment shall be subject to obtaining the Company Stockholder Approval with respect to such amendment. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE VIII.

Section 8.2. Notices. All notices, requests, claims, demands, and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (i) when delivered, if delivered in person; (ii) when sent, if sent by email; (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(a)	if to Parent or Merger Sub:

YUM! Brands, Inc. 1441 Gardiner Lane Louisville, Kentucky 40213 Attention: Scott Catlett, General Counsel and Corporate Secretary, Legal Department Email: Scott.Catlett@yum.com

with an additional copy (which shall not constitute notice) to:

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 Attention: Jodi A. Simala Email: jsimala@mayerbrown.com

(b)	if to the Company:

The Habit Restaurants, Inc. 17320 Red Hill Avenue, Suite 140 Irvine, California 92614 Attention: Russell Bendel, Chief Executive Officer Email: RBendel@habitburger.com with an additional copy (which shall not constitute notice) to:

Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: Carl P. Marcellino Email: Carl.Marcellino@ropesgray.com

Section 8.3. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.4. Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 8.5. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits and instruments referred to herein), together with the Confidentiality Agreement and the TRA Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the termination of this Agreement and remain in full force and effect. Except for (a) the rights of the holders of Shares to receive the Merger Consideration and the holders of Company Equity Awards to receive the consideration described in Section 2.1(a), (b) the right of the Company, on behalf of the holders of Shares and the holders of Company Equity Awards (each of which are third party beneficiaries hereunder to the extent required for this clause (b) to be enforceable), to pursue specific performance as set forth in Section 8.12 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s Intentional Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 5.5 (which is intended for the benefit of the Company’s former and current officers and directors, all of whom will be third-party beneficiaries of these provisions), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.6. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.7. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.8. Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.9. Performance Guaranty. Parent hereby guarantees the due, prompt, and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions, and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions, and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 8.10. Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, and the respective appellate courts from the foregoing, in any action or proceeding arising out or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and waives, to the fullest extent it may legally and effective do so, (A) any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts and (B) the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts, and (iii) irrevocably and unconditionally agrees that it shall not bring any action relating to this Agreement or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, and the respective appellate courts from the foregoing; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.12. Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to seek to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking, and (ii) the parties hereto shall, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 8.12(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be (i) limited to those arising from or relating to any Intentional Breach of this Agreement prior to such termination and (ii) subject to Section 7.5(c). Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto is permitted to make any claim or commence any Proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Merger; provided that the foregoing is without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 8.13. Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub, and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YUM! BRANDS, INC.

By:	/s/ David Gibbs
Name:	David Gibbs
Title:	Chief Executive Officer

YEB NEWCO INC.

By:	/s/ Christopher Turner
Name:	Christopher Turner
Title:	President

THE HABIT RESTAURANTS, INC.

By:	/s/ Russell W. Bendel
Name:	Russell W. Bendel
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

TRA AMENDMENT

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Exhibit B

EXECUTION VERSION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE HABIT RESTAURANTS, INC.

ARTICLE 1

The name of the corporation is: The Habit Restaurants, Inc.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”) unless the bylaws of the corporation provide otherwise.

ARTICLE 4

The total number of shares of stock which the corporation shall have authority to issue is 1,000, all of which shall be common stock, and the par value of each such share shall be $0.01.

ARTICLE 5

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE 6

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 6 shall adversely affect any right or protection of a director of the corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 6, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

A-B-1

ARTICLE 7

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

A-B-2

Exhibit C

EXECUTION VERSION

AMENDED AND RESTATED BYLAWS

OF

THE HABIT RESTAURANTS, INC.

(a Delaware corporation)

ARTICLE 1

OFFICES

1.1 REGISTERED OFFICE

The corporation shall maintain a registered office and registered agent in the state of Delaware. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

1.2 OTHER OFFICES

The corporation may also have offices at such other places both within or outside the state of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

2.1 ANNUAL MEETING; ELECTION OF DIRECTORS

(a) An annual meeting of the stockholders shall be held for the election of directors on a date and at a time and place designated by the board of directors. Any other proper business may also be transacted at the annual meeting.

(b) The stockholders may elect the board of directors by written consent in lieu of the annual meeting. If the consent is less than unanimous, it will constitute a consent in lieu of the annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of the consent were (i) vacant at the effective time and (ii) filled by action of the consent.

(c) If the annual meeting is not held on the date designated for it or if the board of directors has not been elected by written consent in lieu of an annual meeting, the standing directors shall cause the meeting to be held as soon as is convenient.

2.2 SPECIAL MEETINGS

Except as otherwise required by law, special meetings of the stockholders for any purpose may be called and the location of the meeting designated by the board of directors, the chairman of the board, or the president. Holders of shares entitled to cast not less than one-third of the votes entitled to be cast at the meeting may also call a special meeting by written request. The written request must state the purposes of the meeting and must be

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delivered to the chairman of the board or the president. The chairman of the board or the president, as the case may be, shall fix a date, time and place for the meeting as promptly as practicable following receipt of the written request.

2.3 REMOTE COMMUNICATION

The board of directors may, in its sole discretion, determine that a stockholders meeting shall not be held at any place, but may instead be held solely by means of remote communication. Further, the board of directors may, in its sole discretion, authorize stockholders and proxyholders not physically present at a meeting of stockholders to, by means of remote communication and subject to such guidelines and procedures as the board of directors may adopt: (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication. If the board of directors authorizes a meeting solely by remote communication or authorizes presence, participation and voting at a meeting by means of remote communication, the corporation must (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) maintain a record of any vote or other action taken at the meeting by means of remote communication by any stockholder or proxyholder.

2.4 NOTICE OF MEETINGS

Except as provided in Section 230 of the General Corporation Law of the State of Delaware (the “Delaware GCL”), written or printed notice of each annual or special meeting of the stockholders shall be given to each stockholder entitled to vote at the meeting. The notice (i) shall state the place, if any, date, time, means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, (ii) shall be given not less than 10 days nor more than 60 days before the date of the meeting, and (iii) shall be given in a manner provided by and subject to Article 9 of these bylaws.

2.5 STOCKHOLDERS LIST

At least ten days before every meeting of stockholders, the officer having charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at the meeting. The list must be arranged in alphabetical order and show the address of each such stockholder and the number of shares registered in the name of the stockholder. Electronic mail addresses or other electronic contact information need not be included on the list. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting or (b) during ordinary business hours, at the principal place of business of the corporation. In the event the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the place of the meeting during the whole time of the meeting, and may be inspected by any stockholder present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.6 QUORUM

The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall be requisite for, and shall constitute, a quorum at all meetings of the stockholders of

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the corporation for the transaction of business, except as otherwise required by law, the certificate of incorporation or these bylaws. If, however, a separate vote by class or series is required with respect to any matter, the holders of a majority of the shares of such class or series, as the case may be, shall constitute a quorum (as to such class or series) with respect to the matter. If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote at the meeting present in person or represented by proxy shall have power to adjourn the meeting from time to time until a quorum is present or represented.

2.7 ADJOURNED MEETINGS

When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if its time and place, if any, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8 VOTE REQUIRED

Except as otherwise required by law, the certificate of incorporation, or these bylaws, when a quorum is present at a meeting: (a) the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders; and (b) where a separate vote by class or series is required, the affirmative vote of the majority of shares of such class or series present in person or represented by proxy shall be the act of such class or series.

2.9 PROXIES

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary. No shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Without limiting the manner in which a stockholder may authorize a proxy, the following shall constitute valid means of doing so:

(a) A stockholder may execute a writing authorizing another person to act for the stockholder as proxy. Either the stockholder or the stockholder’s authorized officer, director, employee or agent may sign the writing. Alternatively, such person may cause his or her signature to be affixed to the writing by any reasonable means, including facsimile signature.

(b) A stockholder may authorize another person to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission. Any such transmission must either set forth or be submitted with information from which it can be determined that the stockholder authorized the transmission. If it is determined that the transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for all purposes for which the original writing

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or transmission could be used, provided that the reproduction is a complete reproduction of the entire original writing or transmission.

2.10 VOTING OF CERTAIN SHARES

With respect to shares entitled to vote:

(a) Shares standing in the name of another corporation or other entity, domestic or foreign, may be voted by such officer, agent, or proxy as the (i) bylaws or other governing document of such corporation or entity may prescribe or, (ii) in the absence of such provision, as the board of directors or other governing body of such corporation or entity may determine.

(b) Shares held in a fiduciary capacity may be voted by the fiduciary.

(c) Shares standing in the name of a trustee, receiver or pledgee may be voted by such trustee, receiver or pledgee either in person or by proxy as provided by statute.

If the shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of the corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing such persons or creating the relationship, their acts with respect to voting shall have the following effect:

if only one votes, the voter’s act binds all;

(d) if more than one vote, the act of the majority so voting binds all;

(e) if more than one vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately unless otherwise ordered by a court having jurisdiction.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split shall be a majority or even split in interest.

2.11 ACTION BY WRITTEN CONSENT OR ELECTRONIC TRANSMISSION

(a) Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent without a meeting, without prior notice and without a vote, as follows:

(i) The holders of outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted must sign and date the written consent setting forth the action so taken. Consents may be executed in counterparts.

(ii) The consent(s) must be delivered to the corporation’s registered office in Delaware, to its principal place of business, or to an officer or agent of the corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded. Delivery made to the registered office must be by hand or by certified or registered mail, return receipt requested, and will be deemed delivered upon actual receipt by the registered office.

(b) All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.

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(c) A stockholder or proxyholder may consent to action by means of a telegram, cablegram or other electronic transmission. The stockholder, the proxyholder or a person or persons authorized to act for the stockholder or proxyholder must transmit the consent. The consent shall be deemed to be written, signed and dated if the transmission sets forth or is delivered with information from which the corporation can determine (i) that the transmission was transmitted by the stockholder, proxyholder or authorized person(s), and (ii) the date on which it was transmitted. The date on which the transmission is transmitted shall be deemed to be the date on which the consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until it is reproduced in a paper form and delivered in accordance with Section 2.11(a), provided, however, that it may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by the board of directors.

(d) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for all purposes for which the original writing could be used, provided that the reproduction is of the entire original writing.

(e) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided above.

2.12 TREASURY STOCK

Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by such corporation, shall not be entitled to vote nor counted for quorum purposes. Notwithstanding the foregoing, the corporation may vote shares of its own stock that it holds in a fiduciary capacity.

ARTICLE 3

DIRECTORS

3.1 NUMBER, ELECTION AND TERM OF OFFICE

The board of directors shall consist of not less than one nor more than five members, which number shall be fixed from time to time by action of the board of directors or the stockholders. The initial board of directors shall consist of one director. Except as provided in Sections 3.3 and 3.4, the directors shall be elected at the annual meeting of stockholders. Elections of directors need not be by written ballot unless the board of directors votes to require a written ballot. If the election is to be by written ballot, then, if the board of directors authorizes it, a ballot submitted by electronic transmission may satisfy the requirement of a written ballot. Any such electronic transmission must either set forth or be submitted with information from which the corporation can determine that it was authorized by the stockholder or proxyholder. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal as hereinafter provided.

3.2 MANAGEMENT OF AFFAIRS OF CORPORATION

The property and business of the corporation shall be managed by or under the direction of its board of directors. The board of directors may exercise all such powers of the corporation and do all such lawful acts and things as are not reserved exclusively to the stockholders by law, the certificate of incorporation or these bylaws.

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3.3 RESIGNATIONS AND VACANCIES

Any director may resign at any time by giving notice to the board of directors, the chairman of the board or the president in writing or by electronic transmission. Any such resignation shall take effect on the date of the receipt of the notice or at any later time specified in the notice. Acceptance of the resignation shall not be necessary to make it effective. If, at any time other than the annual meeting of the stockholders, any vacancy occurs in the board of directors or any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office (even if less than a quorum) may choose a successor or fill the newly created directorship. Unless removed sooner, the director so chosen shall hold office until the next annual election of directors by the stockholders and until such director’s successor is duly elected and qualified. Whenever the certificate of incorporation entitles holders of any class or series of stock to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected.

3.4 REMOVAL AND VACANCIES

Any director or the entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors except as follows: (a) if the stockholders are entitled to exercise cumulative voting rights, then no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, and (b) if there are classes of directors, then the stockholders may effect such removal only for cause. The successor to any director so removed may be elected at the meeting at which the removal was effectuated. The remaining directors may fill any remaining vacancies created by the removal. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

3.5 ANNUAL AND REGULAR MEETINGS

The annual meeting of the board of directors shall be held, without other notice than this bylaw, immediately after, and at the same place as, the annual meeting of the stockholders. Regular meetings of the board of directors, other than the annual meeting, may be held at such time and at such place as the board may from time to time fix by resolution and no notice (other than the resolution) need be given as to any regular meeting.

3.6 SPECIAL MEETINGS

Special meetings of the board of directors may be called by the chairman of the board or the president and shall be called by the secretary at the request of any director, to be held at such time and place, either within or outside Delaware, as shall be designated by the call and specified in the notice of such meeting.

3.7 NOTICE OF MEETINGS

Notice of special meetings of the board of directors shall be provided to each director pursuant to Article 9 of these bylaws. If such notice is mailed, it shall be deposited in the United States mail, postage prepaid, at least three days before such meeting. If such notice is given by overnight courier, it shall be given to the overnight courier service for delivery at least two days before such meeting. If such notice is given personally or by electronic transmission, it shall be delivered or transmitted at least 24 hours before the time of the meeting. Except as otherwise provided by law or these bylaws, meetings may be held at any time without notice if all of the directors are present or if, at any time before or after the meeting, those not present waive notice of the meeting in writing.

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3.8 QUORUM REQUIRED, VOTE AND ADJOURNMENT

Except as otherwise provided by law or these bylaws: (a) at each meeting of the board of directors, the presence of not less than a majority of the whole board shall be necessary and sufficient to constitute a quorum for the transaction of business; and (b) the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors. If a quorum is not present at any meeting of directors, the directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present.

3.9 COMMUNICATIONS EQUIPMENT

Unless otherwise restricted by the certificate of incorporation, any member of the board of directors or of any committee designated by the board may participate in a meeting of the directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

3.10 PRESUMPTION OF ASSENT

Unless applicable law provides otherwise, a director of the corporation who is present at a meeting of the board of directors at which action is taken on any corporate matter shall be presumed to have assented to the action taken unless: (a) the director’s dissent is entered in the minutes of the meeting; or (b) the director files a written dissent to the action with the person acting as secretary of the meeting before the adjournment thereof or forwards the dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of any action.

3.11 ACTION BY WRITTEN CONSENT

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting, if all members of the board or of such committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or electronic transmission is filed with the minutes of proceedings of the board or committee. The filing shall be in paper form if the minutes are maintained in paper form and in electronic form if the minutes are maintained in electronic form.

3.12 EXECUTIVE COMMITTEE

The board of directors may designate one or more directors of the corporation to constitute an executive committee, which, to the extent provided in the resolution and except as otherwise provided by law, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation.

3.13 OTHER COMMITTEES

The board of directors may designate other committees consisting of one or more directors. Each member of a committee shall serve for such term and the committee shall have and may exercise such duties, functions and powers as these bylaws and the board of directors may provide, except as otherwise restricted by law.

3.14 ALTERNATES

The board of directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of

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a member of a committee, the members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of the absent or disqualified member.

3.15 QUORUM AND MANNER OF ACTING—COMMITTEES

The presence of a majority of members of any committee shall constitute a quorum for the transaction of business at any meeting of such committee, and the act of a majority of those present shall be necessary for the taking of any action at the meeting.

3.16 COMMITTEE CHAIRMAN, BOOKS AND RECORDS, ETC.

The chairman of each committee shall be selected by the board of directors from among the members of the committee. Each committee shall fix its own rules of procedure not inconsistent with these bylaws or the resolution of the board of directors designating the committee. Each committee shall meet at such times and places and upon such call or notice as shall be provided by such rules. Each committee shall keep a record of its actions and proceedings and shall report on them to the board of directors at the board’s next meeting.

3.17 FEES AND COMPENSATION OF DIRECTORS

Directors shall not receive any stated salary for their services as such, but by resolution of the board of directors a fixed fee, with or without expenses of attendance, may be allowed for attendance at each regular or special meeting of the board. Members of the board shall be allowed their reasonable traveling expenses when actually engaged in the business of the corporation. Members of any committee may be allowed like fees and expenses for attending committee meetings. Nothing in these bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

3.18 RELIANCE UPON RECORDS

Every director of the corporation, or member of any committee designated by the board of directors, shall, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

3.19 DIVIDENDS AND RESERVES

Except as otherwise provided by law or the certificate of incorporation, the board of directors may declare dividends upon stock of the corporation at any regular or special meeting. Dividends may be paid in cash, in property, in shares of stock or otherwise in the form, and to the extent, permitted by law. The board of directors may set apart, out of any funds of the corporation available for dividends, a reserve or reserves for working capital or for any other lawful purpose, and also may abolish any such reserve in the manner in which it was created.

ARTICLE 4

OFFICERS

4.1 OFFICES AND OFFICIAL POSITIONS

The officers of the corporation shall consist of a president and a secretary, and may consist of a chairman of the board, a chief financial officer, a treasurer, one or more vice presidents, and such assistant secretaries,

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assistant treasurers, and other officers as the board of directors shall determine. The same person may hold any two or more offices. The board of directors may choose not to fill any office for any period as it may deem advisable. None of the officers need be a director, a stockholder of the corporation or a resident of Delaware. The board of directors may from time to time establish, and abolish, official positions within the divisions into which the business and operations of the corporation are divided, pursuant to Article 5 of these bylaws, and assign titles and duties to such positions. Those appointed to official positions within divisions may, but need not, be officers of the corporation. The board of directors shall appoint persons to official positions within a division and may with or without cause remove from such a position any person appointed to it. In any event, the authority incident to an official position within a division shall be limited to acts and transactions within the scope of the business and operations of such division.

4.2 ELECTION AND TERM OF OFFICE

The board of directors shall elect the officers of the corporation at its annual meeting. If the election of officers is not held at such meeting, the election shall be held at a regular or special meeting of the board of directors as soon thereafter as may be convenient. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s death, resignation or removal.

4.3 REMOVAL

The board of directors may remove an officer at any time, either with or without cause; but such removal shall be without prejudice to the contract rights, if any, of the officer.

4.4 VACANCIES

The board of directors may fill a vacancy in any office for the unexpired portion of the term.

4.5 CHAIRMAN OF THE BOARD

The chairman of the board, if a chairman of the board has been elected and is serving, shall preside at all meetings of the stockholders and the board of directors. The chairman of the board shall perform such other duties and have such other powers as the board of directors may from time to time assign to him or her. The chairman may sign with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance.

4.6 PRESIDENT

The president shall be the chief executive officer of the corporation and, in the absence of the chairman of the board, shall preside at all meetings of the stockholders, the board of directors or any committee of the board of which the president is a member. The president shall have the overall supervision of the business of the corporation and shall direct the affairs and policies of the corporation, subject to such policies and directions as the board of directors may provide. The president shall have authority to designate the duties and powers of other officers and delegate special powers and duties to specified officers, so long as such designation is not inconsistent with applicable law, these bylaws or action of the board of directors. The president shall also have power to execute, and shall execute, deeds, mortgages, bonds, contracts and other instruments of the corporation except where required or permitted by law to be otherwise executed and except where the board of directors or president expressly delegates the execution to some other officer or agent of the corporation. The president may sign with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance. The president shall vote, or give a proxy, power of attorney or other delegation of authority to any other person to vote, all equity interests of any other entity standing in the name of the corporation. The president in general shall have all other powers and shall perform all other duties incident to the chief executive office of a corporation or as the board of directors may from time to time assign to the president.

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4.7 VICE PRESIDENTS

In the absence of the president, at the president’s request or in the event of the president’s inability or refusal to act, the vice presidents in order of their rank as fixed by the board of directors or, if not ranked, the vice president designated by the board of directors or the president shall perform all duties of the president, including the duties of the chairman of the board if and as assumed by the president, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties, not inconsistent with applicable laws, these bylaws, or action of the board of directors, as the board of directors or the president may from time to time assign to them. Any vice president may sign, with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance.

4.8 SECRETARY

The secretary shall: (a) keep the minutes of the meetings of the stockholders, the board of directors and committees of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) have charge of the corporate records and of the seal of the corporation; (d) keep a register of the post office address of each stockholder, director and committee member which shall from time to time be furnished to the secretary by such stockholder, director or member; (e) sign with the chairman of the board, the president or a vice president, certificates for shares of stock of the corporation the board of directors has authorized for issuance; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties incident to the office of secretary and such other duties as the board of directors, the chairman of the board, or president may from time to time assign to the secretary. The secretary may delegate such details of the performance of duties of the secretary’s office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties.

4.9 TREASURER

The treasurer shall: (a) be responsible to the board of directors for the receipt, custody and disbursement of all funds and securities of the corporation; (b) receive and give receipts for monies due and payable to the corporation from any source and deposit all such monies in the name of the corporation in such banks, trust companies or other depositories as shall from time to time be selected in accordance with these bylaws; (c) disburse the funds of the corporation as ordered by the board of directors or the president or as otherwise required in the conduct of the business of the corporation; (d) render to the president or the board of directors, upon request, an account of all his or her transactions as treasurer and on the financial condition of the corporation; and (e) in general, perform all duties incident to the office of treasurer and such other duties as the board of directors, the chairman of the board, or the president may from time to time may assign to the treasurer. The treasurer may delegate such details of the performance of duties of such office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his or her duties in such sum, and with such surety or sureties, as the board of directors shall determine.

4.10 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES

The assistant treasurers and assistant secretaries shall perform all functions and duties which the secretary or treasurer, as the case may be, may assign or delegate; but such assignment or delegation shall not relieve the principal officer from the responsibilities and liabilities of his or her office. In addition, an assistant secretary or an assistant treasurer may sign with the chairman of the board, the president, or a vice president, certificates for shares of stock the board of directors has authorized for issuance; and the assistant secretaries and assistant treasurers shall, in general, perform such duties as the secretary or the treasurer, respectively, or the president or

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board of directors may from time to time assign to them. The assistant treasurers shall, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums, and with such surety or sureties, as the board of directors shall determine.

4.11 SALARIES

The salaries of the officers shall be fixed from time to time by the board of directors, by such officer as it shall designate for such purpose or as it shall otherwise direct. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE 5

DIVISIONS

5.1 DIVISIONS OF THE CORPORATION

The board of directors shall have the power to create and establish such operating divisions of the corporation as it may from time to time deem advisable.

5.2 OFFICIAL POSITIONS WITHIN A DIVISION

The chairman of the board or the president may appoint individuals to, and may, with or without cause, remove them from, official positions established within a division but not filled by the board of directors. The individuals appointed need not be officers of the corporation. Neither the chairman of the board nor the president may remove any individual appointed by the board of directors.

ARTICLE 6

CONTRACTS, LOANS, CHECKS AND DEPOSITS

6.1 CONTRACTS AND OTHER INSTRUMENTS

The board of directors may authorize any officer(s), agent(s) or employee(s) to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, or of any division thereof, subject to applicable law. Such authority may be general or confined to specific instances.

6.2 LOANS

No loans shall be contracted on behalf of the corporation, or any division thereof, and no evidence of indebtedness, other than in the ordinary course of business, shall be issued in the name of the corporation, or any division thereof, unless authorized by the board of directors. Such authorization may be general or confined to specific instances.

6.3 CHECKS, DRAFTS, ETC.

All checks, demands, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, or any division thereof, outside of the ordinary course of business shall be signed by such officers or agents of the corporation, and in such manner, as the board of directors may from time to time authorize.

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6.4 DEPOSITS

All funds of the corporation, or any division thereof, not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE 7

CERTIFICATES OF STOCK AND THEIR TRANSFER

7.1 CERTIFICATES OF STOCK

The certificates of stock of the corporation shall be in a form approved by the board of directors, shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the chairman of the board, the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary. If any stock certificate is signed (a) by a transfer agent or an assistant transfer agent or (b) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any officer of the corporation may be facsimile. In case any officer whose facsimile signature has thus been used on any such certificate shall cease to be such officer before the certificate has been issued, the certificate may nevertheless be issued with the same effect as if he or she were such officer at the date of issue. All certificates properly surrendered to the corporation for transfer shall be cancelled and, except as set forth in Section 7.2 below, no new certificate shall be issued to evidence transferred shares until the former certificate for at least a like number of shares has been surrendered and cancelled and the corporation reimbursed for any applicable taxes on the transfer.

7.2 LOST, STOLEN OR DESTROYED CERTIFICATES

The corporation may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, and may also require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of a new certificate or uncertificated shares.

7.3 TRANSFERS OF STOCK

Transfers of shares of stock shall be made only on the books of the corporation by the registered holder thereof or by its attorney or successor duly authorized as evidenced by documents filed with the secretary or transfer agent of the corporation. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and in compliance with any restrictions on transfer of which the corporation has notice applicable to the certificate or shares represented thereby, the corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board of directors may adopt such additional rules and regulations as it deems advisable concerning the transfer and registration of certificates of stock of the corporation.

7.4 RESTRICTIONS ON TRANSFER

Any stockholder may enter into an agreement with other stockholders or with the corporation providing for any reasonable restriction on the right of such stockholder to transfer shares of stock of the corporation held by such stockholder. If such restriction is set forth conspicuously on the certificates representing the shares or, in the case of uncertificated shares, is contained in a notice sent pursuant to Section 151(f) of the Delaware GCL, the corporation or the transfer agent shall not be required to transfer such shares upon the books of the corporation without receipt of satisfactory evidence of compliance with the terms of such restriction.

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7.5 FIXING RECORD DATE

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the board of directors and prior action by the board of directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day the board of directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

7.6 STOCKHOLDERS OF RECORD

The corporation shall be entitled to treat the holder of record of any shares of stock as the holder in fact of such shares. Accordingly, the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by Delaware law.

ARTICLE 8

INDEMNIFICATION

8.1 IN GENERAL

The corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or

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she is the legal representative, is or was a director or an officer of the corporation or, while a director or an officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans) (any such entity, an “Other Entity”), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the corporation or the Proceeding (or part thereof) relates to the enforcement of the corporation’s obligations under this Section 8.1.

8.2 ADVANCEMENT OF EXPENSES

The corporation shall to the fullest extent not prohibited by applicable law pay, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by an Indemnitee in defending any proceeding in advance of its final disposition. Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 8 or otherwise.

8.3 CLAIMS

If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 8 is not paid in full within sixty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 INSURANCE

The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member, trustee or agent of the corporation, or was serving at the request of the corporation as a director, officer, trustee, employee or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 8 or the Delaware GCL.

8.5 NON-EXCLUSIVITY OF RIGHTS

The rights conferred on any Indemnitee by this Section 8 are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

8.6 AMOUNTS RECEIVED FROM AN OTHER ENTITY

Subject to Section 8.7, the corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the corporation’s request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such Other Entity.

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8.7 INDEMNIFICATION PRIORITY

As between the corporation and any other person (other than an entity directly or indirectly controlled by the corporation) who provides indemnification to the Indemnitees for their service to, or on behalf of, the corporation (collectively, the “Secondary Indemnitors”) (i) the corporation shall be the full indemnitor of first resort in respect of indemnification or advancement of expenses in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with the terms of this Section 8, irrespective of any right of indemnification, advancement of expenses or other right of recovery any Indemnitee may have from any Secondary Indemnitor or any right to insurance coverage that Indemnitee may have under any insurance policy issued to any Secondary Indemnitor (i.e., the corporation’s obligations to such Indemnitees are primary and any obligation of any Secondary Indemnitor, or any insurer of any Secondary Indemnitor, to advance expenses or to provide indemnification or insurance coverage for the same loss or liability incurred by such Indemnitees is secondary to the corporation’s obligations), (ii) the corporation shall be required to advance the full amount of expenses incurred by any such Indemnitee and shall be liable for the full amount of all liability and loss suffered by such Indemnitee (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding), without regard to any rights any such Indemnitee may have against any Secondary Indemnitor or against any insurance carrier providing insurance coverage to Indemnitee under any insurance policy issued to a Secondary Indemnitor, and (iii) the corporation irrevocably waives, relinquishes and releases each Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof. The corporation shall indemnify each Secondary Indemnitor directly for any amounts that such Secondary Indemnitor pays as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the corporation in connection with Jointly Indemnifiable Claims. No right of indemnification, advancement of expenses or other right of recovery that an Indemnitee may have from any Secondary Indemnitor shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the corporation hereunder. No advancement or payment by any Secondary Indemnitor on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the corporation shall affect the foregoing and the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the corporation. Each Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure the rights of such Indemnitee’s Secondary Indemnitors under this Section 8.7, including the execution of such documents as may be necessary to enable the Secondary Indemnitors effectively to bring suit to enforce such rights, including in the right of the corporation. Each of the Secondary Indemnitors shall be third-party beneficiaries with respect to this Section 8.7, entitled to enforce this Section 8.7. As used in this Section 8.7, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit, proceeding or other matter for which an Indemnitee shall be entitled to indemnification, reimbursement, advancement of expenses or insurance coverage from both a Secondary Indemnitor (or an insurance carrier providing insurance coverage to any Secondary Indemnitor) and the corporation, whether pursuant to Delaware law (or other applicable law in the case of any Secondary Indemnitor), any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the corporation or the Secondary Indemnitors or any insurance policy providing insurance coverage to any Secondary Indemnitor, as applicable.

8.8 AMENDMENT OR REPEAL

Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Section 8 after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, proceeding or other matter for which indemnification or advancement of expenses is sought.

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8.9 OTHER INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

This Section 8 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

8.10 RELIANCE

Indemnitees who after the date of the adoption of this Section 8 become or remain an Indemnitee described in Section 8.1 will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8 in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this Section 8 will apply to claims made against any Indemnitee described in Section 8.1 arising out of acts or omissions that occurred or occur either before or after the adoption of this Section 8 in respect of service as a director or officer of the corporation or other service described in Section 8.1.

8.11 SUCCESSFUL DEFENSE

In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the Delaware GCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE 9

NOTICE

9.1 MANNER OF NOTICE

Whenever under law, the certificate of incorporation or these bylaws notice is required to be given to any stockholder, director or member of any committee of the board of directors, it shall not be construed to require personal delivery. Such notice also may be given in writing by depositing it in the United States mail (postage prepaid), by express overnight courier, or by facsimile or other electronic transmission. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by the recipient through an automated process.

9.2 NOTICE TO STOCKHOLDERS BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (a) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (b) such inability becomes known to the secretary or an assistant secretary of the corporation or the transfer agent, or other person responsible for giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

9.3 EFFECTIVENESS OF NOTICE

Notice given by mail shall be deemed to be given at the time it is deposited in the United States mail. Notice given by overnight courier service shall be deemed to be given when delivered to the overnight courier service for

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delivery. Notice given by facsimile or other electronic transmission shall be deemed given: (a) if by facsimile transmission, when directed to a number at recipient has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the recipient. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The requirement for notice shall be deemed satisfied, except in the case of a stockholder meeting with respect to which written notice is required by law, if actual notice is received orally or in writing by the person entitled thereto as far in advance of the event with respect to which notice is given as the minimum notice period required by law or these bylaws.

9.4 WAIVER OF NOTICE

Whenever under law, the certificate of incorporation or these bylaws notice is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated therein, shall be deemed equivalent to notice. Attendance by a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by law, the certificate of incorporation or these bylaws.

ARTICLE 10

GENERAL PROVISIONS

10.1 FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors.

10.2 CORPORATE SEAL

The board of directors may adopt a corporate seal inscribed with the name of the corporation and the words “CORPORATE SEAL” and “DELAWARE” and otherwise in the form approved by the board.

10.3 CORPORATE PURPOSE

The purpose of the corporation is to merge with and into another corporation and to engage in any other business or activities incident to such merger. The corporation shall be dissolved if such merger has wholly failed or is entirely abandoned or any definitive agreement entered into with respect such merger has been terminated in accordance with its terms.

10.4 AMENDMENTS

These bylaws may be altered, amended or repealed by the affirmative vote of a majority of the stock having voting power present in person or by proxy at any annual meeting of stockholders at which a quorum is present, or at any special meeting of stockholders at which a quorum is present, if notice of the proposed alteration, amendment or repeal is contained in the notice of such special meeting.

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Annex B

50 California Street, Suite 3100, San Francisco, CA 94111 Tel: (415) 616-1601 | Tel: (800) 214-0540 | Fax: (415) 616-1845 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

January 5, 2020

Members of the Special Committee of the Board of Directors

The Habit Restaurants, Inc.

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $.01 per share (the “Company Common Stock”), of The Habit Restaurants, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft of the Agreement and Plan of Merger, dated as of January 5, 2020 (the “Agreement”), to be entered into among the Company, YUM Brands, Inc. (the “Acquiror”) and YEB Newco Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, will be converted into the right to receive $14.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated January 5, 2020; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the Merger will have the tax consequences to be described in the proxy statement relating to the Merger. We have relied, with your consent, on advice of the outside counsel and the independent

Piper Jaffray & Co.

January 5, 2020

accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, including the Company’s obligations under the Tax Receivable Agreement, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company and the Special Committee of the Board of Directors to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We are currently engaged by the Company as financial advisor and have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. Within the past three years, we have received investment banking fees from portfolio companies of investment funds affiliated with KarpReilly LLC, which fees amount to approximately $3,385,000. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Piper Jaffray & Co.

January 5, 2020

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than affiliated stockholders) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word

“corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date;

provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of January 5, 2020, among YUM! Brands, Inc., a North Carolina corporation (“Parent”), and the Persons executing this Agreement as “Holders” on the signature pages hereto (each a “Holder” and collectively, the “Holders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, YEB Newco Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and The Habit Restaurants, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, as of the date hereof, each Holder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)) of and is entitled to dispose and vote (a) the number of shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”, and each share of Common Stock, a “Share”) and (b) the number of Units (as defined in the LLC Agreement (defined below)) (the “LLC Units”) of The Habit Restaurants, LLC (“Opco”), in each case set forth on Schedule A hereto (with respect to such Holder, (a) such Shares, the “Owned Shares”, (b) such LLC Units, the “Owned Units”, (c) the Owned Shares and Owned Units, together, the “Owned Equity”, (d) such Owned Shares, together with any Shares with respect to which such Holder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Shares”, and (e) such Owned Units and Subject Shares, together with any LLC Units with respect to which such Holder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Equity”);

WHEREAS, as of the date hereof, the Holders collectively hold (a) 1.36% of the issued and outstanding Shares of Class A Common Stock, (b) 66.28% of the issued and outstanding Shares of Class B Common Stock, (c) 66.28% of the issued and outstanding LLC Units and (d) 14.62% of the voting power of the Common Stock; and

WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent and each Holder desire to enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02 Interpretation. (a) When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to the corresponding Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including”

are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Representations and Warranties of Each Holder

Each Holder hereby represents and warrants, severally and not jointly, to Parent that:

Section 2.01 Organization. If such Holder is not an individual, such Holder is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization.

Section 2.02 Ownership of Owned Equity. Such Holder is the beneficial owner of, and has good and marketable title to, the Owned Equity, free and clear of all Liens, except for any Liens created by this Agreement, imposed by applicable securities Laws, or as set forth in any of (a) the Fifth Amended and Restated Limited Liability Company Agreement of Opco, dated as of April 6, 2015, as amended, by and among the Members (as that term is defined therein) from time to time party thereto (the “LLC Agreement”) and (b) the certificate of incorporation of the Company (together with the LLC Agreement, the “Organizational Documents”). Such Holder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Shares or LLC Units other than the Owned Equity. Such Holder has the sole right to vote the Owned Equity, and, except as contemplated by this Agreement, none of the Owned Equity is subject to any voting trust or other agreement with respect to the voting of the Owned Equity. Such Holder has the sole right to dispose of the Owned Equity with no restrictions, subject to the Organizational Documents and applicable securities Laws on its rights of disposition of the Owned Equity. Except as contemplated by this Agreement and the Organizational Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Holder to sell, transfer, pledge, assign, exchange, lend, encumber or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Equity or otherwise relating to the Transfer of any Owned Equity and (b) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Equity.

Section 2.03 Authority; Execution and Delivery; Enforceability. If such Holder is not an individual, such Holder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery by such Holder of this Agreement and the performance by such Holder of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of such Holder is necessary to authorize the execution and delivery of this Agreement or the performance by such Holder of its obligations hereunder. If such Holder is an individual, such Holder has the requisite legal capacity to execute and deliver this Agreement and to perform such Holder’s obligations under this Agreement. This Agreement has been duly executed and delivered by such Holder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

Section 2.04 No Conflicts; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by such Holder, nor the performance or compliance by such Holder with any of the terms or provisions hereof, will (i) if such Holder is not an individual, conflict with or violate any provision of the organizational documents of such Holder or (ii)(x) assuming that the actions described in Section 2.04(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to such Holder, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms, conditions or provisions of any Contract to which such Holder is a party or accelerate such Holder’s obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of such Holder (including the Owned Equity), in each case, except for any such violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to materially delay or impair such Holder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No Consent of, or filing, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Holder or the performance by such Holder of its obligations hereunder, other than filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act and other applicable securities Laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 2.05 Litigation. There is no pending or, to the knowledge of such Holder, threatened in writing, legal or administrative proceeding, suit, arbitration, action or, to the knowledge of such Holder, investigation against such Holder, that, individually or in the aggregate, has had or would reasonably be expected to prevent, impair or interfere with the ability of such Holder to perform its obligations hereunder. There is no outstanding injunction, order, judgment, ruling, decree or writ imposed upon such Holder that, individually or in the aggregate, has had or would reasonably be expected to prevent, impair or interfere with the ability of such Holder to perform its obligations hereunder.

Section 2.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Holder.

ARTICLE III

Representations and Warranties of Parent

Parent hereby represents and warrants to the Holders that:

Section 3.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of North Carolina.

Section 3.02 Authority; Execution and Delivery; Enforceability. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of Parent is necessary to authorize the execution and delivery of this Agreement or the performance by Parent of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Holders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

Section 3.03 No Conflicts; Governmental Approvals.

(a) Neither the execution and delivery of this Agreement by Parent, nor the performance or compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or (ii)(x) assuming that the actions described in Section 3.03(b) have been completed prior to or promptly after the Effective Time, violate any Law applicable to Parent, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms, conditions or provisions of any Contract to which Parent is a party or accelerate Parent’s obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of Parent, in each case, except for any such conflict, violation, default, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to materially delay or impair Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) Except as set forth in Section 4.3(b) of the Merger Agreement, no Consent of, or filing, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or the performance by Parent of its obligations hereunder.

ARTICLE IV

Covenants of Holders

Section 4.01 Agreement to Vote.

(a) Each Holder agrees that at the Company Stockholders Meeting or at any other meeting of the holders of Shares at which a vote of such Holders contemplated below is taken and, with respect to the matters described below in clauses (ii)(A), (ii)(B) and (ii)(C), in connection with any action proposed to be taken by written consent of the Holders of Shares: (i) when such a meeting of the holders of Shares is held, such Holder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) such Holder shall vote or cause to be voted at any such meeting, or deliver or cause to be delivered a written consent with respect to, all of such Holder’s Subject Shares (A) in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which the approval of the holders of Shares is requested; (B) in favor of adoption of any proposal in respect of which the Company Board has (1) determined is reasonably necessary to facilitate any of the transactions contemplated by the Merger Agreement, (2) disclosed the determination described in the foregoing clause (1) in the Proxy Statement or other written materials disseminated to the holders of Shares and (3) recommended to be adopted or approved by the holders of Shares; and (C) against (1) any Acquisition Proposal, whether or not constituting a Superior Proposal and (2) any action, proposal, transaction or agreement that would reasonably be expected to prevent, impair, delay or otherwise interfere with the Merger or the other transactions contemplated by the Merger Agreement.

(b) For the avoidance of doubt, nothing in this Agreement shall require any Holder to vote, cause to be voted or otherwise consent to any amendment to the Merger Agreement (including any schedule or Exhibit thereto) or the taking of any action that would result in the amendment, modification or a waiver of a provision therein, in any such case, which (i) decreases the amount or changes the form of the Merger Consideration, (ii) delays or imposes any material restrictions or additional conditions on the consummation of the Merger or the payment of the Merger Consideration to holders of Class A Common Stock, (iii) extends the Termination Date (as defined below) or (iv) amends any other term or condition of the Merger Agreement that is adverse to the Holder’s rights under the Merger Agreement. Each Holder shall retain at all times the right to vote any Subject Equity in such Holder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 4.01 that are at any time or from time to time presented for consideration to the holders of Shares.

(c) Each Holder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not take any action or commit or agree to take any action, that would reasonably be expected to prevent, impair or interfere with such Holder’s ability to perform any of such Holder’s obligations pursuant to this Agreement.

(d) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Equity. All rights, ownership and economic benefits of and relating to the Subject Equity shall remain vested in and belong to the Holders.

Section 4.02 Transfer and Other Restrictions. Prior to the Effective Time, the Holders shall not, directly or indirectly, (a) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Subject Equity to any Person or (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Equity, or deposit any Subject Equity into a voting trust. Notwithstanding the foregoing, this Section 4.02 shall not prohibit a Transfer of any Subject Equity by a Holder (i) to any immediate family member or lineal descendant of such Holder or a trust for the benefit of any such family member or lineal descendant, (ii) to any person or entity if and solely to the extent required by any non-consensual, final and non-appealable injunction, order, judgment or decree of any Governmental Entity, by divorce decree or by will, intestacy or other similar Law, or (iii) transfers as Parent may agree in writing in its sole and absolute discretion, so long as, in the case of each of the foregoing clauses, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form reasonably acceptable to Parent. Any attempted Transfer of, or other action with respect to, Subject Equity or any interest therein in violation of this Section 4.02 shall be null and void.

Section 4.03 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, the Holders shall not, and shall instruct and use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries regarding, or the making or submission of, any offer or proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal, (b) engage in or otherwise participate in any negotiations or discussions with respect to any Acquisition Proposal, (c) provide any information to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with or for the purpose of encouraging or facilitating an Acquisition Proposal or (d) enter into any letter of intent, memorandum of understanding, commitment, agreement or agreement in principle with respect to an Acquisition Proposal. If, prior to the Effective Time, any Holder receives any Acquisition Proposal, then such Holder will promptly (and in any event within 24 hours) notify Parent and the Company of the identity of the Person making, and the material terms of, such Acquisition Proposal. Any action taken or failed to be taken by such Holder’s Representatives which, if taken or failed to be taken by such Holder, would constitute a breach of this Section 4.03 shall be deemed to constitute a breach of this Section 4.03 by such Holder.

Section 4.04 Stock Dividends, etc. If between the date of this Agreement and the Effective Time the issued and outstanding Shares or LLC Units shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Shares”,

“Owned Units”, “Owned Equity”, “Subject Shares” and “Subject Equity” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 4.05 Waiver of Appraisal Rights. Each Holder hereby waives, and shall cause to be waived, any and all rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that such Holder may have under applicable Law.

Section 4.06 Disclosure. The Holders hereby authorize the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and the filings required under applicable Law, each Holder’s identity and ownership of the Subject Equity and the nature of each Holder’s obligations under this Agreement after providing each Holder with a reasonable opportunity to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) such publication or disclosure prior to any such publication or disclosure. Parent hereby authorizes each Holder to disclose in any disclosure required by any Governmental Entity Parent’s identity and the nature of Parent’s obligations under this Agreement. Parent will not make any other disclosures regarding any Holder in any press release or otherwise without the prior written consent of such Holder (such approval not to be unreasonably withheld, conditioned or delayed).

Section 4.07 Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Holder solely in its capacity as a holder of Shares or LLC Units and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations any officer or director or designee of the Holders or their Affiliates serving on the Company Board from taking any action in his or her capacity as a director, officer or employee of the Company or voting or providing written consent as a director of the Company in his or her sole discretion on any matter, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 4.08 Additional Owned Equity. Each Holder shall provide as promptly as reasonably practicable written notice to Parent of additional Shares or LLC Units of which such Holder becomes the “beneficial owner” after the date hereof and during the term of this Agreement.

ARTICLE V

General Provisions

Section 5.01 Notices. All notices, requests, claims, demands, and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent, if sent by email; (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

If to Parent, to:

YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

Attention: Scott A. Catlett, General Counsel and Corporate Secretary

                 Legal Department

Email: Scott.Catlett@yum.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:      Jodi A. Simala

Email:            jsimala@mayerbrown.com

If to any Holder, to:

The address set forth next to such Holder on Schedule A

with a copy (which will not constitute notice) to:

The Habit Restaurants. Inc.

17320 Red Hill Avenue, Suite 140

Irvine, California 92614

Attention: Russell Bendel, Chief Executive Officer

Email: RBendel@habitburger.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:      Carl Marcellino

Email:  carl.marcellino@ropesgray.com

Section 5.02 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 5.03 Assignment. This Agreement may not be assigned by operation of law or otherwise (a) in the case of any assignment by Parent, without the prior written consent of a majority (in terms of aggregate voting power) of the Subject Shares or (b) in the case of any assignment by any Holders, without the prior written consent of Parent.

Section 5.04 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 5.05 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.06 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 5.07 Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 5.08 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.09 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 5.08(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.01. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 5.10 Specific Performance.

(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to seek to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking, and (ii) the parties hereto shall, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 5.10(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

Section 5.11 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time. The failure of any party to assert any rights or remedies under this Agreement will not constitute a waiver of such rights or remedies. Any extension or waiver with respect to this Agreement will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 5.12 Expenses. Except as set forth herein, each of the parties shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers and accountants) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby.

Section 5.13 Termination. This Agreement and all obligations of the parties hereto hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the occurrence of a Change of Board Recommendation pursuant to and in accordance with the Merger Agreement and (d) with respect to any Holder, the mutual written agreement of such Holder and Parent (the date on which termination would occur pursuant to any of the foregoing clauses (a) through (d), the “Termination Date”). In the event of any such termination of this Agreement, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Parent or the applicable Holders, other than liability for any Intentional Breach of this Agreement prior to such Termination Date; provided that the provisions set forth in Article V shall survive the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

YUM! BRANDS, INC.

By:	/s/ David Gibbs
Name: David Gibbs
Title: Chief Executive Officer

[Signature page to Voting Agreement]

HOLDERS:

Bendel Family Trust

By:	/s/ Russell W. Bendel
Name: Russell W. Bendel
Title: Trustee

[Signature page to Voting Agreement]

By:	/s/ Ira Fils
Name: Ira Fils

[Signature page to Voting Agreement]

KarpReilly GP, LLC

By:	/s/ Chris Reilly
Name: Chris Reilly
Title: Authorized Signatory

KarpReilly Investments, LLC

By:	/s/ Chris Reilly
Name: Chris Reilly
Title: Authorized Signatory

[Signature page to Voting Agreement]

SPECIAL MEETING OF STOCKHOLDERS OF THE HABIT RESTAURANTS, INC. [ ], 2020 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/HABIT Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To adopt the Agreement and Plan of Merger, dated January 5, 2020, by and among The Habit Restaurants, Inc., YUM! Brands, Inc. and YEB Newco Inc. (the “Merger Agreement”). 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the The Habit Restaurants, Inc.’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. 3. To approve any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the e n v e l o p e p r o v i d e d . 00030300300000001000 4 000020 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

14475 THE HABIT RESTAURANTS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE HABIT RESTAURANTS, INC. The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) IRA FILS and RUSSELL BENDEL, or any of them, each with full power of substitution, as proxies, to vote at the Special Meeting of Stockholders of The Habit Restaurants, Inc. (the “Company”) to be held at [ ] on [ ], 2020 at [ ] a.m., and any adjournment or postponement thereof, all the shares of Class A Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse. (Continued and to be signed on the reverse side.) 1.1

SPECIAL MEETING OF STOCKHOLDERS OF THE HABIT RESTAURANTS, INC. [ ], 2020 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/HABIT Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the ------------------ e n v e l o p e p r o v i d e d . ---------------- 00030300300000001000 4 000020 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. To adopt the Agreement and Plan of Merger, dated January 5, 2020, by and among The Habit Restaurants, Inc., YUM! Brands, Inc. and YEB Newco Inc. (the “Merger Agreement”). 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the The Habit Restaurants, Inc.’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. 3. To approve any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement. NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. FOR AGAINST ABSTAIN MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

014475 THE HABIT RESTAURANTS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE HABIT RESTAURANTS, INC. The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) IRA FILS and RUSSELL BENDEL, or any of them, each with full power of substitution, as proxies, to vote at the Special Meeting of Stockholders of The Habit Restaurants, Inc. (the “Company”) to be held at [ ] on [ ], 2020 at [ ] a.m., and any adjournment or postponement thereof, all the shares of Class B Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse. (Continued and to be signed on the reverse side.) 1.1